Exhibit 4.1

WHIRLPOOL CORPORATION,

as Issuer,

the GUARANTORS from time to time parties hereto

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee and Notes Collateral Agent

7.500% Senior Secured Second Lien Notes due 2031

and

7.875% Senior Secured Second Lien Notes due 2034

INDENTURE

Dated as of June 16, 2026

EXHIBIT A-1	Form of Global Restricted 2031 Note
EXHIBIT A-2	Form of Global Restricted 2034 Note
EXHIBIT B	Form of Supplemental Indenture
EXHIBIT C	Form of Pari Intercreditor Agreement

INDENTURE dated as of June 16, 2026 (as amended, supplemented or otherwise modified from time to time, this “Indenture”), among WHIRLPOOL CORPORATION, a corporation organized under the laws of the state of Delaware (the “Company”), the guarantors party hereto (the “Guarantors”) and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) the 7.500% Senior Secured Second Lien Notes due 2031 issued on the date hereof (the “Initial 2031 Notes”), (ii) the 7.875% Senior Secured Second Lien Notes due 2034 (the “Initial 2034 Notes” and together with the Initial 2031 Notes, the “Initial Notes”), and (iii) any additional Notes of a series (the “Additional Notes” and, together with the Initial Notes, the “Notes”) that may be issued after the Issue Date;

WHEREAS, the Company and each of the Guarantors have duly authorized the execution and delivery of this Indenture;

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Company and authenticated and delivered hereunder, the valid obligations of the Company, (ii) to make the Guarantees, when this Indenture is executed by each Guarantor, the valid obligation of each Guarantor and (iii) to make this Indenture a valid agreement of the Company and each of the Guarantors have been done; and

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1 Definitions. “ABL Collateral Agent” means (i) in the case of Obligations under the ABL Credit Agreement and any “Bank Product Obligations” (including, without limitation, Hedging Agreements (as defined under the ABL Credit Agreement) as defined under the ABL Credit Agreement) secured pursuant thereto, JPMorgan Chase Bank, N.A., and any successor, in its capacity as administrative agent and collateral agent for the lenders and other secured parties under such ABL Credit Agreement (together with its successors and permitted assigns under such ABL Credit Agreement), and (ii) in the case of Additional First Lien Obligations, the collateral agent, administrative agent, trustee or similar agent under the applicable First Lien Documents, in each case, together with its successors in such capacity.

“ABL Credit Agreement” means the asset-based revolving credit facility, dated on the date hereof, by and between the Company, as borrower, certain of its subsidiaries, as subsidiary borrowers, with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto from time to time, and in each case any Loan Documents (as defined therein), together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any guarantees and security documents), as amended, extended, supplemented, waived, renewed, restated, refunded, replaced, refinanced, restructured, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing, changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then-outstanding or permitted to be outstanding under such ABL Credit Agreement or one or more successors to the ABL Credit Agreement or one or more new credit agreements.

“ABL Indebtedness Priority Collateral” will be defined in the applicable Term Indebtedness Intercreditor Agreement, and is intended to indicate that portion of the Collateral subject to a Lien in favor of the ABL Collateral Agent and the other secured parties for which it acts over the Collateral assets of a type included in the calculation of the Aggregate Borrowing Base.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Company or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Assets” means:

(1) any property or assets (other than Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2) the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company.

“Additional First Lien Obligations” means any Indebtedness, permitted to be incurred under the then-extant First Lien Documents and this Indenture, that is secured by a Lien on the Collateral permitted by clause (19) of the definition of “Permitted Liens” that is senior in priority to the Liens on the Collateral securing the Notes and Additional Second Lien Obligations, if any, and having a Pari Passu Lien Priority with respect to the Collateral relative to the ABL Credit Agreement and/or the other First Lien Obligations; provided that, unless already a party thereto, the holders of such Indebtedness or their agent, trustee or authorized representative shall become party to the First Lien/Second Lien Intercreditor Agreement pursuant to the provisions thereof.

“Additional Notes” has the meaning ascribed thereto in the second introductory paragraph of this Indenture.

“Additional Second Lien Obligations” means any Indebtedness, permitted to be incurred under this Indenture, having Pari Passu Lien Priority relative to the Notes with respect to the Collateral; provided that (i) the holders of such Indebtedness or their agent, trustee or authorized representative shall become party to the Security Documents pursuant to the provisions thereof and (ii) the Liens securing such Additional Second Lien Obligations shall be the Liens created under the Security Documents in favor of the Notes Collateral Agent to secure the Notes (and related Guarantees) and such Additional Second Lien Obligations.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” or “Agents” means any or all of the Paying Agent(s), Transfer Agent(s) and/or Registrar(s).

“Aggregate Borrowing Base” means the “Aggregate Borrowing Base,” as defined under the ABL Credit Agreement as of the Issue Date.

“Alternative Currency” means each of Euro, British Pounds Sterling, Australian Dollars, Brazilian Real, Canadian dollars, Chinese Yuan, Danish Kroner, Egyptian Pound, Hong Kong Dollars, Indian Rupee, Indonesian Rupiah, Japanese Yen, Korean Won, Mexican Pesos, New Zealand Dollars, Russian Ruble, Singapore Dollars, Swedish Kroner, Swiss Francs and each other currency (other than United States dollars) that is a lawful currency (other than United States dollars) that is readily available and freely transferable and convertible into United States dollars.

“Applicable Measurement Period” means the most recently ended four fiscal quarters immediately preceding the applicable calculation date for which internal financial statements are available.

“Applicable Premium” means the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(1) the present value at such redemption date of (i) the redemption price of such Note at July 1, 2028, in the case of the Initial 2031 Notes, and the redemption price of such Note at July 1, 2029, in the case of the Initial 2034 Notes (such redemption price (expressed in percentage of principal amount) being set forth in the applicable table under Section 5.7(d) (excluding accrued but unpaid interest)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 50 basis points; over

(2) the outstanding principal amount of such Note;

in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate.

“Applicable Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the redemption date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to July 1, 2028, in the case of the Initial 2031 Notes, and July 1, 2029, in the case of the Initial 2034 Notes; provided, however, that if the period from the redemption date to July 1, 2028, in the case of the Initial 2031 Notes, and July 1, 2029, in the case of the Initial 2034 Notes, is not equal to the constant maturity of a United States Treasury security for which such a yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Asset Disposition” means:

(a) the voluntary sale, conveyance, transfer, lease, license or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company or any of its Restricted Subsidiaries (in each case other than Capital Stock of the Company) (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary; provided that with respect to dispositions pursuant to this clause (1) that constitute Collateral (other than in the ordinary course of business), such dispositions may only be between and among the Company and the Guarantors;

(2) a disposition of cash, Cash Equivalents or Investment Grade Securities, including any marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date;

(3) a disposition of inventory, goods or other assets (including abandoned operations) in the ordinary course of business or consistent with past practice;

(4) a disposition of obsolete, worn-out, uneconomic, damaged, non-core or surplus property or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain (in the reasonable judgment of the Company) or used or useful in the business of the Company and its Restricted Subsidiaries, whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Company and its Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Company or the Restricted Subsidiaries, no longer used or useful in the business of the Company and its Restricted Subsidiaries, or economically practicable to maintain);

(5) transactions permitted under Section 4.1 or a transaction that constitutes a Change of Control;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(7) any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than the greater of (x) $150.0 million and (y) 17.5% of Consolidated EBITDA for the Applicable Measurement Period;

(8) any Restricted Payment that is permitted to be made, and is made, pursuant to Section 3.3 and the making of any Permitted Payment or Permitted Investment or, solely for purposes of Section 3.5(a)(3), asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9) dispositions in connection with Permitted Liens, Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions;

(10) dispositions of Investments or receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) the licensing or sub-licensing of intellectual property, or the licensing or sub-licensing of other general intangibles and licenses, sub-licenses, leases or subleases of other property in the ordinary course of business or consistent with past practice;

(12) foreclosure, condemnation, expropriation, forced disposition or any similar action with respect to any property or other assets or the existence of termination rights under any lease, license concession or other agreement;

(13) the sale, discount or other disposition (with or without recourse, and on customary or commercially reasonable terms) of inventory, accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(14) any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(15) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition;

(16) (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased), (iii) to the extent intended to qualify under Section 1031 of the Code (or any successor section), any exchange of like property (excluding any boot thereon) for use in a Similar Business, and (iv) any exchange of equipment to be leased, rented or otherwise used in a Similar Business;

(17) any disposition of receivables, or participations therein, in connection with any Permitted Receivables Facility, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business;

(18) any financing transaction with respect to property constructed, acquired, leased, renewed, relocated, expanded, replaced, repaired, maintained, upgraded or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations;

(19) sales, transfers or other dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;

(20) the disposition of not more than 5.0% of the outstanding Capital Stock of a Foreign Subsidiary;

(21) any surrender or waiver of contractual rights or the settlement, release, waiver or surrender of contractual, tort, litigation or other claims of any kind;

(22) the unwinding of any Cash Management Obligations or Hedging Obligations;

(23) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business as determined in good faith by the Company;

(24) any “fee in lieu” or other disposition of assets to any Governmental Authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee;

(25) transfers of property or assets subject to casualty events upon receipt of the net proceeds of such casualty event; provided that any Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of such casualty event shall be deemed to be Net Available Cash of an Asset Disposition, and such Net Available Cash shall be applied in accordance with Section 3.5;

(26) Dispositions for Cash Equivalents of accounts receivable in connection with any receivables financing;

(27) a disposition of tax credits to the extent that the Company determines in good faith that the monetization thereof exceeds the benefit of retaining such tax credits;

(28) the lease, assignment, license, sublease or sublicense of any real or personal property (other than intellectual property and general intangibles) in the ordinary course of business or consistent with industry practice;

(29) any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to Section 3.3(b)(12)(b);

(30) the disposition of any assets (including Capital Stock) (i) acquired in a transaction after the Issue Date, which assets are not useful in the core or principal business of the Company and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the reasonable determination of the Company to consummate any acquisition; and

(31) any disposition of non-revenue producing assets to a Person who is providing services related to such assets, the provision of which has been or is to be outsourced by the Company or any Restricted Subsidiary to such Person.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment or an Investment permitted under Section 3.3, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Disposition and/or one or more of the types of Permitted Investments or Investments permitted under Section 3.3.

“Associate” means (i) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary of the Company.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state, provincial or foreign law for the relief of debtors.

“Belgian Collateral Document” means a Belgian law governed movable assets pledge agreement, between KitchenAid Europa, Inc. as the pledgor and the Notes Collateral Agent as the pledgee, which shall be in substantially the form of the corresponding document delivered in connection with the ABL Credit Agreement but with such adjustments as are reasonably customary to remove any “asset based loan”-specific provisions.

“Board of Directors” means (1) with respect to the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; (3) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (4) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall not be reflected in computing interest or fees, as the case may be.

“Canadian Collateral Agreement” means a collateral agreement among certain Guarantors (which shall include each Guarantor party to the “Canadian Collateral Agreement” (as defined in the ABL Credit Agreement) on the date of execution thereof) and the Notes Collateral Agent, which shall be in substantially the form of the “Canadian Collateral Agreement” (as defined in the ABL Credit Agreement) but with such adjustments as are reasonably customary to remove any “asset based loan”-specific provisions.

“Canadian Multi-Employer Plan” means any “multi-employer plan” within the meaning of the regulations under the Income Tax Act (Canada), as amended, and applicable federal, provincial or territorial pension standards legislation in Canada that is contributed to by a Guarantor that is a Canadian Subsidiary for its Canadian (employed in Canada) employees or former employees or under which a Guarantor that is a Canadian Subsidiary has any liability with respect to its Canadian (employed in Canada) employees or former employees.

“Canadian Pension Plan” means each pension plan required to be registered under Canadian federal or provincial pension standards legislation that is sponsored, administered or contributed to by a Guarantor that is a Canadian Subsidiary for its Canadian employees or former employees, but does not include a Canadian Multi-Employer Plan, the Canada Pension Plan, the Québec Pension Plan as maintained by the Government of Canada or the Province of Québec, respectively, or any retirement savings or benefit plan that is both administered by a Governmental Authority and required under Canadian federal or provincial statutes for a Guarantor that is a Canadian Subsidiary to contribute to or otherwise participate.

“Canadian Securities Laws” means all applicable securities laws in each of the provinces and territories of Canada, and the respective regulations and rules under such laws together with applicable published rules, policy statements, blanket orders, instruments, rules and notices of the securities regulatory authorities in such provinces and territories.

“Canadian Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is organized or existing under the laws of Canada or any province or territory thereof. For the avoidance of doubt, any Subsidiary of such Subsidiary that is a Foreign Subsidiary shall not be considered a Canadian Subsidiary.

“Capital Stock” of any Person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease (and, for the avoidance of doubt, not a straight-line or operating lease) for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty; provided that all obligations of the Company and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on January 1, 2015 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease Obligation) for purposes of this Indenture regardless of any change in GAAP following January 1, 2015 (that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation).

“Captive Insurance Subsidiary” means (i) any Subsidiary of the Company operating for the purpose of (a) insuring the businesses, operations or properties owned or operated by the Company or any of its Subsidiaries, including their future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members), and related benefits and/or (b) conducting any activities or business incidental thereto (it being understood and agreed that activities which are relevant or appropriate to qualify as an insurance company for U.S. federal or state tax purposes shall be considered “activities or business incidental thereto”) or (ii) any Subsidiary of any such insurance subsidiary operating for the same purpose described in clause (i) above.

“Cash Equivalents” means:

(1) (a) United States dollars, Canadian dollars, pounds sterling, yen, Euro or any national currency of any member state of the European Union; or (b) any other foreign currency held by the Company and the Restricted Subsidiaries in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States, Canadian, United Kingdom or Japanese governments, a member state of the European Union or, in each case, any agency or instrumentality of the foregoing (provided that the full faith and credit obligation of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by (a) any lender under the ABL Credit Agreement, or (b) any lender or by any bank, trust company or other financial institution (i) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (ii) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $250.0 million;

(4) repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least (A) “A-1” or higher by S&P or “P-1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) maturing within two years after the date of creation thereof or (B) “A-2” or higher by S&P or “P-2” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) maturing within one year after the date of creation thereof, or, in each case, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt;

(6) marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company), and in each case maturing within 24 months after the date of creation or acquisition thereof;

(7) readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America or any political subdivision, taxing authority or agency or instrumentality thereof, in each case, having one of the two highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(8) readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or agency or instrumentality thereof, in each case, having one of the two highest ratings categories obtainable by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the three highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company);

(10) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers’ acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(11) Indebtedness or Preferred Stock issued by Persons with a rating of (i) “A” or higher from S&P or “A-2” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of 24 months or less from the date of acquisition, or (ii) “A-” or higher from S&P or “A-3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of 12 months or less from the date of acquisition;

(12) bills of exchange issued in the United States of America, Canada, the United Kingdom, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(13) Cash Equivalents or instruments similar to those referred to in clauses (1) through (12) above denominated in Dollars or any Alternative Currency; and

(14) interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in instruments of the types specified in clauses (1) through (13) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10), (11), (12) and (13) in this definition of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this definition. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Cash Management Obligations” means (1) obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services, or other cash management arrangements or any automated clearing house arrangements, (2) other obligations in respect of netting or setting off arrangements, credit, debit or purchase card programs, stored value card and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transfers of funds, treasury, depository, credit or debit card, purchasing card and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“Change of Control” means:

(1) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company other than in connection with any transaction or series of transactions in which the Company shall become the wholly owned Subsidiary of a parent entity of the Company of which no person or group, as noted above, holds more than 50% of the total voting power (other than a Permitted Holder); or

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Clearstream” means Clearstream Banking, Société anonyme, or any successor securities clearing agency.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all of the assets and property subject to the Liens created pursuant to the Senior Collateral Documents or the Second Priority Collateral Documents, in each case, to secure one or more series of First Lien Obligations or Second Lien Obligations, respectively.

“Company” has the meaning ascribed thereto in the recitals to this Indenture.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees, including the amortization or write-off of (i) intangible assets and non-cash organizational costs, (ii) deferred financing and debt issuance fees, costs and expenses and (iii) capitalized expenditures, customer acquisition costs and incentive payments, media development costs, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write-down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, local, foreign, unitary, excise, property, franchise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and similar taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses on any Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (s) through (y) in clause (1) thereof), in each case to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any actual, proposed or contemplated Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes, the ABL Credit Agreement and any other Debt Facilities, and (ii) any amendment, waiver or other modification of the Notes, the ABL Credit Agreement, receivables facilities, any other Debt Facilities, any other Indebtedness permitted to be Incurred under this Indenture or any Equity Offering, in each case, whether or not consummated, to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(e) (i) the amount of any restructuring charge, accrual or reserve (and adjustments to existing reserves), integration cost, inventory optimization programs, any non-cash increase in expense resulting from the revaluation of inventory, including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances, or other inventory adjustments, or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives and tax restructurings) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Issue Date (whether or not successful), any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, costs in respect of curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities) and new product introductions (including labor costs, scrap costs and lower absorption of costs, including due to decreased productivity and greater inefficiencies), systems development and establishment costs, operational and reporting systems, technology initiatives, future lease commitments and costs related to the opening and closure and/or consolidation of facilities (including severance, rent termination, moving and legal costs) and to exiting lines of business and consulting fees incurred with any of the foregoing and (ii) fees, costs and expenses associated with acquisition related litigation and settlements thereof; plus

(f) any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) or other items classified by the Company as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(g) the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(h) the amount of pro forma “run-rate” cost savings, operating expense reductions, other operating improvements, revenue enhancements and initiatives and synergies, including from the effect of new customer contracts, projects, material contracts or arrangements and increased pricing or volume in existing contracts or arrangements projected by the Company in good faith to be reasonably anticipated to be realizable or for which a plan for realization shall have been established within 24 months of the date thereof, in connection with any Permitted Investment, restructuring initiative, business optimization, cost savings initiative or similar action (including from any actions taken in whole or in part prior to such date), which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements, revenue enhancements and initiatives and synergies had been realized on the first day of such period, net of the amount of actual benefits realized prior to or during such period from such actions; provided that the amount of such cost savings added back shall not exceed 20% of the Consolidated EBITDA in such period; and provided, further, that such cost savings are reasonably identifiable and the result of specified actions taken or initiated or to which substantial steps have been taken or initiated or are expected to be taken or initiated (all in the good faith determination of the Company); plus

(i) any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Company solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 3.3(a)(iii); plus

(j) rent expense as determined in accordance with GAAP not actually paid in cash during such period (net of rent expense paid in cash during such period over and above rent expense as determined in accordance with GAAP); plus

(k) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(l) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and its Restricted Subsidiaries; plus

(m) net realized losses from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements; plus

(n) costs related to the implementation of operational and reporting systems and technology initiatives; plus

(o) losses, charges, costs, expenses or reserves, including lost earnings, related to or arising from supply chain disruptions, supplier shortages or delays, logistics interruptions, port congestion or closures, changes in foreign trade policies, tariffs, customs duties or other governmental trade actions, increases or volatility in the cost of raw materials, components, freight, transportation or energy, work stoppages, natural disasters, epidemics, pandemics or other facility or property disruptions or shutdowns, in each case to the extent reasonably identifiable and factually supportable and not duplicative of amounts added back pursuant to any other clause of this definition; plus

(p) with respect to any joint venture, an amount equal to the proportion of those items described in clauses (a) and (c) above relating to such joint venture corresponding to the Company’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) to the extent deducted (and not added back) in calculating Consolidated Net Income; plus

(q) any net loss included in the consolidated financial statements due to the application of Financial Accounting Standards No. 160 “Non-controlling Interests in Consolidated Financial Statements” (“FAS 160”); plus

(r) any unusual, extraordinary, exceptional, infrequently occurring or non-recurring (1) product recall, product liability, warranty, field action, corrective action or customer accommodation costs, charges, expenses, accruals or reserves, including related regulatory, investigative, litigation, settlement, repair, replacement, remediation, logistics and professional advisory costs and (2) environmental investigation, remediation, corrective action, response action, monitoring, closure or decommissioning costs, charges, expenses, accruals or reserves (including costs arising under the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act or analogous state, local or foreign environmental laws or regulations), including related regulatory, investigative, litigation, settlement, engineering, consulting and professional advisory costs, in each case to the extent not incurred in the ordinary course of business and not duplicative of amounts added back pursuant to any other clause of this definition; plus

(s) fees, costs, expenses, charges, losses or reserves relating to portfolio transformation initiatives, acquisitions, dispositions, investments, joint venture arrangements, deconsolidations, reductions in ownership interests, business separations, transitional services, brand licenses or similar strategic transactions, including any related equity method investment income or loss, restructuring charges, transaction costs, indemnity releases or reserves and other costs, charges or losses of any joint venture or equity method investee, in each case whether or not consummated and to the extent deducted in calculating Consolidated Net Income; and

(2) decreased (without duplication) by: (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and its Restricted Subsidiaries; plus (c) any net realized income or gains from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements; plus (d) any net income included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810; and

(3) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation.

For purposes of testing the covenants under this Indenture in connection with any transaction, the Consolidated EBITDA of the Company and the Restricted Subsidiaries shall be adjusted to reflect such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (s) penalties and interest relating to taxes, (t) any additional cash interest owing pursuant to any registration rights agreement, (u) accretion or accrual of discounted liabilities other than Indebtedness, (v) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees and (y) interest with respect to Indebtedness of any parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP); less

(2) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that (as reasonably determined by an Officer of the Company) could have been distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2) solely for the purpose of determining the amount available for Restricted Payments under Section 3.3(a)(iii)(B), any net income (loss) of any Restricted Subsidiary (other than the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Restricted Subsidiary’s articles, charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the ABL Credit Agreement, the Notes, or this Indenture, (c) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to Holders of Notes than such restrictions in effect on the Issue Date, and (d) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness Incurred subsequent to the Issue Date and the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than the encumbrances and restrictions contained in the ABL Credit Agreement, together with the security documents associated therewith as in effect on the Issue Date), except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3) any net gain (or loss) realized upon the sale or other disposition of any asset (including pursuant to any Sale and Leaseback Transaction) or disposed operations of the Company or any Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Company);

(4) any extraordinary, exceptional, unusual, infrequently occurring or non-recurring gain, loss, charge or expense, including any restructuring costs, charges or reserves (whether or not classified as restructuring expense on the consolidated financial statements), relocation costs, integration and facilities’ or bases’ opening costs, facility consolidation and closing costs, severance costs and expenses, costs relating to pre-opening, opening and conversion costs for facilities, start-up or initial costs for any project, plant, facility, product refresh, new production line, division or new line of business, losses, costs or cost inefficiencies related to project terminations, facility or property disruptions or shutdowns, including due to work stoppages, natural disasters, epidemics or pandemics, signing, retention and completion bonuses, recruiting costs, costs incurred in connection with any cost savings initiatives, transition costs, contract terminations, litigation and arbitration fees, costs and charges, expenses in connection with one-time rate changes, management transition costs, losses associated with temporary decreases in work volume and expenses related to maintain underutilized personnel and non-recurring product and intellectual property development, other business optimization expenses or reserves (including costs and expenses relating to business optimization programs and new systems design and costs or reserves associated with improvements to IT and accounting functions), retention charges (including charges or expenses in respect of incentive plans), system establishment costs and implementation costs and operating expenses attributable to the implementation of cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments) and professional, legal, accounting, consulting and other service fees incurred with any of the foregoing, and advertising, launch, conversion, transition, underutilization and lower absorption costs associated with any of the foregoing;

(5) at the election of the Company with respect to any quarterly period, the cumulative effect, including charges, accruals, expenses and reserves, of a change in law, regulation or accounting principles and changes as a result of the adoption or modification of accounting policies, and any costs, charges, losses, fees or expenses in connection with the implementation or tracking of any such changes or modifications;

(6) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity-based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(7) all deferred financing costs written off and premiums paid or other expenses incurred in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8) any unrealized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any Hedging Obligations;

(9) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10) any unrealized or realized gain or loss (after any offset) resulting in such period from currency translation increases or decreases or transaction gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency risk), intercompany loans, accounts receivable, accounts payable, intercompany balances, other balance sheet items, Hedging Obligations or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary and any other realized or unrealized gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(11) any purchase accounting effects including adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(12) any goodwill or other intangible asset impairment charge or write-off, including impairment charges, write-offs or write-downs related to inventory, intangible assets, long-lived assets, goodwill, investments in debt or equity securities, including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings, and investments recorded using the equity method, or as a result of a change in law or regulation, in connection with any disposition of assets and the amortization of intangibles arising pursuant to GAAP;

(13) any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any Hedging Obligations or other derivative instruments;

(14) accruals and reserves that are established or adjusted within twelve (12) months after the Issue Date that are so required to be established or adjusted as a result of the Refinancing Transactions in accordance with GAAP;

(15) any net unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements; and

(16) any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Refinancing Transactions, or the release of any valuation allowances related to such item.

In addition, to the extent not already excluded (or included, as applicable) in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall be increased by the amount of: (i) any expenses, charges or losses that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period), expenses, charges or losses with respect to liability or casualty events or business interruption.

“Consolidated Total Net Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of outstanding Indebtedness for borrowed money (other than Indebtedness with respect to Cash Management Services) of the Company and its Restricted Subsidiaries outstanding on such date minus (b) the aggregate amount of unrestricted cash and Cash Equivalents included on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal period for which consolidated financial statements are available (which may, at the Company’s election, be internal financial statements) with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio” and as determined in good faith by the Company.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Net Indebtedness as of such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available (which may, at the Company’s election, be internal financial statements), in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Net Indebtedness secured by a Lien as of such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available (which may, at the Company’s election, be internal financial statements), in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Debt Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the ABL Credit Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes or receivables (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or the creation of any Liens in respect of such receivables in favor of such institutions), letters of credit or other Indebtedness, in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, copyright, patent or trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents) and in each case as amended, restated, modified, supplemented, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Debt Facility or one or more other credit or other agreements, indentures, financing agreements or otherwise). Without limiting the generality of the foregoing, the term “Debt Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Notes” means certificated Notes.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Company and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 3.5.

“Designated Preferred Stock” means, with respect to the Company, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 3.3(a)(iii)(C).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the Holders thereof have the right to require such Person to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 3.3; provided, however, that if such Capital

Stock is issued to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) (excluding the Permitted Holders (but not excluding any future, current or former employee, director, officer, manager, contractor, consultant or advisor) or Immediate Family Members), of the Company, any of its Subsidiaries or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” means the lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary or a Canadian Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equity Offering” means (x) a sale of Capital Stock of the Company (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of the Company or any of its Restricted Subsidiaries.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System, or any successor securities clearing agency.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Assets” means the following:

(1) any fee-owned real property and all leasehold or subleasehold interests in real property;

(2) any motor vehicles, aircraft and other assets subject to certificates of title (other than to the extent the security interest in such certificates of title may be perfected by the filing of UCC or PPSA financing statements);

(3) assets in respect of which pledges and security interests are prohibited by applicable U.S. or Canadian federal, state, provincial or territorial law, rule or regulation or agreements with any United States or Canadian (or applicable state, provincial or territorial) Governmental Authority (other than to the extent that such prohibition would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any applicable jurisdiction, or the PPSA, or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute “Excluded Assets”;

(4) Equity Interests in any Person other than wholly-owned Subsidiaries to the extent not permitted by terms in such Person’s organizational or joint venture documents (unless any such restriction would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any applicable jurisdiction, or the PPSA, or any other applicable law);

(5) any lease, license or other agreement or any property subject to such lease, license or other agreement including a purchase money security interest or similar arrangement, in each case, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Grantor) or would require the consent or approval of any other party thereto (other than a Grantor) (so long as such lease, license or other agreement is binding on such asset on the Issue Date or at the time of its acquisition and is not entered into in contemplation of the Issue Date or such acquisition, and other than (i) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or PPSA notwithstanding such prohibition, (ii) to the extent that any such term has been waived or (iii) to the extent any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any applicable jurisdiction, or the PPSA, or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such express term, such assets shall automatically cease to constitute “Excluded Assets”;

(6) Excluded Accounts;

(7) cash to secure letter of credit reimbursement obligations (other than in respect of letters of credit issued under the ABL Credit Agreement) to the extent such secured letters of credit are issued or permitted, and such cash collateral is otherwise permitted under this Indenture;

(8) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(9) Equity Interests in any (x) not-for-profit Subsidiary or (y) other Subsidiary if the granting of a security interest in such Equity Interests (i) is prohibited or restricted by any applicable law or any contractual obligation (limited, in the case of a contractual obligation, to such contractual obligations in existence on the Issue Date or on the date such Subsidiary was acquired by the Company or any other Subsidiary and that was not entered into in contemplation thereof) from providing a guarantee of the Obligations or (ii) would require a governmental consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) in order to provide such security interest (other than any such consent, approval, license or authorization that has been obtained);

(10) voting Equity Interests in any Foreign Subsidiary representing more than 65% of the voting Equity Interests in such Foreign Subsidiary;

(11) any assets to the extent a security interest in such assets would result in material adverse tax consequences (as reasonably determined by the Company pursuant to the ABL Credit Agreement);

(12) Permitted Receivables Facility Assets;

(13) letter of credit rights (other than to the extent the security interest in such letter of credit rights may be perfected by the filing of UCC or PPSA financing statements) with a value of less than $5,000,000 individually and $10,000,000 in the aggregate;

(14) commercial tort claims with an estimated value by the Company of less than $5,000,000 individually and $10,000,000 in the aggregate;

(15) such assets as reasonably determined in accordance with the ABL Credit Agreement that the cost of obtaining such a security interest therein or perfection thereof are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby;

(16) the Specified Existing Senior Notes Equity/Debt; and

(17) any assets (other than Collateral securing obligations under certain Synthetic Lease Agreements pursuant to the First Lien Documents) securing obligations of the Company or any Subsidiary under any Synthetic Lease Agreement (in each case, as in effect on the Issue Date and without giving effect to any amendments, supplements or modifications to such Synthetic Lease Agreements after the Issue Date);

provided, however, that “Excluded Assets” shall not include (x) any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets) and (y) any asset or property of a Grantor on which a Lien has been granted to secure obligations under the ABL Credit Agreement, Term Indebtedness Obligations or Additional Second Lien Obligations.

For purposes of clause (16) above, references in Existing Senior Notes Indentures or any indenture governing any Applicable Refinanced Existing Senior Notes to “shares of stock,” “shares of capital stock,” “capital stock” or similar terms shall be interpreted to include all Equity Interests (including, without limitation, membership interests in limited liability companies, partnership interests in partnerships or limited partnerships, and any other ownership or equity interest in any Person); provided, that notwithstanding anything to the contrary in this Indenture or in any other Note Document, in no event shall the aggregate principal amount of Obligations in respect of the Notes (together with any other Second Priority Debt Obligations) secured by the Specified Existing Senior Notes Principal Property exceed the Maximum Specified Principal Property Secured Amount at any time. Notwithstanding the foregoing, Specified M&E Assets shall not constitute Specified Existing Senior Notes Principal Property.

For the avoidance of doubt, “Collateral” excludes any and all assets and personal property owned or held by any Subsidiary of the Company that is not a Guarantor.

“Excluded Accounts” means collectively, deposit accounts (other than any collection account established for purposes of effecting cash dominion under the ABL Credit Agreement), securities accounts, commodity accounts or any other deposit accounts, to the extent exclusively constituting (a) payroll and other employee wage and benefit accounts (including accounts consisting of Canada Pension Plan contributions or Québec Pension Plan contributions), (b) tax accounts, including sales tax accounts, (c) escrow, fiduciary or trust accounts, (d) designated disbursement accounts and bank accounts located outside of the U.S. or Canada, (e) deposit accounts, securities accounts or commodities accounts (i) that are zero balance accounts or (ii) the balances of which are transferred automatically on a daily basis to deposit accounts, securities account or commodities account that are not Excluded Accounts, (f) accounts holding cash collateral in escrow or in trust for the benefit of a third party in connection with a Permitted Encumbrance, (g) accounts that do not have an individual ending balance in excess of $10,000,000 or in the aggregate with each other account described in this clause (g), in excess of $25,000,000, (h) any account the balance of which consists solely of identifiable proceeds of any sale or other disposition of any Term Indebtedness Priority Collateral so long as all amounts on deposit therein constitute Term Indebtedness Priority Collateral, (i) segregated accounts established in connection with Permitted Receivables Facility Documents and the balance of which consists solely of identifiable proceeds and collections of Permitted Receivables Facility Assets, and (j) the funds or other property held in or maintained in any such account identified in clauses (a) through (i).

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company.

“Existing Senior Notes” means (i) the 1.250% Senior Notes due 2026 issued by Whirlpool Finance Luxembourg S.à r.l. (“Whirlpool Luxembourg”); (ii) the 1.100% Senior Notes due 2027 issued by Whirlpool Luxembourg; (iii) the 0.500% Senior Notes due 2028 issued by Whirlpool EMEA Finance S.à r.l.; (iv) the 4.750% Senior Notes due 2029 issued by the Company; (v) the 6.125% Senior Notes due 2030 issued by the Company; (vi) the 2.400% Senior Notes due 2031 issued by the Company; (vii) the 4.750% Senior Notes due 2032 issued by the Company; (viii) the 5.500% Senior Notes due 2033 issued by the Company; (ix) the 6.500% Senior Notes due 2033 issued by the Company; (x) the 5.750% Senior Notes due 2034 issued by the Company; (xi) the 5.150% Senior Notes due 2043 issued by the Company; (xii) the 4.500% Senior Notes due 2046 issued by the Company; and (xiii) the 4.600% Senior Notes due 2050 issued by the Company.

“Existing Senior Notes Indentures” means, collectively, the indentures governing the Existing Senior Notes, in each case, as in effect on the Issue Date and to the extent the applicable series of Existing Senior Notes remains outstanding.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors of the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“First Lien Documents” means (1) the ABL Credit Agreement and all related credit, guarantee and security documents and (2) the credit, guarantee and security documents governing the First Lien Obligations.

“First Lien Obligations” means, collectively, (1) the Secured Obligations under the ABL Credit Agreement and any Cash Management Obligations and any Hedging Obligations secured pursuant thereto, or any other Debt Facilities that constitute Additional First Lien Obligations and (2) each Series of Additional First Lien Obligations.

“First Lien Secured Parties” means the holders of First Lien Obligations.

“First Lien/Second Lien Intercreditor Agreement” means the intercreditor agreement (as the same may be amended, restated, or replaced from time to time) entered into concurrently with the ABL Credit Agreement between the ABL Collateral Agent and the Notes Collateral Agent.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date for which consolidated financial statements are available (which may, at the Company’s election, be internal financial statements) to the Fixed Charges of such Person for four consecutive fiscal quarters. In the event that the Company or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage

Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness Incurred on such determination date.

Notwithstanding anything to the contrary in this Indenture, in the event any Lien is incurred or other transaction is undertaken in reliance on any ratio-based exceptions, thresholds and baskets, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other exceptions, thresholds or baskets (other than ratio-based baskets) on the same date. Each Lien incurred and each other transaction undertaken shall be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant ratio-based test.

Notwithstanding anything to the contrary in this Indenture, in the event any Lien is incurred or other transaction is undertaken in reliance on any ratio-based exceptions, thresholds and baskets, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility (1) immediately prior to or in connection therewith or (2) used to finance working capital needs of the Company and its Restricted Subsidiaries.

For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, operational changes, business expansions and disposed or discontinued operations that have been made by the Company or any of its Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, operational changes, business expansions and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, operational change, business expansion or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation, operational change, business expansion or disposed or discontinued operation had occurred at the beginning of the applicable four-quarter period.

Notwithstanding anything in this definition to the contrary, when calculating the Consolidated Total Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio or the Fixed Charge Coverage Ratio, as applicable, in each case in connection with a Limited Condition Acquisition, the date of determination of such ratio and of any default or event of default blocker shall, at the option of the Company, be the date the definitive agreements for such Limited Condition Acquisition are entered into and such ratios shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four-quarter reference period, and, for the avoidance of doubt, (x) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Company or the target company) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided, further, that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, any such transaction shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of subsequently calculating any ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA or Consolidated Net Income for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such Limited Condition Acquisition) shall not reflect such Limited Condition Acquisition until it is closed.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company (including cost savings and synergies); provided that such cost savings are reasonably identifiable, reasonably attributable to the action specified and reasonably anticipated to result from such actions. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary of such Person during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia or Canada or any province or territory thereof, and any Subsidiary of such Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in this Indenture, all ratios and calculations based on GAAP contained in this Indenture shall be computed in accordance with GAAP as in effect on the Issue Date. At any time after the Issue Date, the Company may elect to establish that GAAP shall mean the GAAP as in effect on or prior to the date of such election; provided that any such election, once made, shall be irrevocable. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture), including as to the ability of the Company to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further, that the Company may only make such election if it also elects to report any subsequent financial reports required to be made by the Company, including pursuant to Section 13 or Section 15(d) of the Exchange Act and Section 3.10 in IFRS. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.

If there occurs a change in IFRS or GAAP, as the case may be, and such change would cause a change in the method of calculation of any standards, terms or measures (including all computations of amounts and ratios) used in this Indenture (an “Accounting Change”), then the Company may elect that such standards, terms or measures shall be calculated as if such Accounting Change had or had not occurred.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, stock exchange or other entity or authority exercising executive, legislative, judicial, taxing, regulatory, self-regulatory or administrative powers or functions of or pertaining to government.

“Grantor” means the Company and each Guarantor that is party to any Senior Collateral Documents as a “Grantor”.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided, further, that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means, with respect to each series of Notes, any Restricted Subsidiary that Guarantees the Notes, in each case until such Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the respective nominee of DTC.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3), (7), (9), (11), (12) or (13) under the Securities Act.

“IFRS” means the international financial reporting standards as issued by the International Accounting Standards Board as in effect from time to time.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships, the estate of such individual and such other individuals above) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing, and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of indebtedness of such Person for borrowed money;

(2) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations, including accrued expenses owed to a trade creditor), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5) Capitalized Lease Obligations of such Person;

(6) the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8) Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

with respect to clauses (1), (2), (4) and (5) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease pursuant to the proviso to the definition of “Capitalized Lease Obligations,” any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(1) Contingent Obligations Incurred in the ordinary course of business or consistent with past practice, other than assumptions of Indebtedness;

(2) Cash Management Services;

(3) any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease pursuant to the proviso to the definition of “Capitalized Lease Obligations” or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(4) obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;

(5) in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner; or

(6) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Initial Second Priority Debt Documents” means this Indenture and any notes, security documents, pledge agreements, debentures and other operative agreements evidencing or governing such indebtedness, including any Second Priority Collateral Documents and the other Note Documents.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Initial Notes” has the meaning ascribed thereto in the second introductory paragraph of this Indenture.

“Initial Purchasers” means Citigroup Global Markets Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, PNC Capital Markets LLC, TD Securities (USA) LLC, Wells Fargo Securities, LLC, Fifth Third Securities, Inc., Huntington Securities, Inc., Loop Capital Markets LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., Periculum Advisors, LLC, Scotia Capital (USA) Inc., and Standard Chartered Bank.

“Insolvency or Liquidation Proceeding” means:

(1) any case or proceeding commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other case or proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other case or proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intercreditor Agreements” means, collectively, the First Lien/Second Lien Intercreditor Agreement and any Pari Intercreditor Agreement.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, dealers, licensees, franchisees, future, present or former employees, directors, officers, managers, contractors, consultants or advisors of any Person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to Section 3.3(a).

For purposes of Section 3.3 and Section 3.20:

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Investment Grade Securities” means:

(1) securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities issued or directly and fully guaranteed or insured by the United Kingdom or Japanese governments, a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3) debt securities or debt instruments with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(4) investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution; and

(5) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investment Grade Status” shall occur when the Notes receive two of the following:

(1) a rating of “BBB-” or higher from S&P;

(2) a rating of “Baa3” or higher from Moody’s; or

(3) a rating of “BBB-” or higher from Fitch,

or the equivalent of such rating by such rating organization or, if no rating of S&P, Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization.

“Issue Date” means June 16, 2026.

“Junior Lien Obligations” means Obligations with respect to Indebtedness permitted to be incurred under this Indenture having Junior Lien Priority.

“Junior Lien Priority” means Indebtedness that is secured by a Lien on the Collateral that is junior in priority to the Liens on the Collateral securing the Notes; provided that the Junior Lien Representative shall have executed and delivered an intercreditor agreement with the Notes Collateral Agent (which each Holder hereby authorizes the Notes Collateral Agent to enter into without their consent) in form and substance substantially similar to the First Lien/Second Lien Intercreditor Agreement, but with such changes thereto as are necessary to reflect the Notes as being the First Lien Obligations.

“Junior Lien Representative” means any duly authorized representative of any holders of Junior Lien Obligations, which representative is party to the intercreditor agreement described in the definition of Junior Lien Priority.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Acquisition” means any acquisition, including by means of a merger or consolidation, by the Company or one or more of its Restricted Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third-party financing; provided that for purposes of determining compliance with Section 3.3, the Consolidated Net Income (and any other financial defined term derived therefrom) shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Machinery and Equipment” means (a) for purposes of determining the eligibility criteria and other provisions relating to the Aggregate Borrowing Base, any “equipment” as such term is defined in Article 9 of the UCC owned by any Grantor, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings and fittings now or hereinafter owned by any Grantor and all additions, all accessions thereto, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and (b) solely in the case of equipment, for all other purposes, has the meaning assigned to such term in Article 9 of the UCC.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, future, present or former employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any Restricted Subsidiary:

(1) (a) in respect of travel, entertainment, relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case Incurred in the ordinary course of business or consistent with past practice or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Company or its Subsidiaries with (in the case of this sub-clause (b)) the approval of the Board of Directors;

(2) in respect of relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case Incurred in connection with any closing or consolidation of any facility or office; or

(3) not exceeding the greater of (x) $30.0 million and (y) 3.0% of Consolidated EBITDA for the Applicable Measurement Period in the aggregate outstanding at any time.

“Mandatory Preferred Stock” means the 8.50% Series A Mandatory Convertible Preferred Stock of the Company.

“Maximum Specified Principal Property Secured Amount” means, at any time, an amount equal to (i) 9.0% of “Consolidated Net Tangible Assets” (as defined in the Existing Senior Notes Indentures) (or the agreements governing any Applicable Refinanced Existing Senior Notes) minus (ii) the amount of “Attributable Debt” (as defined in the Existing Senior Notes Indentures) (or the agreements governing any Applicable Refinanced Existing Senior Notes) of the Company and its Subsidiaries outstanding at such time minus (iii) the aggregate principal amount of First Lien Obligations secured by a first-priority Lien on Specified Existing Senior Notes Principal Property.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law must be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders (other than the Company or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition;

(4) the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Disposition; provided, however, that upon the termination of such escrow, Net Available Cash will be increased by any portion of funds therein that are released or otherwise transferred or distributed to the Company or any Restricted Subsidiary.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company and after taking into account any available tax credit or deductions and any tax sharing agreements).

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Company or any Guarantor immediately prior to such date of determination.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Note Documents” means the Notes (including Additional Notes) of a particular series, the Guarantees related to such series, this Indenture and the Security Documents.

“Notes” has the meaning ascribed thereto in the second introductory paragraph of this Indenture.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Registrar.

“Obligations” means any principal, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Guarantor whether or not a claim for Post-Petition Interest is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Offering Memorandum dated June 2, 2026 relating to the offering of the Notes.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, any Director, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, the Secretary, any Assistant Secretary, the General Counsel or any Associate General Counsel (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Pari Intercreditor Agreement” means an intercreditor agreement in substantially the form attached as Exhibit C to this Indenture, as amended, supplemented, restated, renewed, replaced or otherwise modified from time to time.

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Note on behalf of the Company.

“Performance References” has the meaning ascribed thereto in the definition of Derivative Instrument.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 3.5.

“Permitted Encumbrance” means any Lien incurred under clauses (2)-(8), (10), (31)-(33) and (36) of the definition of “Permitted Liens.”

“Permitted Holders” means, collectively, (1) the Company, (2) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in (x) a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture or (y) a Change of Control that does not constitute a Change of Control Repurchase Event, (3) members of management of the Company, (4) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of the Company, acting in such capacity, and (5) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company.

“Permitted Intercompany Activities” means any transactions (A) between or among the Company and its Restricted Subsidiaries that are entered into in the ordinary course of business or consistent with past practice of the Company and its Restricted Subsidiaries and, in the reasonable determination of the Company, are necessary or advisable in connection with the ownership or operation of the business of the Company and its Restricted Subsidiaries, including (i) payroll, cash management, purchasing, insurance and hedging arrangements; (ii) management, technology and licensing arrangements; and (iii) customary loyalty and rewards programs; and (B) between or among the Company, its Restricted Subsidiaries and any Captive Insurance Subsidiary.

“Permitted Investment” means (in each case, by the Company or any of its Restricted Subsidiaries):

(1) Investments in (a) a Restricted Subsidiary (including the Capital Stock of, or guarantees of obligations of, a Restricted Subsidiary) or the Company or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary; provided that with respect to any Investment pursuant to this clause (1) of assets that constitute Collateral (other than in the ordinary course of business), such Investment may only be made in the Company or any Guarantor;

(2) Investments in another Person (including, to the extent constituting an Investment, in assets of a Person that represent all or substantially all of its assets or a division, business unit, product line or line of business, including research and development and related assets in respect of any product) if such Person is engaged in any Similar Business and as a result of such Investment such other Person, in one transaction or a series of transactions, is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets (or such division, business unit, product line or business) to, or is liquidated into, the Company or a Restricted Subsidiary;

(3) Investments in cash, Cash Equivalents or Investment Grade Securities;

(4) Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(5) Investments in payroll, travel, entertainment, relocation, moving-related and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;

(6) Management Advances;

(7) Investments received in settlement, compromise or resolution of debts created in the ordinary course of business or consistent with past practice and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Company or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or litigation, arbitration or other disputes or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments made as a result of the receipt of promissory notes or other non-cash consideration (including earn-outs) from a sale or other disposition of property or assets, including an Asset Disposition;

(9) Investments (a) existing or pursuant to binding commitments, agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any such Investment may not be increased except (i) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including in respect of any unused commitment), plus any accrued but unpaid interest (including any accretion of interest, original issue discount or the issuance of pay-in-kind securities) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Issue Date or (ii) as otherwise permitted under this Indenture and (b) made after the Issue Date in joint ventures of the Company or any of its Restricted Subsidiaries existing on the Issue Date;

(10) Hedging Obligations;

(11) endorsements of negotiable instruments and documents in the ordinary course of business, or pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 3.6;

(12) any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) as consideration;

(13) Investments consisting of (i) purchases or other acquisitions of inventory, supplies, materials, equipment and similar assets or (ii) licenses, sublicenses, cross-licenses, leases, subleases, assignments, contributions or other Investments of intellectual property, in each case, in the ordinary course of business pursuant to any joint development, joint venture or marketing arrangements with other Persons and any other Investments reasonably related or ancillary thereto;

(14) (i) keepwells and similar arrangements in the ordinary course of business or consistent with past practice, and (ii) performance guarantees with respect to obligations that are permitted by this Indenture;

(15) Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(16) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged or amalgamated into or consolidated with the Company or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(17) Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(18) contributions to a “rabbi” trust for the benefit of any employee, director, officer, manager, contractor, consultant, advisor or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company, and Investments relating to non-qualified deferred payment plans in the ordinary course of business or consistent with past practice;

(19) Investments in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of (x) $200.0 million and (y) 22.5% of Consolidated EBITDA for the Applicable Measurement Period at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 3.3 of any amounts applied pursuant to Section 3.3(a)(iii)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(20) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (20) that are at that time outstanding, not to exceed the greater of (x) $275.0 million and (y) 30.0% of Consolidated EBITDA for the Applicable Measurement Period (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 3.3 of any amounts applied pursuant to Section 3.3(a)(iii)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (2) above and shall not be included as having been made pursuant to this clause (20);

(21) [reserved];

(22) repurchases of Notes;

(23) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 3.20;

(24) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company or any Restricted Subsidiary, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements), the payment of compensation, reasonable fees and reimbursement of expenses to, or indemnities provided on behalf of, in each case, officers, employees, directors or consultants of the Company or any Restricted Subsidiary (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees), in each case in the ordinary course of business or consistent with past practice;

(25) [reserved];

(26) the entry into, and payments by the Company and its Restricted Subsidiaries pursuant to, any tax sharing agreements or other equity agreements among the Company and its Restricted Subsidiaries on customary terms;

(27) [reserved];

(28) [reserved];

(29) any Investment in any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice (including any cash management arrangements, cash pooling arrangements, intercompany loans or activities related thereto);

(30) customary Investments in connection with a receivables financing;

(31) guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business or consistent with past practice;

(32) Investments (a) consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice, (b) made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client, franchisee and customer contracts and loans or (c) advances, loans, extensions of credit (including the creation of receivables) or prepayments made to, and guarantees with respect to obligations of, franchisees, distributors, suppliers, lessors, licensors and licensees in the ordinary course of business or consistent with past practice;

(33) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(34) Investments consisting of UCC Article 3 endorsements for collection or deposit and Article 4 trade arrangements with customers (or any comparable or similar provisions in other applicable jurisdictions) in the ordinary course of business or consistent with past practices;

(35) any other Investment so long as, immediately after giving pro forma effect to the Investment and the incurrence of any Indebtedness the net proceeds of which are used to make such Investment, the Consolidated Total Net Leverage Ratio shall be no greater than 5.00 to 1.00; and

(36) non-cash Investments in connection with tax planning and reorganization activities, and Investments in connection with Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions.

“Permitted Liens” means (for the avoidance of doubt, except for purposes of Section 3.7), with respect to any Person:

(1) Liens securing Indebtedness permitted to be incurred pursuant to Section 3.2(b)(11) covering only the assets of such Subsidiary;

(2) pledges, deposits or Liens under workmen’s compensation laws, payroll taxes, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, warranty, release, judgment, appeal or performance bonds, advance payment, guarantees of government contracts, completion guarantees or warranties (or other similar bonds, instruments or obligations), or as security for contested taxes or for import or customs duties or the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business or consistent with past practice;

(3) Liens imposed by law or regulation, including carriers’, warehousemen’s, mechanics’, landlords’, suppliers’, materialmen’s, repairmen’s, architects’, construction contractors’ or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4) Liens for Taxes which are not overdue for a period of more than 60 days, or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries, or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances), in each case, as to the use of real properties, exceptions on title policies insuring liens granted on any mortgaged properties under the ABL Credit Agreement or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other similar agreements, charges or encumbrances, which do not in the aggregate materially interfere with the ordinary course conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(6) Liens (a) on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under this Indenture; (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness incurred with financial institutions in respect of customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business; (e) on receivables (including related rights); (f) arising in connection with repurchase agreements on assets that are the subject of such repurchase agreements; and/or (g) (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;

(7) leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights);

(8) Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as (a) any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or (b) no more than 60 days have passed after (i) such judgment, decree, order or award has become final or (ii) such period within which such proceedings may be initiated has expired;

(9) Liens (i) on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations (or any interest or title of any lessor thereunder or under any operating lease) or Purchase Money Obligations, and (ii) on any interest or title of a lessor under any Capitalized Lease Obligations or operating lease;

(10) Liens perfected or evidenced by UCC financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(11) Liens existing on, or provided for in written arrangements existing on, the Issue Date, excluding Liens securing the ABL Credit Agreement;

(12) Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(13) Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other obligations of the Company or such Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;

(14) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced (other than Liens permitted under clauses (6)(a), (9), (26) or (35) of this definition), or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(15) (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(17) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(19) (x) Liens securing Indebtedness permitted to be incurred pursuant to Section 3.2(b)(1)(x); and (y) Liens securing Second Lien Obligations or Junior Lien Obligations permitted to be incurred pursuant to Section 3.2(b)(1)(y);

(20) [reserved];

(21) Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(22) any security granted over the marketable securities portfolio described in clause (9) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(23) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(24) Liens on equipment of the Company or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;

(25) Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;

(26) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers;

(27) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted by this Indenture;

(28) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted by Section 3.5, in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(29) Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed the greater of (x) $250.0 million and (y) 27.5% of Consolidated EBITDA for the Applicable Measurement Period, at any one time outstanding;

(30) Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 3.20;

(31) mortgages, pledges, Liens or charges existing on property acquired by the Company or any Restricted Subsidiary through the exercise of rights arising out of defaults on receivables of the Company or any Restricted Subsidiary;

(32) interests of lessees in property owned by the Company or any Restricted Subsidiary where such interests are created in the ordinary course of their respective leasing activities and are not created directly or indirectly in connection with the borrowing of money or the securing of Indebtedness by the Company or any Restricted Subsidiary;

(33) Liens on assets located outside of the United States of America and Canada arising by operation of law;

(34) Liens securing Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary;

(35) Liens securing Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries;

(36) statutory Liens or other deemed trusts in respect of contributions to a Canadian Pension Plan or a Canadian Multi-Employer Plan by the Company or any Guarantor in respect of ongoing (non-termination or non-wind up) funding obligations that are (i) not yet due; or (ii) immaterial and inadvertently delinquent as a result of reasonable error, provided that any contribution arrears described in this (ii) are rectified within 30 days of the Company or such Guarantor, as applicable, becoming aware thereof;

(37) any Liens securing obligations of the Company or the applicable Subsidiary under the Synthetic Lease Agreements as in effect on the Issue Date or any permitted Refinancing in respect thereof;

(38) Liens securing Indebtedness Incurred pursuant to Section 3.2(b)(4);

(39) Liens on receivables and related assets arising in connection with a receivables financing;

(40) Liens arising in connection with any Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions;

(41) reservations, limitations, provisos and conditions expressed in any original grants from the Crown or other grants of real or immovable property, or interests in real or immovable property, that do not materially affect the use of the affected land for the purpose for which it is used by that Person;

(42) security given to a public utility or any Governmental Authority when required by the utility or authority in connection with the operation of the business of that Person;

(43) Liens on cash or other deposits or government securities held by a trustee or escrow agent under any indenture or other debt agreement governing Indebtedness permitted in accordance with this Indenture pending the release thereof, to the extent that such Lien is limited to such deposited amounts, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(44) Liens arising under any cash pooling arrangement or netting or set-off arrangement entered into in the ordinary course of business; and

(45) the right reserved to or vested in any municipality or Governmental Authority by the terms of any lease, license, franchise, grant or permit acquired by that Person or by any statutory provision to terminate the lease, license, franchise, grant or permit, or to require annual or other payments as a condition to its continuance.

For purposes of this definition, in the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this covenant, and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of “Permitted Lien” to which such Permitted Lien has been classified or reclassified.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Liens with respect to Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of accrued and unpaid interest, fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

Notwithstanding any other provision of this definition, the maximum amount of Indebtedness with respect to which the Company or a Restricted Subsidiary may Incur Liens under this definition shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

“Permitted Receivables Facility” means a receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale, transfer and/or pledge by the Company and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Company and/or such Receivables Seller(s)) to (i) third-party lenders or investors pursuant to the Permitted Receivables Facility Documents or (ii) a Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell, transfer and/or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue or convey purchaser interests, investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by such Receivables Entity to acquire the Permitted Receivables Facility Assets from the Company and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.

“Permitted Receivables Facility Assets” means Receivables (whether now existing or arising in the future) of the Receivables Sellers which are transferred, sold and/or pledged to (i) third-party lenders or investors pursuant to the Permitted Receivables Facility Documents and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to such third-party lenders or investors pursuant to the Permitted Receivables Facility Documents and all proceeds thereof or (ii) a Receivables Entity pursuant to a Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to the Receivables Entity and all proceeds thereof.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with any Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time.

“Permitted Receivables Related Assets” means any assets that are customarily sold, transferred and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization or structured or supply chain finance transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables and collections in respect of Receivables).

“Permitted Receivables Facility Repurchase Obligation” means any obligation of the Company or a Receivables Seller to repurchase the assets it sold under a Permitted Receivables Facility as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dilution, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Permitted Tax Restructuring” means any reorganizations and other activities related to Tax planning and Tax reorganization entered into prior to, on or after the Issue Date so long as such Permitted Tax Restructuring is not materially adverse to the Holders of the Notes (as reasonably determined by the Company in good faith).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder as each may be amended from time to time (or another successor statute); provided that, if validity, perfection or effect of perfection or non-perfection or the priority of a security interest in any Collateral are governed by the personal property security laws of any Canadian jurisdiction other than Ontario, “PPSA” shall mean those personal property security laws (including the Civil Code of Québec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, effect of perfection or non-perfection or priority and for the definitions related to such provisions, as from time to time in effect.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P, and (2) if Fitch, Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, a Nationally Recognized Statistical Rating Organization selected by the Company or any parent of the Company as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) a Change of Control or (b) the first public notice of the intention by the Company to effect a Change of Control and (ii) ends 60 days following the consummation of such Change of Control; provided that such period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies.

“Ratings Event” means (x) a downgrade by one or more gradations (including gradations within ratings categories as well as between categories) or withdrawal of the rating of the Notes within the Ratings Decline Period by two of the three Rating Agencies if each such downgrading Rating Agency shall have put forth a statement to the effect that such downgrade is attributable in whole or in part to the applicable Change of Control and (y) the Notes are not rated investment grade (as contemplated under the definition of the term “Investment Grade Status”) by any Rating Agency.

“Receivables” means any right to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Entity” means a wholly-owned Subsidiary which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary, or is otherwise recourse to or obligates the Company or any

Subsidiary in any way (other than pursuant to Standard Receivables Facility Undertakings) or (ii) subjects any property or asset of the Company or any Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Receivables Facility Undertakings, (b) with which neither the Company nor any Subsidiary has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Company or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, and (c) to which neither the Company nor any Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Receivables Facility Undertakings).

“Receivables Sellers” means the Company and those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents (other than any Receivables Entity).

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary), including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, however, that:

(1) if the Indebtedness being refinanced is Subordinated Indebtedness, such Refinancing Indebtedness has a Stated Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Stated Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced;

(2) Refinancing Indebtedness shall not include:

(a) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Guarantor; or

(b) Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees, underwriting discounts and expenses, including any premium and defeasance costs) under the Indebtedness being refinanced; and

(4) to the extent such Refinancing Indebtedness is secured Indebtedness, the Liens securing such Refinancing Indebtedness have a Lien priority equal to or junior to the Liens securing the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired.

Refinancing Indebtedness in respect of any Debt Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Debt Facility or other Indebtedness.

“Refinancing Transactions” has the meaning provided in the Offering Memorandum.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Responsible Officer” means any officer with the corporate trust department of the Trustee or the Notes Collateral Agent (or any successor group of the Trustee or the Notes Collateral Agent) who shall have direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing one of the restrictive legends described in Section 2.1(d).

“Restricted Notes Legend” means the legend set forth in Section 2.1(d)(1).

“Restricted Subsidiary” means any Subsidiary of the Company, whether existing on or after the Issue Date, other than an Unrestricted Subsidiary. Unless otherwise specified or the context requires otherwise, all references to Restricted Subsidiary mean a Restricted Subsidiary of the Company.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means S&P Global Ratings or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Second Lien Obligations” means, collectively, (1) the Obligations under the Notes, the Guarantees and this Indenture and (2) each Series of Additional Second Lien Obligations.

“Second Lien Representative” means (1) in the case of any Obligations under this Indenture, the Notes Collateral Agent and (2) any duly authorized representative of any holders of Second Lien Obligations, which representative is named as such in a joinder agreement to the Security Documents.

“Second Lien Secured Parties” means (1) holders (including the holders of any Additional Notes subsequently issued under and in compliance with the terms of this Indenture) of the Notes, (2) the Trustee and the Notes Collateral Agent and (3) the holders from time to time of any Additional Second Lien Obligations and any trustee, authorized representative or agent of the holders of such Additional Second Lien Obligations.

“Second Priority Collateral” means any “Collateral” (or any equivalent term) as defined in any Second Priority Debt Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the Security Documents and the “Security Documents” (or similar term) as defined in any Second Priority Debt Document, any intercreditor agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Company or any other Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means (a) the Indebtedness incurred in connection with this Indenture or any other Indebtedness secured by the Second Priority Collateral and (b) any other Indebtedness that is incurred, issued or guaranteed by the Company and/or any Guarantor, which Indebtedness and guarantees are secured by the Second Priority Collateral on a subordinate basis without regard to control of remedies to the First Lien Obligations (and which is not secured by Liens on any assets of the Company or any other Grantor other than the Second Priority Collateral or which are not included in the Senior Collateral unless otherwise declined by the First Lien Secured Parties pursuant to the relevant Intercreditor Agreement); provided, however, that (i) such Indebtedness is permitted to be incurred, issued, secured and guaranteed on such basis by each then-extant Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to the relevant Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, the relevant Intercreditor Agreement. Second Priority Debt shall include any registered equivalent notes and guarantees thereof by the Guarantors issued in exchange therefor.

“Second Priority Debt Documents” means the Initial Second Priority Debt Documents and, with respect to any other series, issue or class of Second Priority Debt, the promissory notes, note purchase agreements, indentures, credit agreements, the Second Priority Collateral Documents or other operative agreements evidencing or governing such indebtedness, including the Second Priority Collateral Documents.

“Second Priority Debt Facility” means each indenture, credit agreement, note purchase agreement or other governing agreement with respect to any Second Priority Debt.

“Second Priority Debt Obligations” means the Obligations described in the Second Priority Debt Documents and, with respect to any other series, issue or class of Second Priority Debt, (a) all principal of, and interest, fees and expenses (including, without limitation, any interest, fees or expenses and other amounts (if any) which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Second Priority Debt and (b) all other amounts payable to the related Second Priority Debt Parties under the related Second Priority Debt Documents.

“Second Priority Debt Parties” means the Second Priority Representative and the holders of the Second Priority Debt Obligations and, with respect to any other series, issue or class of Second Priority Debt, the holders of such indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification or reimbursement obligation undertaken by the Company or any other Grantor under any related Second Priority Debt Documents.

“Second Priority Representative” means (i) in the case of this Indenture, U.S. Bank Trust Company, National Association, as Representative for the secured parties under this Indenture and (ii) in the case of any other Second Priority Debt Facility and the secured parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the “Representative” in respect of such Second Priority Debt Facility in the applicable joinder agreement thereto.

“Secured Parties” means the First Lien Secured Parties and the Second Lien Secured Parties.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Security Agreement” means that certain Security Agreement, dated as of the Issue Date, among the Company, the Guarantors and the Notes Collateral Agent.

“Security Documents” means, collectively, the Security Agreement, other security agreements relating to the Collateral and the instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, UCC financing statements and intellectual property security agreements) applicable to the Collateral, each for the benefit of the Notes Collateral Agent, as amended, amended and restated, modified, renewed or replaced from time to time.

“Senior Collateral” means any “Collateral” (or any equivalent term) as defined in any Senior Debt Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any First Lien Obligations.

“Senior Collateral Documents” means the “Security Agreement” and the other “Security Documents” (or similar term) as defined in accordance with the ABL Credit Agreement, any intercreditor agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Company or any other Grantor for purposes of providing collateral security for any First Lien Obligation.

“Senior Debt Documents” means the ABL Credit Agreement, the Senior Collateral Documents related thereto and any additional senior debt documents from time to time.

“Senior Indebtedness” means:

(1)

all Indebtedness of the Company or any Guarantor outstanding under the ABL Credit Agreement, the Existing Senior Notes or the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Guarantor whether or not a claim for Post-Petition Interest is allowed in such proceedings), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Company or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)

all Cash Management Obligations and Hedging Obligations (and guarantees thereof) owing to a lender or any of its Affiliates (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided that such Cash Management Obligations and Hedging Obligations, as the case may be, are permitted to be incurred under the terms of this Indenture;

(3)

any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4)	all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(i)	any obligation of such Person to the Company or any of its Subsidiaries;

(ii)	any liability for federal, state, local or other taxes owed or owing by such Person;

(iii)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(iv)	any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(v)	that portion of any Indebtedness that at the time of incurrence is incurred in violation of this Indenture.

“Senior Representative” means (i) in the case of any Obligations under the ABL Credit Agreement or the secured parties under the ABL Credit Agreement, the ABL Collateral Agent, and (ii) in the case of any additional senior debt facility as described in the First Lien/Second Lien Intercreditor Agreement and the additional secured parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such additional senior debt facility that is named as the “Representative” in respect of such additional senior debt facility under the Intercreditor Agreement or in the applicable joinder agreement to the Intercreditor Agreement.

“Series” means (a) with respect to the Second Lien Secured Parties, (i) the holders of the Notes and the Notes Collateral Agent and (ii) the holders from time to time of any other Second Lien Obligations represented by a common Second Lien Representative and each Second Lien Representative of such Indebtedness, (b) with respect to any Second Lien Obligations, each of (i) the Obligations under this Indenture and (ii) any other Obligations with respect to other Indebtedness represented by a common Second Lien Representative, which is by its terms intended to be secured equally and ratably with the Notes; provided that the holders of such Indebtedness or their Second Lien Representative shall become party to the Security Documents, (c) with respect to the First Lien Secured Parties, (i) the holders of the Obligations under the ABL Credit Agreement, the Cash Management Obligations and Hedging Obligations secured pursuant thereto, or any other Debt Facilities and (ii) the holders from time to time of any other First Lien Obligations represented by a common ABL Collateral Agent and (d) with respect to any First Lien Obligations, each (i) of the Obligations under the ABL Credit Agreement, the Cash Management Obligations and Hedging Obligations secured pursuant thereto, or any other Debt Facilities and (ii) any other First Lien Obligations with respect to other Indebtedness represented by a common ABL Collateral Agent.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a settlement.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(1) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date, (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, synergistic, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof and (c) a Person conducting a business, service or activity specified in clauses (a) and (b), and any Subsidiary thereof. For the avoidance of doubt, any Person that invests in or owns Capital Stock or Indebtedness of another Person that is engaged in a Similar Business shall be deemed to be engaged in a Similar Business.

“Specified Existing Senior Notes Assets” means, collectively, Specified Existing Senior Notes Equity/Debt and Specified Existing Senior Notes Principal Property.

“Specified Existing Senior Notes Equity/Debt” means, any shares of stock or Debt (as defined in the Existing Senior Notes Indentures or in any indenture governing any Applicable Refinanced Existing Senior Notes) of any Subsidiary of the Company subject to the “limitations on liens” covenants included in the Existing Senior Notes Indentures (and without giving effect to any amendments, supplements or modifications thereto after the Issue Date) for so long as such Existing Senior Notes are outstanding and limit such liens (or refinancings and replacements thereof which include the same (or substantially similar) “limitation on liens” covenants that are outstanding and limit such liens (the “Applicable Refinanced Existing Senior Notes”)). For the avoidance of doubt, references in any Existing Senior Notes Indentures or any indenture governing any Applicable Refinanced Existing Senior Notes to “shares of stock,” “shares of capital stock,” “capital stock” or similar terms shall be interpreted to include all Equity Interests (including, without limitation, membership interests in limited liability companies, partnership interests in partnerships or limited partnerships, and any other ownership or equity interest in any Person).

“Specified Existing Senior Notes Principal Property” means, subject to the last sentence of this definition, any Principal Property (as defined in the Existing Senior Notes Indentures or in any indenture governing any Applicable Refinanced Existing Senior Notes), owned or leased by the Company or any Subsidiary that is subject to the “limitations on liens” covenants included in the Existing Senior Notes Indentures (and without giving effect to any amendments, supplements or modifications thereto after the Issue Date) for so long as such Existing Senior Notes are outstanding and limit such liens (or Applicable Refinanced Existing Senior Notes which include the same (or substantially similar) “limitation on liens” covenants that are outstanding and limit such liens); provided that, notwithstanding anything to the contrary in this Indenture or in any other Note Document, in no event shall the aggregate principal amount of Obligations in respect of the Notes (together with any other Second Priority Debt Obligations) secured by the Specified Existing Senior Notes Principal Property exceed the Maximum Specified Principal Property Secured Amount at any time. Notwithstanding the foregoing, Specified M&E Assets shall not constitute Specified Existing Senior Notes Principal Property.

“Specified M&E Assets” means any Machinery and Equipment that the Company and the ABL Collateral Agent have agreed, in writing, is not Specified Existing Senior Notes Principal Property (in accordance with the terms of the ABL Credit Agreement).

“Standard Receivables Facility Undertakings” means representations, warranties, covenants, performance guarantees, servicing obligations, and indemnities entered into by the Company or any Subsidiary thereof, including any “bad boy” or similar guarantee and any Permitted Receivables Facility Repurchase Obligation, in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any Person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof;

(2) any partnership, joint venture, limited liability company or similar entity of which:

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; or

(3) at the election of the Company, any partnership, joint venture, limited liability company or similar entity of which such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Synthetic Lease Agreement” means any agreement entered into by the Company or any of its Subsidiaries governing any synthetic lease (including, for the avoidance of doubt, any Synthetic Lease Agreement entered into prior to the Issue Date); provided that any such agreement is of a type and on terms customary for comparable transactions in the good faith judgment of the Company or such Subsidiary.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, assessments, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority, including but not limited to income, sales, use, transfer, rental, ad valorem, value-added, stamp, property consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar tax, charges or assessments.

“Term Indebtedness Agreement” means an agreement providing for the incurrence of secured term loans or indenture providing for the issuance of secured notes by the Company or any other Guarantor, and subject to a Term Indebtedness Intercreditor Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time and as replaced or refinanced in whole or in part (whether with the same group of lenders or a different group of lenders) in accordance with the terms of this Indenture, the ABL Credit Agreement and of such Term Indebtedness Intercreditor Agreement.

“Term Indebtedness Documents” means, collectively, the Term Indebtedness Agreement and all other agreements, instruments, documents and certificates executed and/or delivered in connection therewith, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Indenture, the ABL Credit Agreement and of the Term Indebtedness Intercreditor Agreement.

“Term Indebtedness Intercreditor Agreement” means, to the extent executed in connection with the incurrence of any Term Indebtedness Obligations, a customary intercreditor agreement, which agreement shall provide that (i) the Liens on the ABL Indebtedness Priority Collateral securing such Term Indebtedness Obligations shall rank junior to the Liens on the ABL Indebtedness Priority Collateral securing the Secured Obligations under the ABL Credit Agreement and (ii) the Liens on the Term Indebtedness Priority Collateral securing the Term Indebtedness Obligations shall rank senior to the Liens on the Term Indebtedness Priority Collateral securing the Secured Obligations under the ABL Credit Agreement.

“Term Indebtedness Obligations” means the Indebtedness and other obligations of the Company and its Subsidiaries under the Term Indebtedness Documents.

“Term Indebtedness Priority Collateral” means collateral on which future secured term loan lenders and/or secured bond holders have a first priority lien, as permitted under the ABL Credit Agreement.

“TIA” means the Trust Indenture Act of 1939, as amended.

“Transfer Agent” means any Person authorized by the Company to effect the transfer of any Note on behalf of the Company.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company in the manner provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2) such designation and the Investment of the Company in such Subsidiary complies with Section 3.3.

Notwithstanding anything else herein to the contrary, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, sell, convey, transfer, exclusively license, exclusively sublicense or otherwise dispose of (including pursuant to an Investment) any material intellectual property that is owned by, or exclusively licensed to, the Company or any Restricted Subsidiary to any Unrestricted Subsidiary.

“Unsecured Capitalized Lease Obligations” means Capitalized Lease Obligations not secured by a Lien and any other lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, an operating lease shall be considered an Unsecured Capitalized Lease Obligation.

“Unsecured Capitalized Leases” means all leases underlying Unsecured Capitalized Lease Obligations.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

SECTION 1.2 Other Definitions.

Term	Defined in Section

“Additional Restricted Notes”	2.1(b)

“Agent Members”	2.1(e)(2)

“Applicable Premium Deficit”	8.4(1)

“Asset Disposition Offer”	3.5(b)

“Authenticating Agent”	2.2

“Canadian Restricted Notes Legend”	2.1(d)

“Change of Control Offer”	3.9(a)

“Change of Control Payment”	3.9(a)

“Change of Control Payment Date”	3.9(a)(2)

“Covenant Defeasance”	8.3

“Default Direction”	6.1

“Defaulted Interest”	2.15

“Directing Holder”	6.1

Term	Defined in Section

“Election Date”	3.3(b)

“Event of Default”	6.1

“Excess Proceeds”	3.5(a)

“Foreign Disposition”	3.5(e)

“Global Notes”	2.1(b)

“Guaranteed Obligations”	10.1

“Increased Amount”	3.6

“Initial Default”	6.3

“Institutional Accredited Investor Global Note”	2.1(b)

“Institutional Accredited Investor Notes”	2.1(b)

“Issuer Order”	2.2

“Legal Defeasance”	8.2

“Legal Holiday”	13.8

“Noteholder Direction”	6.1

“Notes Register”	2.3

“Permitted Payment”	3.3(b)

“Position Representation”	6.1

“protected purchaser”	2.11

“Redemption Date”	5.7(a)

“Refunding Capital Stock”	3.3(b)

“Registrar”	2.3

“Regulation S Global Note”	2.1(b)

“Regulation S Notes”	2.1(b)

“Resale Restriction Termination Date”	2.6(b)

Term	Defined in Section

“Restricted Payments”	3.3(a)

“Restricted Period”	2.1(b)

“Rule 144A Global Note”	2.1(b)

“Rule 144A Notes”	2.1(b)

“Special Interest Payment Date”	2.15(a)

“Special Record Date”	2.15(a)

“Successor Company”	4.1(a)(1)

“Terminated Covenants”	3.21(a)

“Verification Covenant”	6.1

SECTION 1.3 Inapplicability of the TIA. No provisions of the TIA are incorporated by reference in or made a part of this Indenture. Unless specifically provided in this Indenture, no terms that are defined in the TIA have the meanings specified therein for purposes of this Indenture.

SECTION 1.4 Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) “will” shall be interpreted to express a command;

(7) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(8) the principal amount of any preferred stock shall be (i) the maximum liquidation value of such preferred stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock, whichever is greater;

(9) all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(10) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(11) unless otherwise specifically indicated, the term “consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

ARTICLE II

THE NOTES

SECTION 2.1 Form, Dating and Terms.

(a) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial 2031 Notes issued on the date hereof will be in an aggregate principal amount of $1,000,000,000 and the Initial 2034 Notes issued on the date hereof will be in an aggregate principal amount of $1,000,000,000. In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, any Additional Notes of a series (as provided herein). Furthermore, Notes of a series may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes of such series pursuant to Sections 2.2, 2.6, 2.11, 2.13, 5.6 or 9.5, in connection with an Asset Disposition Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.9.

With respect to any Additional Notes of a series, the Company shall set forth in (i) an Officer’s Certificate or (ii) one or more indentures supplemental hereto, the following information:

(1) the aggregate principal amount of such Additional Notes of such series to be authenticated and delivered pursuant to this Indenture;

(2) the issue price and the issue date of such Additional Notes of such series, including the date from which interest shall accrue; and

(3) whether such Additional Notes of such series shall be Restricted Notes of such series.

In authenticating and delivering Additional Notes of a series, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 13.4, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes of such series. Notwithstanding anything to the contrary, no Opinion of Counsel or Officer’s Certificate shall be required with respect to the Initial Notes to be authenticated and delivered on the Issue Date.

The Initial Notes of a series and the Additional Notes of such series shall, in each case, be considered collectively as a single class for all purposes of this Indenture. If any Additional Notes of a series are not fungible with the Initial Notes of such series for U.S. federal income tax purposes or if the Company otherwise determines that any Additional Notes of such series should be differentiated from the Initial Notes of such series, such Additional Notes of such series will have a separate CUSIP number; provided that, for the avoidance of doubt, such Additional Notes of such series will otherwise have the same terms as and will still constitute a single series with all other Notes of such series issued under this Indenture for all purposes other than issue date and first interest payment date. Holders of the Initial Notes of a series and the Additional Notes of such series will vote and consent together on all matters to which such Holders of Notes of such series are entitled to vote or consent as one class, and none of the Holders of the Initial Notes of such series or the Additional Notes of such series shall have the right to vote or consent as a separate class on any matter to which such Holders of Notes of such series are entitled to vote or consent.

(b) The Initial Notes were offered and sold by the Company pursuant to a purchase agreement, dated June 2, 2026, among the Company, the Guarantors and the Initial Purchasers. The Initial Notes of a series and any Additional Notes of such series (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes of a series and Additional Restricted Notes of such series may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and IAIs in accordance with Rule 501 under the Securities Act (and, if applicable, in compliance with Canadian Securities Laws), in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Company from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes of a series and Additional Restricted Notes of such series offered and sold to QIBs in the United States in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A-1 and Exhibit A-2, as applicable, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) (the “Rule 144A Global Note”). The Rule 144A Global Note shall be deposited with the Registrar, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes of a series and any Additional Restricted Notes of such series offered and sold outside the United States (the “Regulation S Notes”) in reliance on Regulation S shall be issued in the form of a permanent global Note substantially in the form of Exhibit A-1 and Exhibit A-2, as applicable, including appropriate legends as set forth in Section 2.1(d) (the “Regulation S Global Note”) within a reasonable period after the expiration of the Restricted Period (as defined below) upon delivery of the certification contemplated by Section 2.8. Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Registrar as custodian for DTC in the manner described in this Article II. Prior to the 40th day after the later of the commencement of the offering of the Initial Notes of a series and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Regulation S Global Note of such series may only be transferred to Non-U.S. persons pursuant to Regulation S, unless exchanged for interests in a Global Note of such series in accordance with the transfer and certification requirements described herein.

Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes of a series and Additional Restricted Notes of such series resold to IAIs (the “Institutional Accredited Investor Notes”) in the United States shall be issued in the form of a permanent global Note of such series substantially in the form of Exhibit A-1 and Exhibit A-2, as applicable, including appropriate legends as set forth in Section 2.1(d) (the “Institutional Accredited Investor Global Note”) deposited with the Registrar, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar, as custodian for DTC or its nominee, as hereinafter provided.

The Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium, if any) and interest, if any, on the Notes shall be payable at the office or agency of Paying Agent designated by the Company maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.3; provided, however, that each installment of interest, if any, may be paid (i) at the option of the Paying Agent, by check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) by wire transfer of immediately available funds to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes of a series represented by a Global Note of such series (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes of a series represented by Definitive Notes of such series (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes of such series represented by Definitive Notes of such series will be made in accordance with the Notes Register, or by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A-1 and Exhibit A-2, as applicable, and in Section 2.1(d). The Company shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A-1 and Exhibit A-2, as applicable, are part of the terms of this Indenture and, to the extent applicable, the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c) Denominations. The Notes shall be issuable only in fully registered form in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(d) Restrictive Legends. Unless and until (i) an Initial Note of a series or an Additional Note of such series issued as a Restricted Note is sold under an effective registration statement or (ii) the Company receives an opinion of counsel satisfactory to it to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act (and, in the event such Note bears the Canadian Restricted Notes Legend, compliance with Canadian Securities Laws):

(1) the Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note shall bear the following legend on the face thereof:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS SECURITY MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED (X) PRIOR TO THE LATER OF THE ONE YEAR ANNIVERSARY OF THE ISSUANCE

HEREOF AND OF THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER HEREOF (OR ANY PREDECESSOR SECURITY HERETO) OR (Y) BY ANY HOLDER THAT WAS AN AFFILIATE OF THE COMPANY AT ANY TIME DURING THE THREE MONTHS PRECEDING THE DATE OF SUCH TRANSFER, IN EITHER CASE OTHER THAN

(1) TO THE COMPANY,

(2) SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A, PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A (AS INDICATED BY THE BOX CHECKED BY THE TRANSFEROR ON THE CERTIFICATE OF TRANSFER ON THE REVERSE OF THIS SECURITY), IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT (AS INDICATED BY THE BOX CHECKED BY THE TRANSFEROR ON THE CERTIFICATE OF TRANSFER ON THE REVERSE OF THIS SECURITY),

(3) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT (AS INDICATED BY THE BOX CHECKED BY THE TRANSFEROR ON THE CERTIFICATE OF TRANSFER ON THE REVERSE OF THIS SECURITY),

(4) TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(1), (2), (3), (7), (9), (11), (12) OR (13) OF REGULATION D UNDER THE SECURITIES ACT (AS INDICATED BY THE BOX CHECKED BY THE TRANSFEROR ON THE CERTIFICATE OF TRANSFER ON THE REVERSE OF THIS SECURITY) THAT IS ACQUIRING THIS SECURITY FOR INVESTMENT PURPOSES AND NOT FOR DISTRIBUTION, AND A CERTIFICATE WHICH MAY BE OBTAINED FROM THE COMPANY OR THE TRUSTEE IS DELIVERED BY THE TRANSFEREE TO THE COMPANY AND THE TRUSTEE,

(5) PURSUANT TO ANY EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 (IF APPLICABLE) UNDER THE SECURITIES ACT, OR

(6) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT,

IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. AN INSTITUTIONAL ACCREDITED INVESTOR HOLDING THIS SECURITY AGREES THAT IT WILL FURNISH TO THE COMPANY AND THE TRUSTEE SUCH CERTIFICATES,

OPINIONS OF COUNSEL AND OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER BY IT OF THIS SECURITY COMPLIES WITH THE FOREGOING RESTRICTIONS. THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, REPRESENTS AND AGREES FOR THE BENEFIT OF THE COMPANY THAT IT IS (1) A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A OR (2) PURCHASING FROM A PERSON NOT PARTICIPATING IN THE INITIAL DISTRIBUTION OF THIS SECURITY (OR ANY PREDECESSOR SECURITY), THAT IT IS AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) (1), (2), (3), (7), (9), (11), (12) OR (13) OF REGULATION D UNDER THE SECURITIES ACT AND THAT IT IS HOLDING THIS SECURITY FOR INVESTMENT PURPOSES AND NOT FOR DISTRIBUTION OR (3) A NON-U.S. PERSON OUTSIDE THE UNITED STATES WITHIN THE MEANING OF (OR AN ACCOUNT SATISFYING THE REQUIREMENTS OF PARAGRAPH (k)(2)(i) OF RULE 902 UNDER) REGULATION S UNDER THE SECURITIES ACT.”

(7) Each Global Note, whether or not an Initial Note, shall also bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 2.1 AND 2.6 OF THE INDENTURE (AS DEFINED HEREIN).

(8) Any Global Note or Definitive Note evidencing, in whole or in part, Notes initially sold to one or more purchasers resident in Canada, shall also bear the following legend on the face thereof (the “Canadian Restricted Notes Legend”):

“UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE LATER OF (I) THE DATE ON WHICH THE SECURITY IS ISSUED, AND (II) THE DATE THE COMPANY BECOMES A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.”

(e) Book-Entry Provisions. (i) This Section 2.1(e) shall apply only to Global Notes deposited with the Registrar, as custodian for DTC.

(1) Each Global Note of a series initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian of such series for DTC and (z) bear legends as set forth in Section 2.1(d). Transfers of a Global Note of a series (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or its respective nominees, except as set forth in Section 2.1(e)(4) and 2.1(f). If a beneficial interest in a Global Note of a series is transferred or exchanged for a beneficial interest in another Global Note of such series, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note of such series being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note of such series. Any beneficial interest in one Global Note of a series that is transferred to a Person who takes delivery in the form of an interest in another Global Note of such series, or exchanged for an interest in another Global Note of such series, will, upon transfer or exchange, cease to be an interest in such Global Note of such series and become an interest in the other Global Note of such series and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note of such series for as long as it remains such an interest.

(2) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note of a series held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note of such series, and DTC may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note of such series for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(3) In connection with any transfer of a portion of the beneficial interest in a Global Note of a series pursuant to Section 2.1(f) to beneficial owners who are required to hold Definitive Notes of such series, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note of such series in an amount equal to the principal amount of the beneficial interest in the Global Note of such series to be transferred, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(4) In connection with the transfer of an entire Global Note of a series to beneficial owners pursuant to Section 2.1(f), such Global Note of such series shall be deemed to be surrendered to the Registrar for cancellation, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note of such series, an equal aggregate principal amount of Definitive Notes of such series of authorized denominations.

(5) The registered Holder of a Global Note of a series may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder of such Notes of such series is entitled to take under this Indenture or the Notes of such series.

(6) Any Holder of a Global Note of a series shall, by acceptance of such Global Note of such series, agree that transfers of beneficial interests in such Global Note of such series may be effected only through a book-entry system maintained by (i) the Holder of such Global Note of such series (or its agent) or (ii) any holder of a beneficial interest in such Global Note of such series, and that ownership of a beneficial interest in such Global Note of such series shall be required to be reflected in a book entry.

(f) Definitive Notes. Except as provided below, owners of beneficial interests in Global Notes of a series will not be entitled to receive Definitive Notes of such series. Definitive Notes of a series shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note of such series if (A) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Note of such series or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 120 days of such notice or (B) an Event of Default with respect to Notes of a series has occurred and is continuing. In the event of the occurrence of any of the events specified in clause (A) or (B) of the preceding sentence, the Company shall promptly make available to the Trustee or the Authenticating Agent a reasonable supply of Definitive Notes of such series. In addition, any Note of a series transferred to an affiliate (as defined in Rule 405 under the Securities Act) of the Company or evidencing a Note of such series that has been acquired by an affiliate in a transaction or series of transactions not involving any public offering must, until one year after the last date on which either the Company or any affiliate of the Company was an owner of the Note of such series, be in the form of a Definitive Note of such series and bear the legend regarding transfer restrictions in Section 2.1(d). If required to do so pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes of such series in exchange for their beneficial interests in a Global Note of such series upon written request in accordance with DTC’s and the Registrar’s procedures.

(1) Any Definitive Note of a series delivered in exchange for an interest in a Global Note of such series pursuant to Section 2.1(e) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Global Note of such series set forth in Section 2.1(d).

(2) If a Definitive Note of a series is transferred or exchanged for a beneficial interest in a Global Note of such series, the Registrar will (x) cancel such Definitive Note of such series, (y) record an increase in the principal amount of such Global Note of such series equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note of such series, the Company shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note of such series representing the principal amount not so transferred.

(3) If a Definitive Note of a series is transferred or exchanged for another Definitive Note of such series, (x) the Registrar will cancel the Definitive Note of such series being transferred or exchanged, (y) the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes of such series in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note of such series (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note of such series, the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes of such series in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes of such series, registered in the name of the Holder thereof.

(4) Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note of a series be delivered upon exchange or transfer of a beneficial interest in the Regulation S Global Note of such series prior to the end of the Restricted Period.

SECTION 2.2 Execution and Authentication. One Officer shall sign the Notes for the Company by manual, facsimile or electronic signature. If the Officer whose signature is on a Note no longer holds such office at the time the Trustee or Authenticating Agent authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee or the Authenticating Agent authenticates the Note. The signature of the Trustee or the Authenticating Agent on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. The Trustee may authenticate the Note by manual, facsimile or electronic signature. Electronically imaged signatures such as .pdf files, faxed signatures or other electronic signatures to the Note shall have the same effect as original signatures. A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Authenticating Agent shall authenticate and make available for delivery: (1) Initial 2031 Notes for original issue on the Issue Date in an aggregate principal amount of $1,000,000,000 and Initial 2034 Notes for original issue on the Issue Date in an aggregate principal amount of $1,000,000,000, and (2) subject to the terms of this Indenture, Additional Notes of a series for original issue in an unlimited principal amount, in each case upon a written order of the Company signed by one Officer (the “Issuer Order”). Such Issuer Order shall specify whether the Notes of a series will be in the form of Definitive Notes or Global Notes of such series, the amount of the Notes of such series to be authenticated, the date on which the original issue of Notes of such series is to be authenticated, the holder of the Notes of such series and whether the Notes of such series are to be Initial Notes of such series or Additional Notes of such series.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Responsible Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by an Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Company or any Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated, merged or amalgamated with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Company or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes of a series authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes of such series executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes of such series surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuer Order of the successor Person, shall authenticate and make available for delivery Notes of such series as specified in such order for the purpose of such exchange. If Notes of a series shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes of such series, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes of such series at the time outstanding for Notes of such series authenticated and delivered in such new name.

SECTION 2.3 Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent, and the term “Registrar” includes any co-registrar.

The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of each such agent. The Company or any Guarantor may act as Paying Agent, Registrar or Transfer Agent.

The Company initially appoints the Trustee as Registrar, Paying Agent and Transfer Agent for the Notes. The Company may change any agent without prior notice to the Holders, but upon written notice to such agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC’s procedures or (ii) written notification to the Trustee that the Trustee shall serve as agent until the appointment of a successor in accordance with clause (i) above. The agent may resign at any time upon written notice to the Company and the Trustee.

SECTION 2.4 Paying Agent to Hold Money in Trust. By no later than 12:00 p.m. (New York time) on the date on which any principal of, premium, if any, or interest on any Note of a series is due and payable, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal, premium or interest when due in immediately available funds or at the option of the Paying Agent, payment of interest, if any, may be made by check mailed to the Holders of the Notes of such series at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes of such series represented by one or more Global Notes of such series registered in the name of DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes of such series (whether such assets have been distributed to it by the Company or other obligors on the Notes of such series), shall notify the Trustee in writing of any default by the Company or any Guarantor in making any such payment and shall during the continuance of any default by the Company (or any other obligor upon the Notes of such series) in the making of any payment in respect of the Notes of such series, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes of such series together with a full accounting thereof. If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Company or a Subsidiary of the Company) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.6 Transfer and Exchange.

(a) A Holder may transfer a Note of a series (or a beneficial interest therein) to another Person or exchange a Note of such series (or a beneficial interest therein) for another Note of such series or Notes of such series of any authorized denomination by presenting to the Transfer Agent a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6. The Transfer Agent will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the Notes Register maintained by the Registrar for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register. The transfer or exchange of any Note of such series (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(e) and 2.1(f), as applicable, and, in the case of a Global Note of such series (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Registrar shall refuse to register any requested transfer or exchange that does not comply with this paragraph.

(b) Transfers of Rule 144A Notes and Institutional Accredited Investor Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note of a series or an Institutional Accredited Investor Note of a series prior to the date that is one year after the later of the date of its original issue and the last date on which the Company or any Affiliate of the Company was the owner of such Notes of such series (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(1) a registration of transfer of a Rule 144A Note of such series or an Institutional Accredited Investor Note of such series or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note of such series that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note of such series to a transferee in the form of a beneficial interest in that Rule 144A Global Note of such series in accordance with this Indenture and the applicable procedures of DTC.

(2) a registration of transfer of a Rule 144A Note of a series or an Institutional Accredited Investor Note of a series or a beneficial interest therein to an IAI shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.8 from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to it; and

(3) a registration of transfer of a Rule 144A Note of a series or an Institutional Accredited Investor Note of a series or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to it.

(c) Transfers of Regulation S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note of a series prior to the expiration of the Restricted Period:

(1) a transfer of a Regulation S Note of such series or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note of such series for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2) a transfer of a Regulation S Note of such series or a beneficial interest therein to an IAI shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.8 from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Company; and

(3) a transfer of a Regulation S Note of such series or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 hereof from the proposed transferee and receipt by the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Company.

After the expiration of the Restricted Period, interests in the Regulation S Note of such series may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.8, Section 2.9 or any additional certification.

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes of such series not bearing a Restricted Notes Legend, the Registrar shall deliver Notes of such series that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes of such series bearing a Restricted Notes Legend, the Registrar shall deliver only Notes of such series that bear a Restricted Notes Legend unless (1) an Initial Note of such series is being transferred pursuant to an effective registration statement or (2) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Registrar to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act or, as applicable, Canadian Securities Laws. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e) [Reserved].

(f) Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g) Obligations with Respect to Transfers and Exchanges of Notes. To permit registrations of transfers and exchanges, the Company shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Company’s and Registrar’s written request.

No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company and the Trustee may require the Holder to pay a sum sufficient to cover any transfer tax, assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.11, 2.13, 3.5, 5.6 or 9.5).

The Company (and the Registrar) shall not be required to register the transfer of or exchange of any Note of a series (A) for a period beginning (1) 15 calendar days before the mailing of a notice of an offer to repurchase or redeem Notes of such series and ending at the close of business on the day of such mailing or (2) 15 calendar days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note of such series being redeemed in part.

Prior to the due presentation for registration of transfer of any Note of a series, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note of such series is registered as the owner of such Note of such series for the purpose of receiving payment of principal of, premium, if any, and (subject to the first paragraph of the form of Note of such series attached hereto as Exhibit A-1 and Exhibit A-2, as applicable) interest on such Note of such series and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note of such series, whether or not such Note of such series is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Definitive Note of a series delivered in exchange for an interest in a Global Note of such series pursuant to Section 2.1(f) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note of such series set forth in Section 2.1(d).

All Notes of a series issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes of such series surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee. (1) Neither the Trustee, nor the Registrar, shall have any responsibility or obligation to any beneficial owner of a Global Note of a series, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes of such series or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes of such series (or other security or property) under or with respect to such Notes of such series. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes of such series shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note of such series). The rights of beneficial owners in any Global Note of a series shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

Neither the Trustee nor the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note of a series (including any transfers between or among DTC participants, members or beneficial owners in any Global Note of such series) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee, the Registrar nor any of their respective agents shall have any responsibility for any actions taken or not taken by DTC.

SECTION 2.7 [Reserved].

SECTION 2.8 Form of Certificate To Be Delivered in Connection with Transfers to IAIs.

[Date]

Whirlpool Corporation

2000 North M-63

Benton Harbor, Michigan 49022-2692

Attention: Treasurer

U.S. Bank Trust Company, National Association

60 Livingston Avenue

EP-MN-S3MC

St. Paul, MN 55107-2292

Re:	Whirlpool Corporation

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[    ] principal amount of the [7.500][7.875]% Senior Secured Second Lien Notes due [2031][2034] (the “Notes”) of Whirlpool Corporation (the “Company”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3), (7), (9), (11), (12) or (13) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor,” and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the Resale Restriction Termination Date only (a) to the Company, or any Subsidiary thereof, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7), (9), (11), (12) or (13) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee and Registrar, which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (9), (11), (12) or (13) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee and Registrar reserve the right prior to any offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company.

3. We [are][are not] an Affiliate of the Company.

TRANSFEREE:

BY:

SECTION 2.9 Form of Certificate To Be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

Whirlpool Corporation

2000 North M-63

Benton Harbor, Michigan 49022-2692

Attention: Treasurer

U.S. Bank Trust Company, National Association

60 Livingston Avenue

EP-MN-S3MC

St. Paul, MN 55107-2292

Re: Whirlpool Corporation (the “Company”) [7.500% Senior Secured Second Lien Notes due 2031] [7.875% Senior Secured Second Lien Notes due 2034] (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[   ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a) the offer of the Notes was not made to a person in the United States;

(b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of the Company and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Company.

The Trustee, Registrar and the Company are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

SECTION 2.10 [Reserved].

SECTION 2.11 Mutilated, Destroyed, Lost or Stolen Notes. If a mutilated Note of a series is surrendered to the Registrar or if the Holder of a Note of a series claims that the Note of such series has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note of such series if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Company or the Trustee that such Note of such series has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the

Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Company and the Trustee and the Registrar prior to the Note of such series being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”), (c) satisfies any other reasonable requirements of the Trustee; provided, however, that if after the delivery of such replacement Note of such series, a protected purchaser of the Note of such series for which such replacement Note of such series was issued presents for payment or registration such replaced Note of such series, the Trustee and/or the Company shall be entitled to recover such replacement Note of such series from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Company or the Trustee in connection therewith. Such Holder shall furnish an indemnity bond sufficient in the judgment of (i) the Trustee to protect the Trustee and (ii) the Company to protect the Company, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note of a series is replaced, and, in the absence of notice to the Company, any Guarantor or the Trustee that such Note of such series has been acquired by a protected purchaser, the Company shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note of such series or in lieu of any such destroyed, lost or stolen Note of such series, a new Note of such series of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note of a series has become or is about to become due and payable, the Company in their discretion may, instead of issuing a new Note of such series, pay such Note of such series.

Upon the issuance of any new Note of a series under this Section 2.11, the Company may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.11, every new Note of a series issued pursuant to this Section 2.11, in lieu of any mutilated, destroyed, lost or stolen Note of such series shall constitute an original additional contractual obligation of the Company, any Guarantor (if applicable) and any other obligor upon the Notes of such series, whether or not the mutilated, destroyed, lost or stolen Note of such series shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes of such series duly issued hereunder.

The provisions of this Section 2.11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.12 Outstanding Notes. Notes of a series outstanding at any time are all Notes of such series authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.11 and those described in this Section 2.12 as not outstanding. A Note of a series does not cease to be outstanding in the event the Company or an Affiliate of the Company holds the Note of such series; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 13.6 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes of such series are present at a meeting of Holders of Notes of such series for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes of such series which a Responsible Officer of the Trustee or the Registrar actually knows to be held by the Company or an Affiliate of the Company shall not be considered outstanding.

If a Note of a series is replaced pursuant to Section 2.11 (other than a mutilated Note of such series surrendered for replacement), it ceases to be outstanding unless the Trustee or the Registrar and the Company receive proof satisfactory to them that the replaced Note of such series is held by a protected purchaser. A mutilated Note of a series ceases to be outstanding upon surrender of such Note of such series and replacement pursuant to Section 2.11.

If the Paying Agent holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes of a series (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes of such series (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.13 Temporary Notes. In the event that Definitive Notes of a series are to be issued under the terms of this Indenture, until such Definitive Notes of such series are ready for delivery, the Company may prepare and the Trustee or Authenticating Agent shall authenticate temporary Notes of such series. Temporary Notes of a series shall be substantially in the form, and shall carry all rights, of Definitive Notes of such series but may have variations that the Company considers appropriate for temporary Notes of such series. Without unreasonable delay, the Company shall prepare and the Trustee or Authenticating Agent shall authenticate Definitive Notes. After the preparation of Definitive Notes of a series, the temporary Notes of such series shall be exchangeable for Definitive Notes of such series upon surrender of the temporary Notes of such series at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes of a series, the Company shall execute, and the Trustee or Authenticating Agent shall, upon receipt of an Issuer Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes of such series representing an equal principal amount of Notes of such series. Until so exchanged, the Holder of temporary Notes of a series shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes of such series.

SECTION 2.14 Cancellation. The Company at any time may deliver Notes of a series to the Registrar for cancellation. The Registrar shall automatically cancel all Notes of a series surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes of such series in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act). If the Company or any

Guarantor acquires any of the Notes of a series, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes of such series unless and until the same are surrendered to the Registrar for cancellation pursuant to this Section 2.14. The Company may not issue new Notes of a series to replace Notes of such series it has paid or delivered to the Registrar for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note of a series have either been exchanged for Definitive Notes of such series, transferred, redeemed, repurchased or canceled, such Global Note of such series shall be returned by DTC to the Registrar for cancellation or retained and canceled by the Registrar. At any time prior to such cancellation, if any beneficial interest in a Global Note of a series is exchanged for Definitive Notes of such series, transferred in exchange for an interest in another Global Note of such series, redeemed, repurchased or canceled, the principal amount of Notes of such series represented by such Global Note of such series shall be reduced and an adjustment shall be made on the books and records of the Registrar with respect to such Global Note of such series, by the Registrar, to reflect such reduction.

SECTION 2.15 Payment of Interest; Defaulted Interest. Interest on any Note of a series which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note of such series (or one or more predecessor Notes of such series) is registered at the close of business on the regular record date for such payment at the office or agency of the Company maintained for such purpose pursuant to Section 2.3.

Any interest on any Note of a series which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes of such series (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:

(a) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes of a series (or their respective predecessor Notes of such series) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee or Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.15(a). Thereupon the Company shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 20 calendar days and not less than 15 calendar days prior to the Special Interest Payment Date and not less than 10 calendar days after the receipt by the Paying Agent of the notice of the proposed payment. The Company shall promptly notify the Trustee and the Paying Agent in writing of such Special Record Date, and in the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.2, not less than 10 calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes of a series (or their respective predecessor Notes of such series) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.15(b).

(b) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Company to the Trustee and the Paying Agent of the proposed payment pursuant to this Section 2.15(b), such manner of payment shall be deemed practicable by the Paying Agent.

Subject to the foregoing provisions of this Section 2.15, each Note of a series delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note of such series shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note of such series.

SECTION 2.16 CUSIP and ISIN Numbers. The Company in issuing the Notes of a series may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes of such series or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes of such series, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers. The Company shall promptly notify the Trustee and Registrar in writing of any change in the CUSIP and ISIN numbers.

ARTICLE III

COVENANTS

SECTION 3.1 Payment of Notes. The Company shall promptly pay, by 11:00 a.m., New York City time, on the date due, principal of, premium, if any, and interest on the Notes of a series at the office or agency of the Company maintained for such purpose or, at the option of the Paying Agent, payment of interest, if any, may be made by check mailed to the Holders of the Notes of such series at their respective addresses set forth in the Notes Register or by wire transfer of immediately available funds to the accounts specified by the Holders thereof; provided that all payments of principal, premium, if any, and interest with respect to Notes of such series represented by one or more Global Notes of such series registered in the name of or held by DTC or its nominee shall be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company’s office or agency maintained for such purpose will be the office of the Trustee.

SECTION 3.2 Limitation on Indebtedness.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), if on the date of such incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is greater than 2.00 to 1.00; provided further, that the amount of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors pursuant to this Section 3.2(a) and outstanding at any one time shall not exceed the greater of (x) $100.0 million and (y) 10.0% of Consolidated EBITDA for the Applicable Measurement Period and any Refinancing Indebtedness in respect thereof.

(b) Section 3.2(a) shall not prohibit the incurrence of the following Indebtedness:

(1) (x) Indebtedness under any Debt Facility (including letters of credit or bankers’ acceptances issued or created under any Debt Facility), and Guarantees in respect of such Indebtedness, up to an aggregate principal amount outstanding not exceeding the greater of (a) $2.75 billion and (b) an amount equal to the Aggregate Borrowing Base at the time of incurrence; and (y) Indebtedness represented by Second Lien Obligations or Junior Lien Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this subclause (y) and then outstanding, does not exceed an amount equal to (i) $1.0 billion plus (ii) an aggregate principal amount of Indebtedness that would not cause, on the date of incurrence of such Indebtedness and after giving effect thereto, the Consolidated Total Secured Net Leverage Ratio to exceed 3.00 to 1.00, and, in the case of each of clause (x) and (y), any Refinancing Indebtedness in respect thereof;

(2) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations is not prohibited by the terms of this Indenture;

(3) Indebtedness of the Company to any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary to the Company or any Restricted Subsidiary; provided, however, that:

(A) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary; and

(B) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(4) Indebtedness represented by (i) the Notes (other than any Additional Notes), including the Guarantee thereof, (ii) any Indebtedness (other than Indebtedness incurred pursuant to clauses (1) and (4)(i) of this Section 3.2(b)) outstanding on the Issue Date and the Guarantees thereof, (iii) Refinancing Indebtedness incurred in respect of any Indebtedness described in this clause (4) or clauses (2), (5) or (10) of this Section 3.2(b) or incurred pursuant to Section 3.2(a), and (iv) Management Advances;

(5) Indebtedness of (x) the Company or any Restricted Subsidiary incurred or issued to finance an acquisition or Investment or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture (including designating an Unrestricted Subsidiary as a Restricted Subsidiary); provided that after giving pro forma effect to such acquisition, merger, amalgamation or consolidation, either:

(A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 3.2(a);

(B) either the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would not be lower or the Consolidated Total Net Leverage Ratio of the Company and its Restricted Subsidiaries would not be higher, in each case, than it was immediately prior to such acquisition, merger, amalgamation or consolidation; or

(C) such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary); provided that, in the case of this clause (C), the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger, amalgamation or consolidation;

(6) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7) Indebtedness (i) represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this subclause (i) and then outstanding, does not exceed the greater of (x) $100.0 million and (y) 10.0% of Consolidated EBITDA for the Applicable Measurement Period (for the avoidance of doubt, Unsecured Capitalized Leases shall be permitted in an unlimited amount pursuant to clause (20)), and any Refinancing Indebtedness in respect thereof and (ii) arising out of Sale and Leaseback Transactions;

(8) Indebtedness in respect of (i) workers’ compensation claims, health, disability or other employee benefits, property, casualty or liability insurance, self-insurance obligations, customer guarantees, performance, indemnity, surety, judgment, bid, appeal, advance payment (including progress premiums), customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations, completion guarantees and warranties or relating to liabilities, obligations or guarantees incurred in the ordinary course of business or consistent with past practice; (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; (iii) customer deposits and advance payments (including progress premiums) received from customers for goods or services purchased in the ordinary course of business or consistent with past practice; (iv) letters of credit, bankers’ acceptances, discounted bills of exchange, discounting or factoring of receivables or payables for credit management purposes, warehouse receipts, guarantees or other similar instruments or obligations issued or entered into, or relating to liabilities or obligations incurred in the ordinary course of business or consistent with past practice; (v) Cash Management Obligations; and (vi) Settlement Indebtedness;

(9) Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs, deferred purchase price or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets, a Person (including any Capital Stock of a Subsidiary) or Investment (other than Guarantees of Indebtedness incurred by any Person acquiring or disposing of such business, assets, Person or Investment for the purpose of financing such acquisition or disposition);

(10) Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause and then outstanding, shall not exceed 100.0% of the net cash proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock or otherwise contributed to the equity (in each case, other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) of the Company, in each case, subsequent to the Issue Date, and any Refinancing Indebtedness in respect thereof; provided, however, that (i) any such net cash proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Company and its Restricted Subsidiaries incur Indebtedness in reliance thereon and (ii) any net cash proceeds that are so received or contributed shall be excluded for purposes of incurring Indebtedness pursuant to this clause to the extent such net cash proceeds or cash have been applied to make Restricted Payments;

(11) Indebtedness of Restricted Subsidiaries that are not Guarantors in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (11) and then outstanding, does not exceed the greater of (x) $150.0 million and (y) 17.5% of Consolidated EBITDA for the Applicable Measurement Period, and any Refinancing

Indebtedness in respect thereof; provided that any Indebtedness incurred pursuant to this clause (11) may only be incurred in good faith for bona fide business purposes and not for any transaction or series of transactions which is for the purpose of materially reducing the value of the Collateral or disadvantaging the Holders in respect of their rights as creditors relative to other creditors;

(12)(a) Indebtedness issued by the Company or any of its Subsidiaries to any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any of its Subsidiaries, in each case to finance the purchase or redemption of Capital Stock of the Company that is not prohibited by Section 3.3 and (b) Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in the ordinary course of business, consistent with past practice or in connection with the Refinancing Transactions, any Investment or any acquisition (by merger, consolidation, amalgamation or otherwise);

(13) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

(14) Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause and then outstanding, shall not exceed the greater of (x) $250.0 million and (y) 27.5% of Consolidated EBITDA for the Applicable Measurement Period and any Refinancing Indebtedness in respect thereof;

(15) Indebtedness in respect of any Permitted Receivables Facility;

(16) any obligation, or guaranty of any obligation, of the Company or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Company or a Restricted Subsidiary incurred in the ordinary course of business or consistent with past practice for all or any portion of the amounts payable by such customers to the Person extending such credit;

(17) Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Issue Date, including, if so consistent, that (1) the repayment of such Indebtedness is conditional upon such customer ordering a specific amount of goods or services and (2) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(18) Indebtedness incurred by the Company or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy or discharge the Notes or exercise the Company’s legal defeasance or covenant defeasance, in each case, in accordance with this Indenture;

(19) Indebtedness of the Company or any of its Restricted Subsidiaries arising pursuant to any Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions;

(20) Unsecured Capitalized Leases; and

(21) obligations in respect of Disqualified Stock in an amount not to exceed $50.0 million outstanding at the time of incurrence.

(c) Notwithstanding anything to the contrary in this Indenture or in any Note Document, any Indebtedness (including intercompany loans and Guarantees of Indebtedness) incurred after the Issue Date owed by the Company or a Guarantor to any non-Guarantor Subsidiary shall be subordinated in right of payment to the Obligations under the Notes (this clause (c), the “Double-Dip Provision”) pursuant to an intercompany subordination agreement.

(d) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this Section 3.2:

(1) in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 3.2(a) and (b), the Company, in its sole discretion, shall classify, and may from time to time reclassify, such item of Indebtedness (or any portion thereof) and only be required to include the amount and type of such Indebtedness in Section 3.2(a) or one of the clauses of Section 3.2(b);

(2) additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to any type of Indebtedness described in Section 3.2(a) or (b) so long as such Indebtedness is permitted to be incurred pursuant to such provision and any related Liens are permitted to be incurred at the time of reclassification (it being understood that any Indebtedness incurred pursuant to one of the clauses of Section 3.2(b) shall cease to be deemed incurred or outstanding for purposes of such clause but shall be deemed incurred for the purposes of Section 3.2(a) from and after the first date on which the Company or its Restricted Subsidiaries could have incurred such Indebtedness under Section 3.2(a) without reliance on such clause);

(3) all Indebtedness outstanding on the Issue Date under the ABL Credit Agreement shall be deemed incurred on the Issue Date under Section 3.2(b)(1)(x);

(4) in the case of any Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing;

(5) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(6) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are incurred pursuant to any Debt Facility and are being treated as incurred pursuant to Section 3.2(a) or any clause of Section 3.2(b) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(7) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(8) Indebtedness permitted by this Section 3.2 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.2 permitting such Indebtedness;

(9) for all purposes under this Indenture, including for purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated Total Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, in connection with the incurrence, issuance or assumption of any Indebtedness pursuant to Section 3.2(a) or (b) or the incurrence or creation of any Lien pursuant to the definition of “Permitted Liens,” the Company may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be, as being incurred as of such election date, and, if such Fixed Charge Coverage Ratio, the Consolidated Total Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio or other provision of this Indenture, as applicable, is complied with (or satisfied) with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this Section 3.2 or the definition of “Permitted Liens,” as applicable, whether or not the Fixed Charge Coverage Ratio, the Consolidated Total Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio or other provision of this Indenture, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is complied with (or satisfied) for all purposes (including as to the absence of any continuing Default or Event of Default);

(10) when calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Acquisition and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions), in each case, at the option of the Company (the

Company’s election to exercise such option, an “LCA Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCA Test Date”) either (a) the definitive agreement for such Limited Condition Acquisition is entered into (or, if applicable, the date of delivery of an irrevocable declaration of a Restricted Payment or similar event), or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction) (an “LCA Public Offer”) in respect of a target of a Limited Condition Acquisition and, in each case, if, after giving pro forma effect to the Limited Condition Acquisition and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions) and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCA Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued, assumed or incurred at the LCA Test Date or at any time thereafter); provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Company may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be the applicable LCA Test Date for purposes of such ratios, tests or baskets, (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCA Test Date for such Limited Condition Acquisition and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions) and (c) Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate as reasonably determined by the Company.

For the avoidance of doubt, if the Company has made an LCA Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCA Test Date would at any time after the LCA Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA of the Company or the Person subject to such Limited Condition Acquisition, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCA Test Date would at any time after the LCA Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Acquisition following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Acquisition is terminated, expires or passes (or, if applicable, the irrevocable notice is terminated, expires or passes or, as applicable, the offer in respect of an LCA Public Offer for, such acquisition is terminated), as applicable, without consummation of such Limited Condition Acquisition, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Acquisition;

(11) notwithstanding anything in this Section 3.2 to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on a clause of Section 3.2(b) measured by reference to a percentage of Consolidated EBITDA at the time of incurrence, if such refinancing would cause the percentage of Consolidated EBITDA restriction to be exceeded if calculated based on the percentage of Consolidated EBITDA on the date of such refinancing, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing; and

(12) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(e) Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an incurrence of Indebtedness for purposes of this Section 3.2.

(f) If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under this Section 3.2, the Company shall be in default of this Section 3.2).

(g) For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

(h) Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(i) For purposes of this Indenture, (1) unsecured Indebtedness shall not be treated as subordinated or junior to secured Indebtedness merely because it is unsecured and (2) Senior Indebtedness shall not be treated as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors.

SECTION 3.3 Limitation on Restricted Payments.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any such payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(A) dividends, payments or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock (other than Disqualified Stock) of the Company; and

(B) dividends, payments or distributions payable to the Company or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis);

(2) purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company;

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness of the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary); or

(4) make any Restricted Investment;

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) above (other than any exceptions thereto) are referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(i) other than in the case of (i) a Restricted Investment and (ii) amounts attributable to subclauses (A) and (C) through (F) of clause (iii) below, an Event of Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(ii) [reserved]; or

(iii) the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments made pursuant to Section 3.3(b)(1) (without duplication), but excluding all other Restricted Payments permitted by Section 3.3(b)) would exceed the sum of (without duplication):

(A) $200.0 million;

(B) 50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (which may, at the Company’s election, be internal financial statements) (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit) (which amount under this clause (B) shall not be less than zero);

(C) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) subsequent to the first day of the first fiscal quarter in which the Issue Date occurs or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company or a Restricted Subsidiary (including the aggregate principal amount of any Indebtedness of the Company or a Restricted Subsidiary contributed to the

Company or a Restricted Subsidiary for cancellation) or that becomes part of the capital of the Company or a Restricted Subsidiary through consolidation or merger subsequent to the Issue Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 3.3(b)(6) and (z) Excluded Contributions);

(D) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the first day of the first fiscal quarter in which the Issue Date occurs of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(E) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by means of: (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of, or other returns on Investment from, Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of, or cash distributions or cash interest received in respect of, such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after the first day of the first fiscal quarter in which the Issue Date occurs; or (ii) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a dividend, payment or distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under Section 3.3(b)(17), which will instead increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 3.3(b)(17), as the case may be) or a dividend from a Person that is not a Restricted Subsidiary after the first day of the first fiscal quarter in which the Issue Date occurs; and

(F) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after the first day of the first fiscal quarter in which the Issue Date occurs, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Company, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under Section 3.3(b)(17) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 3.3(b)(17), as the case may be.

(b) The foregoing provisions of Section 3.3(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of this Indenture as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(2) any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition or retirement of Capital Stock, including accrued and unpaid dividends thereon, or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company to the extent contributed to the Company (in each case, other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of the Company; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from Section 3.3(a)(iii);

(3) any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company or any Restricted Subsidiary;

(4) any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be;

(5) any prepayment, purchase, repurchase, redemption, defeasance, discharge or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(A) from Net Available Cash to the extent permitted under Section 3.5; or

(B) following the occurrence of (i) a Change of Control (or other similar event described therein as a “change of control”) or (ii) an Asset Disposition (or similar event described therein as an “asset disposition” or “asset sale”), but only if the Company shall have first complied with Section 3.5 or Section 3.9, as applicable, and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(C) consisting of Acquired Indebtedness (other than Indebtedness Incurred (i) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (ii) otherwise in connection with or contemplation of such acquisition);

(6) a Restricted Payment to pay for the prepayment, purchase, repurchase, redemption, defeasance, discharge or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) or equity appreciation rights of the Company or of any Restricted Subsidiary held by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any of its Subsidiaries pursuant to any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Company in connection with such prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition), including any Capital Stock rolled over, accelerated or paid out by or to any employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any of its Subsidiaries in connection with any transaction; provided, however, that the aggregate Restricted Payments made under this clause (6) do not exceed the greater of (x) $30.0 million and (y) 3.0% of Consolidated EBITDA for the Applicable Measurement Period in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of the greater of (x) $60.0 million and (y) 6.0% of Consolidated EBITDA for the Applicable Measurement Period in any fiscal year); provided, further, that such amount in any fiscal year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock or Excluded Contributions) or equity appreciation rights or the exercise of options or warrants or other rights to purchase or acquire Capital Stock of the Company and, to the extent contributed to the capital of the Company (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution) or Capital Stock, in each case to any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any of its Subsidiaries that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 3.3(a)(iii); plus

(B) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(C) the amount of any Restricted Payments made in previous calendar years pursuant to clauses (A) and (B) of this clause (6);

provided, that the Company may elect to apply all or any portion of the aggregate increase contemplated by subclauses (A) and (B) of this clause (6) in any fiscal year; and provided, further, that (i) cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company and (ii) the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or similar instruments if such Capital Stock represents all or a portion of the exercise price thereof and payments, in lieu of the issuance of fractional shares of such Capital Stock or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Section 3.3 or any other provision of this Indenture;

(7) the declaration and payment of dividends on Disqualified Stock of the Company or any Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary;

(8) payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar taxes payable in connection with the exercise or vesting of Capital Stock or any other equity award by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any Restricted Subsidiary and purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, equity-based awards or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof or payments in lieu of the issuance of fractional shares of such Capital Stock or in respect of withholding or similar taxes payable upon exercise or vesting thereof;

(9) [reserved];

(10) [reserved];

(11) [reserved];

(12) Restricted Payments (a) in an amount not to exceed the amount of Excluded Contributions or (b) in an amount equal to the amount of net cash proceeds from an asset sale or disposition in respect of property or assets acquired, if the acquisition of such property or assets was financed with Excluded Contributions;

(13) (i) the declaration and payment of dividends on Designated Preferred Stock of the Company or any Restricted Subsidiary issued after the Issue Date; (ii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock and (iii) the declaration and payment of dividends on the Mandatory Preferred Stock; provided, however, in the case of clauses (i) and (ii), that for the most recently ended four fiscal quarters for which consolidated financial statements are available (which may, at the Company’s election, be internal financial statements) immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00;

(14) distributions, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, or equity interests in, an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), or Indebtedness owed to the Company or a Restricted Subsidiary by an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), in each case, other than Unrestricted Subsidiaries, the primary assets of which are cash and Cash Equivalents or proceeds thereof;

(15) [reserved];

(16) any Restricted Payment made in connection with the Refinancing Transactions and any fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related thereto or used to fund amounts owed to Affiliates in connection with the Refinancing Transactions;

(17) (i) Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed the greater of (x) $200.0 million and (y) 22.5% of Consolidated EBITDA for the Applicable Measurement Period at such time, and (ii) so long as no Event of Default has occurred and is continuing (or would result therefrom) any Restricted Payments, so long as, after giving pro forma effect to the payment of any such Restricted Payment, the Consolidated Total Net Leverage Ratio shall be no greater than 4.50 to 1.00;

(18) mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment; provided that the amount of such redemptions is no greater than the amount that constituted a Restricted Payment or Permitted Investment;

(19) [reserved];

(20) the making of (i) cash payments made by the Company or any of its Restricted Subsidiaries to satisfy the payment of principal, interest or premium related to, or the conversion or exchange obligation upon conversion or exchange of, convertible or exchangeable Indebtedness issued in a convertible or exchangeable notes offering and any payments by the Company or any of its Restricted Subsidiaries to satisfy the exercise, settlement or termination of any related capped call, hedge, warrant or other similar transactions and (ii) cash payments by the Company or any of its Restricted Subsidiaries to satisfy the liquidation preference, dividends or premium related to, or the conversion obligation upon conversion of, Preferred Stock and any payments by the Company or any of its Restricted Subsidiaries to satisfy the exercise, settlement or termination of any related capped call, hedge, warrant or other similar transactions;

(21) payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a merger, amalgamation, consolidation or transfer of assets that complies with Section 4.1; and

(22) any Restricted Payment made in connection with Permitted Intercompany Activities, Permitted Tax Restructuring or related transactions.

For purposes of determining compliance with this Section 3.3, in the event that a Restricted Payment or Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in the clauses above, or is permitted pursuant to this Section 3.3(a) and/or one or more of the clauses contained in the definition of “Permitted Investment,” the Company will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 3.3, including as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investment.”

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith.

In connection with any commitment, definitive agreement or similar event relating to an Investment, the Company or applicable Restricted Subsidiary may designate such Investment as having occurred on the date of the commitment, definitive agreement or similar event relating thereto (such date, the “Election Date”) if, after giving pro forma effect to such Investment and all related transactions in connection therewith and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to make such Investment on the relevant Election Date in compliance with this Indenture, and any related subsequent actual making of such Investment will be deemed for all purposes under this Indenture to have been made on such Election Date, including for purposes of calculating any ratio, compliance with any test, usage of any baskets hereunder (if applicable) and Consolidated EBITDA and for purposes of determining whether there exists any Default or Event of Default (and all such calculations on and after the Election Date until the termination, expiration, passing, rescission, retraction or rescindment of such commitment, definitive agreement or similar event shall be made on a pro forma basis giving effect thereto and all related transactions in connection therewith).

Unrestricted Subsidiaries may use value transferred from the Company and its Restricted Subsidiaries in a Permitted Investment to purchase or otherwise acquire Indebtedness or Capital Stock of the Company or any of the Company’s Restricted Subsidiaries, and to transfer value to the holders of the Capital Stock of the Company or any Restricted Subsidiary and to Affiliates thereof, and such purchase, acquisition, or transfer will not be deemed to be a “direct or indirect” action by the Company or its Restricted Subsidiaries.

If the Company or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the provisions of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of the Company for any period.

For the avoidance of doubt, this Section 3.3 shall not restrict the making of, or dividends or other distributions in amounts sufficient to make, any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of the Company or any of its Restricted Subsidiaries.

SECTION 3.4 [Reserved].

SECTION 3.5 Limitation on Sales of Assets and Subsidiary Stock.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2) if on a pro forma basis after giving effect to such Asset Disposition and the use of proceeds therefrom the Consolidated Total Secured Net Leverage Ratio exceeds 2.50 to 1.00, in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise), together with all other Asset Dispositions since the Issue Date (on a cumulative basis), received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) within 545 days from the later of (A) the date of such Asset Disposition and (B) the receipt of the Net Available Cash from such Asset Disposition (the “Asset Disposition Proceeds Application Period”), an amount equal to 100% of such Net Available Cash is applied, to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness):

(A) to the extent such Net Available Cash is from an Asset Disposition of Collateral, to repay either (i) the First Lien Obligations, (ii) Obligations under the Notes or (iii) Second Lien Obligations (other than the Notes); provided that if the Company or any of its Restricted Subsidiaries shall so repay any Second Lien Obligations other than the Notes, the Company will either reduce Obligations under the Notes on a pro rata basis by, at its option, (A) redeeming Notes pursuant to Section 5.7 or (B) purchasing Notes through open market purchases, or making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes on a ratable basis with such other Second Lien Obligations for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased;

(B) if the assets that are the subject of such Asset Disposition do not constitute Collateral, to repay either (i) the First Lien Obligations, (ii) Obligations under the Notes or (iii) Obligations under any other Senior Indebtedness; provided that if the Company or any of its Restricted Subsidiaries shall so repay any Senior Indebtedness other than the Notes, the Company will either reduce Obligations under the Notes on a pro rata basis by, at its option, (A) redeeming Notes pursuant to Section 5.7 or (B) purchasing Notes through open market purchases, or making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes on a ratable basis with such other Senior Indebtedness for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased

(C) if the Net Available Cash is received by a Restricted Subsidiary that is not a Guarantor, to permanently reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary;

(D) to make (a) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other property or assets (other than Capital Stock), in the case of each of clauses (a), (b) and (c), either (x) that are used or useful in a Similar Business or (y) that replace the businesses, properties and/or assets that are the subject of such Asset Disposition;

(E) to make an Investment in Additional Assets; or

(F) any combination of the foregoing.

provided that, in the case of clauses (D) or (E) above, a binding commitment shall be treated as a permitted application of Net Available Cash from the date of such commitment with the good faith expectation that an amount equal to Net Available Cash shall be applied to satisfy such commitment within 180 days of such commitment;

provided further that, (1) pending the final application of the amount of any such Net Available Cash in accordance with clause (A) or (B) of Section 3.5(a)(3), the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including obligations under the ABL Credit Agreement) or otherwise use such Net Available Cash in any manner not prohibited by this Indenture; and (2) the Company (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with Section 3.5(a)(3)(B) with respect to such Asset Disposition. Any Net Available Cash that is not applied or invested as provided for in Section 3.5(a)(3) shall constitute “Excess Proceeds”; provided that any amount of proceeds offered to Holders in accordance with clauses (A) and (B) of Section 3.5(a)(3) or pursuant to an Asset Disposition Offer made at any time after the Asset Disposition shall be deemed to have been applied as required and shall not be deemed to be Excess Proceeds without regard to the extent to which such offer is accepted by the Holders.

(b) On the 546th day after the later of (A) an Asset Disposition or (B) the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds under this Indenture exceeds the greater of (x) $250.0 million and (y) 27.5% of Consolidated EBITDA for the Applicable Measurement Period (the “Excess Proceeds Offer Amount”), the Company shall make an offer to all Holders and, if required or permitted by the terms of other Second Lien Obligations (in the case of an Asset Disposition of Collateral) or other Senior Indebtedness (in the case of an Asset Disposition of assets that do not constitute Collateral), to the holders of such other Second Lien Obligations or Senior Indebtedness, as applicable (an “Asset Disposition Offer”), to purchase the maximum aggregate principal amount of the Notes and such other Second Lien Obligations or Senior Indebtedness (solely with respect to such other Second Lien Obligations or Senior Indebtedness, the accreted value thereof, if not inconsistent with the definitive documents governing such Obligations or Indebtedness), with respect to the Notes only, that is equal to $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price, with respect to the Notes only, in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and, if applicable, the other documents governing the other Second Lien Obligations or Senior Indebtedness, as the case may be. The Company will commence an Asset Disposition Offer with respect to Excess Proceeds within 20 Business Days after the date that Excess Proceeds exceed the Excess Proceeds Offer Amount by transmitting electronically or by mailing the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Company may satisfy the foregoing obligations with respect to any Net Available Cash received from an Asset Disposition by making an Asset Disposition Offer with respect to such Net Available Cash (the “Advance Portion”) prior to the expiration of the Asset Disposition Proceeds Application Period with respect to all or a part of the Net Available Cash in advance of being required to do so by this Indenture (the “Advance Offer”).

(c) To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and such other Second Lien Obligations or Senior Indebtedness, as applicable, tendered pursuant to an Asset Disposition Offer is less than the Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Company may use any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) in any manner not prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of Notes or the other Second Lien Obligations or Senior Indebtedness, as applicable, surrendered in an Asset Disposition Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Trustee shall select the Notes and the Company or the representative of such other Second Lien Obligations or Senior Indebtedness shall select such other Second Lien Obligations or Senior Indebtedness to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the Notes or such other Second Lien Obligations or Senior Indebtedness, as applicable, tendered; provided that no Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero, and in the case of an Advance Offer, the amount of Net Available Cash the Company is offering to apply in such Advance Offer shall be excluded in subsequent calculations of Excess Proceeds.

(d) To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in U.S. dollars that is actually received by the Company upon converting such portion into U.S. dollars.

(e) Notwithstanding any other provisions of this Section 3.5, (i) to the extent that any of the Net Available Cash of any Asset Disposition by a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments, in each case, from being repatriated to the United States, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this Section 3.5, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law, documents or agreements will not permit repatriation to the United States (the Company hereby agreeing to use reasonable efforts (as determined in the

Company’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all commercially reasonable actions with respect to the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, applicable organizational impediment or other impediment, such repatriation will be promptly effected and the amount of such repatriated Net Available Cash will be promptly (and in any event not later than five Business Days after such repatriation could be made) applied (net of additional Taxes payable or reserved against as a result thereof) (whether or not repatriation actually occurs) in compliance with this Section 3.5 and (ii) to the extent that the Company has determined in good faith that repatriation of any of or all the Net Available Cash of any Foreign Disposition would have an adverse Tax consequence (which for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so the Company, any of its Subsidiaries or any of their respective affiliates and/or equity owners would incur a tax liability, including a tax dividend, deemed dividend pursuant to Code Section 956 or a withholding tax), the Net Available Cash so affected may be retained by the applicable Foreign Subsidiary. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(f) For the purposes of Section 3.5(a)(2), the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness or other liabilities, contingent or otherwise, of the Company or a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(2) securities, notes or other obligations received by the Company or any Restricted Subsidiary of the Company from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash and Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Disposition;

(3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary; and

(5) any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 3.5 that is at that time outstanding, not to exceed the greater of (x) $250.0 million and (y) 27.5% of Consolidated EBITDA for the Applicable Measurement Period (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(g) The Asset Disposition Offer notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If the notice is sent in a manner herein provided and any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. To the extent that the provisions of any securities laws, rules or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Company shall not be deemed to have breached its obligations described in this Indenture by virtue of compliance therewith.

The provisions of this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in principal amount of the then-outstanding Notes.

SECTION 3.6 Limitation on Liens.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or Incur any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Company or any Restricted Subsidiary.

(b) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

(c) For so long as the Existing Senior Notes or the Applicable Refinanced Existing Senior Notes are outstanding and include “limitations on liens” covenants limiting the incurrence of Liens over Specified Existing Senior Notes Assets, if the Collateral includes any Specified Existing Senior Notes Principal Property, notwithstanding anything to the contrary in this Indenture, none of the Company or any of its Subsidiaries shall create, incur or assume any Lien upon any Specified Existing Senior Notes Assets securing Indebtedness for borrowed money in an amount exceeding (w) 9.9% of “Consolidated Net Tangible Assets” (as defined in the Existing Senior Notes Indentures or the agreements governing any Applicable Refinanced Existing Senior Notes) minus (x) the amount of “Attributable Debt” (as defined in the Existing Senior Notes Indentures or the agreements governing any Applicable Refinanced Existing Senior Notes) of the Company and its Subsidiaries outstanding at such time minus (y) the aggregate outstanding amount of First Lien Obligations secured by a first-priority Lien on Specified Existing Senior Notes Principal Property, if any, minus (z) the aggregate outstanding amount of Notes (together with any other Second Priority Debt Obligations) secured by a Lien on Specified Existing Senior Notes Principal Property, if any.

SECTION 3.7 Limitation on Liens at Company’s Election Following the Termination Date. Following the Termination Date, the Company may elect by written notice to the Trustee to be subject with respect to the Notes of a series to the limitation on liens and restrictions on sale and leaseback provisions pursuant to this Section 3.7 in lieu of Section 3.6.

(a) While the Notes of a series remain outstanding, the Company shall not, nor shall it permit any Restricted Subsidiary to, secure Indebtedness for money borrowed by placing a Lien on any Principal Property now or hereafter owned or leased by the Company or any Restricted Subsidiary or on any shares of stock or Indebtedness of any Restricted Subsidiary without equally and ratably securing all of the Notes of such series, unless after giving effect thereto (1) the aggregate principal amount of all such secured Indebtedness then outstanding plus (2) all Attributable Debt of the Company and its Restricted Subsidiaries in respect of sale and leaseback transactions pursuant to Section 3.7(c) covering Principal Properties, other than sale and leaseback transactions permitted under Section 3.7(c)(ii), would not exceed an amount equal to 10% of Consolidated Net Tangible Assets.

(b) Section 3.7(a) shall not apply to, and there shall be excluded in computing secured Indebtedness for purposes of Section 3.7(a), certain permitted Liens, including:

(1) Liens existing as of the Issue Date on property or assets of the Company or any of its Restricted Subsidiaries;

(2) Liens on property or assets of, or on any shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(3) Liens on property or assets or shares of stock or Indebtedness existing at the time of acquisition and certain purchase money or similar Liens;

(4) Liens to secure certain development, operation, construction, alteration, repair or improvement costs;

(5) Liens in favor of, or which secure Indebtedness owing to, the Company or a Restricted Subsidiary;

(6) Liens in connection with government contracts, including the assignment of money due or to come due thereon;

(7) certain Liens in connection with legal proceedings or arising in the ordinary course of business and not in connection with the borrowing of money;

(8) Liens on property securing tax-exempt obligations issued by a domestic governmental issuer to finance the cost of acquisition or construction of such property; and

(9) extensions, substitutions, replacements or renewals of the foregoing.

(c) So long as any of the Notes of a series remain outstanding, the Company shall not, nor shall it permit any Restricted Subsidiary to, enter into any sale and leaseback transaction, except a lease for a period not exceeding three years, after the Issue Date covering any Principal Property which was or is owned or leased by the Company or a Restricted Subsidiary and which has been or is to be sold or transferred more than 120 days after such property has been owned by the Company or such Restricted Subsidiary and completion of construction and commencement of full operation thereof, unless (i) the Attributable Debt in respect thereto and all other sale and leaseback transactions entered into after the Issue Date (other than those the proceeds of which are applied to reduce Indebtedness under clause (ii) below), plus the aggregate principal amount of then outstanding secured Indebtedness not otherwise permitted or excepted without equally and ratably securing the Notes of such series, does not exceed 10% of Consolidated Net Tangible Assets, or (ii) an amount equal to the greater of the net proceeds of the sale or the fair market value of the Principal Property leased is applied within 120 days after the sale or transfer to the voluntary retirement of Funded Debt of the Company (including debt securities constituting Funded Debt).

(d) Solely for purposes of this Section 3.7, the following terms have the meanings as set forth below:

“Attributable Debt” means the amount determined by multiplying the greater, at the time such sale and leaseback transaction is entered into, of (i) the fair value of the real property subject to such arrangement (as determined by the Company) or (ii) the net proceeds of the sale of such real property to the lender or investor, by a fraction of which the numerator is the unexpired initial term of the lease of such real property as of the date of determination and of which the denominator is the full initial term of such lease; provided that solely for purposes of this Section 3.7, sales and leasebacks with respect to facilities financed with certain tax-exempt securities are excepted from the definition of “Attributable Debt.”

“Consolidated Net Tangible Assets” means the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting (i) all current liabilities, excluding any current liabilities constituting Funded Debt by reason of being extendible or renewable, and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

“Funded Debt” means all Indebtedness for money borrowed, or evidenced by a bond, debenture, note or similar instrument or agreement whether or not for money borrowed, having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower.

“Lien” means any pledge, mortgage or other lien, including lease purchase, installment purchase and other title retention financing arrangements, on or in respect of any Principal Property owned or leased by the Company or any Restricted Subsidiary, or on any shares of stock or Indebtedness of any Restricted Subsidiary.

“Principal Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, owned or leased by the Company or any Restricted Subsidiary, used primarily for manufacturing and located in the United States, the gross book value on the books of the Company or such Restricted Subsidiary (without deduction of any depreciation reserve) of which on the date as of which the determination is being made exceeds 1.0% of Consolidated Net Tangible Assets, other than any such building, structure or other facility or any portion thereof or any such fixture (together with the land upon which it is erected and fixtures comprising a part thereof) (i) which is financed by industrial development bonds which are tax-exempt pursuant to Section 103 of the Code (or which receive similar tax treatment under any subsequent amendments thereto or successor laws thereof), or (ii) which, in the opinion of the Board of Directors, is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole.

SECTION 3.8 Additional Guarantees.

(a) The Company shall not permit any of its Domestic Subsidiaries or Canadian Subsidiaries (other than the Guarantors) to become a guarantor of the Company’s obligations under the ABL Credit Agreement, unless:

(1) such Restricted Subsidiary within 60 days executes and delivers a supplemental indenture to this Indenture providing for a Guarantee by such Restricted Subsidiary and joinders to the Security Documents or new Security Documents, as applicable, together with any other filings and agreements required by the Security Documents as have been filed with respect to the ABL Credit Agreement to create or perfect the security interests for the benefit of the Holders of the Notes in the Collateral of such Restricted Subsidiary; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under this Indenture;

provided that this Section 3.8 shall not be applicable (i) to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or (ii) in the event that the Guarantee of the Company’s obligations under the Notes or this Indenture by such Subsidiary would not be permitted under applicable law.

(b) The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall not be required to comply with the 60-day period set forth in Section 3.8(a).

SECTION 3.9 Change of Control Repurchase Event. If a Change of Control Repurchase Event occurs, unless a third party makes a Change of Control Offer or the Company has previously or substantially concurrently therewith delivered a redemption notice with respect to all the outstanding Notes pursuant to Section 3.9(c), the Company shall make an offer to purchase all of the Notes pursuant to the offer described below (a “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the repurchase date; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose names the Notes are registered at the close of business on such record date will receive interest on the repurchase date (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event, the Company will deliver or cause to be delivered a notice of such Change of Control Offer electronically in accordance with the applicable procedures of DTC, or, at the Company’s option, by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the Notes Register or otherwise in accordance with the applicable procedures of DTC, with the following information (provided that to the extent that the provisions of any securities laws, rules or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Section 3.9, the Company shall not be deemed to have breached its obligations under this Section 3.9 by virtue of compliance therewith):

(1) that a Change of Control Offer is being made pursuant to this Section 3.9, and that all Notes properly tendered and not validly withdrawn pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2) the purchase price and the purchase date, which will be no earlier than 10 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3) that any Note not properly tendered or validly withdrawn will remain outstanding and continue to accrue interest;

(4) that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest, on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered and that the unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control;

(9) describing the transaction or transactions that constitute the Change of Control Repurchase Event; and

(10) the other instructions, as determined by the Company, consistent with this Section 3.9, that a Holder must follow.

The Paying Agent will promptly mail the Change of Control Payment to each tendering Holder for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

(b) On the Change of Control Payment Date, the Company will, to the extent permitted by law:

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Registrar for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

(c) The Company will not be required to make a Change of Control Offer following a Change of Control Repurchase Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption of all outstanding Notes has been given pursuant to Section 5.7, unless and until there is a default in the payment of the redemption price on the applicable redemption date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied. Notwithstanding anything to the contrary in this Indenture, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.

(d) In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes of either series accept a Change of Control Offer and the Company purchases all of the Notes of such series held by such Holders, the Company will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described in this Section 3.9, to redeem all of the Notes of such series that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes of such series that remain outstanding, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(e) While the Notes are in global form and the Company makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

SECTION 3.10 Reports.

(a) So long as the Notes of a series remain outstanding, the Company shall file with the Trustee, within 15 days after the Company is required to file the same with the SEC, copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, or if the Company is not required to file information, documents, or reports pursuant to either of such sections of the Exchange Act, then to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents, and reports which may be required pursuant to Section 13 of the Exchange Act, or in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

(b) The Company shall file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants provided for in this Indenture as may be required by such rules and regulations.

(c) Delivery of reports, information and documents to the Trustee is for informational purposes only and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under this Indenture, or participate in any conference calls.

SECTION 3.11 [Reserved].

SECTION 3.12 Maintenance of Office or Agency . The Company will maintain an office or agency where the Notes may be presented or surrendered for payment and where, if applicable, the Notes may be surrendered for registration of transfer or exchange. The corporate trust office of the Trustee, located at U.S. Bank Trust Company, National Association, 60 Livingston Avenue, EP-MN-S3MC, St. Paul, MN 55107-2292, Attention: Global Corporate Trust Services, Quinn DePompolo, shall be such office or agency of the Company, unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations and surrenders.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Company will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

SECTION 3.13 [Reserved].

SECTION 3.14 [Reserved].

SECTION 3.15 [Reserved].

SECTION 3.16 Compliance Certificate . The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company ending after January 1, 2027, an Officer’s Certificate stating that to the best knowledge of the signer thereof the Company is not in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if the Company shall be in default, specifying all such defaults and the nature and status thereof of which such signer may have knowledge. The individual signing any certificate given by any Person pursuant to this Section 3.16 shall be the principal executive, financial or accounting Officer of such Person.

SECTION 3.17 [Reserved].

SECTION 3.18 Certain Post-Closing Matters. No later than 90 days after the Issue Date (or such later date as the Notes Collateral Agent may agree in its sole discretion), (i) KitchenAid Europa, Inc. shall deliver to the Notes Collateral Agent the duly executed copy of the Belgian Collateral Document and (ii) the Notes Collateral Agent shall have received a duly executed copy of the Canadian Security Agreement.

SECTION 3.19 Statement by Officers as to Default. The Company shall deliver to the Trustee, within 30 days after the Company becomes aware of the occurrence of any Event of Default under Sections 6.1(5) or (9) and any event that with the giving of notice or a lapse of time would become an Event of Default under Sections 6.1(4) or (8), an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Company is taking or proposes to take with respect thereto. The Trustee will not be deemed to have knowledge of any Defaults or Events of Default unless written notice of an event, which is in fact a Default, has been delivered to a Responsible Officer of the Trustee pursuant to the notice provisions in this Indenture.

SECTION 3.20 Designation of Restricted and Unrestricted Subsidiaries. The Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause an Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 3.3 or under one or more clauses of the definition of “Permitted Investment”, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by delivering to the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions and was not prohibited by Section 3.3. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date.

The Company may at any time designate or redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if no Default or Event of Default would be in existence following such designation. Any such designation by the Company shall be evidenced to the Trustee by delivering to the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions.

SECTION 3.21 Termination of Covenants on Achievement of Investment Grade Status.

(a) Following the first day, with respect to a series of Notes, (i) the Notes of such series have achieved Investment Grade Status; and (ii) no Event of Default has occurred and is continuing under this Indenture, then, beginning on that day (the “Termination Date”), the Company and its Restricted Subsidiaries shall permanently no longer be subject to Sections 3.2, 3.3, 3.5, 3.8, 3.20, 4.1(a)(3) and 10.2 (the “Terminated Covenants”).

(b) Following the Termination Date, notwithstanding that the Notes of such series may cease to have such Investment Grade Status or an Event of Default may occur, the Terminated Covenants shall be inapplicable to the parties to this Indenture and have no further force and effect.

(c) Following the Termination Date, the Liens on the Collateral securing the Notes of such series shall automatically and without the need for any further action by any Person be released in whole upon the occurrence of the Termination Date and have no further force and effect.

(d) Following the Termination Date, notwithstanding that the Notes of such series may cease to have such Investment Grade Status or an Event of Default may occur, the Company may elect by written notice to the Trustee to be subject to the provisions limiting liens pursuant to Section 3.7 in lieu of Section 3.6.

(e) Neither the Trustee nor the Notes Collateral Agent shall have any duty to monitor the ratings of the Notes of a series, shall be deemed to have any knowledge of the ratings of the Notes of such series or shall have any duty to notify Holders if the Notes of such series achieve Investment Grade Status, and each shall assume the Terminated Covenants are in effect until it is notified in writing that the Notes of such series have achieved Investment Grade Status.

ARTICLE IV

SUCCESSOR COMPANY; SUCCESSOR PERSON

SECTION 4.1 Merger and Consolidation of the Company.

(a) The Company will not consolidate with or merge with or into or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the Company is the surviving Person or the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, via a supplemental indenture or other documents and instruments, all the obligations of the Company under the Notes, this Indenture and the applicable Security Documents and if such Successor Company is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, either (a) the Fixed Charge Coverage Ratio of the Company (or, if applicable, the Successor Company thereto) is at least 2.00 to 1.00 or (b) the Fixed Charge Coverage Ratio of the Company (or, if applicable, the Successor Company thereto) would not be lower than it was immediately prior to giving effect to such transaction;

(4) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) has been duly authorized, executed and delivered and this Indenture and the supplemental indenture are legal, valid and binding agreements enforceable against the applicable Successor Company (in each case, in form satisfactory to the Trustee); provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above;

(5) to the extent any assets of the Person which is merged or consolidated with or into the Company are assets of the type which would constitute Collateral under the Security Documents, the Company or the Successor Company, as applicable, will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents; and

(6) the Collateral owned by or transferred to the Successor Company shall: (a) continue to constitute Collateral under this Indenture and the Security Documents and (b) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders of the Notes.

(b) For purposes of this Section 4.1(a), the sale, lease, license, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(c) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes, this Indenture or the Security Documents, but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under such Notes, this Indenture or the Security Documents.

(d) Notwithstanding the preceding clauses (a)(2), (a)(3) or (a)(4) of this Section 4.1, (1) the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Guarantor, (2) the Company may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company, (3) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company or a Guarantor, (4) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary and (5) the Company and its Restricted Subsidiaries may complete any Permitted Tax Restructuring.

(e) The foregoing provisions (other than the requirements of clause (a)(2) of this Section 4.1) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary of the Company.

SECTION 4.2 Merger and Consolidation of the Guarantors

(a) Subject to Section 10.2(b), no Guarantor shall, and the Company shall not permit a Guarantor to, consolidate with or merge with or into or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) such Guarantor is the surviving Person or the resulting, surviving or transferee Person (the “Successor Person”) will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Person (if not such Guarantor) will expressly assume, via a supplemental indenture or other documents and instruments, all the obligations of the Guarantor under the Guarantees and such Guarantor’s related Guarantee;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Person or any Subsidiary of the applicable Successor Person as a result of such transaction as having been Incurred by the applicable Successor Person or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing; and

(3) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) has been duly authorized, executed and delivered and this Indenture and the supplemental indenture are legal, valid and binding agreements enforceable against it (in each case, in form satisfactory to the Trustee); provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clause (2) above;

The Successor Person shall succeed to, and be substituted for, and may exercise every right and power of, such Guarantor under this Indenture and such Guarantor’s Guarantee and such Guarantor shall automatically be released and discharged from its obligations under this Indenture and such Guarantor’s Guarantee.

Notwithstanding the foregoing, (a) any Guarantor may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to another Guarantor or the Company, (b) any Guarantor may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of such Guarantor, reincorporating such Guarantor in another jurisdiction, or changing the legal form of such Guarantor and (c) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to such Guarantor.

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.1 Notices to Trustee. If the Company elects to redeem Notes of a series pursuant to the optional redemption provisions of Section 5.7 hereof, it must furnish to the Trustee and the Paying Agent, at least 10 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes of such series to be redeemed; and

(4) the redemption price.

SECTION 5.2 Selection of Notes To Be Redeemed. If less than all of the Notes of a series are to be redeemed pursuant to Section 5.7, in an Asset Disposition Offer pursuant to Section 3.5 or a redemption pursuant to Section 5.8, the Trustee will select Notes of such series for redemption (a) if the Notes of such series are in global form in accordance with the applicable procedures of DTC, and an appropriate notation shall be made on such Notes of such series to decrease the principal amount thereof to equal the unredeemed portion thereof; and (b) if the Notes of such series are in definitive form, by lot or on a pro rata basis (subject to adjustments to maintain the authorized Notes denomination requirements) except:

(1) if the Notes of such series are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes of such series are listed; or

(2) if otherwise required by law.

No Notes of $2,000 in aggregate principal amount or less shall be redeemed in part. In the event of partial redemption, the particular Notes of a series to be redeemed will be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes of such series not previously called for redemption.

The Trustee will promptly notify the Company in writing of the Notes of a series selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000; except that if all of the Notes of a series of a Holder are to be redeemed, the entire outstanding amount of Notes of such series held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes of a series called for redemption also apply to portions of Notes of such series called for redemption.

SECTION 5.3 Notice of Redemption. At least 10 days but not more than 60 days before a redemption date, the Company will send or cause to be sent, by electronic delivery or, at the Company’s option, first-class mail, postage prepaid, a notice of redemption to each Holder whose Notes are to be redeemed at the address of such Holder appearing in the Notes Register or otherwise in accordance with the applicable procedures of DTC; provided that such notice may be delivered electronically or mailed more than 60 days before a redemption date if such notice is issued in connection with a redemption pursuant to Article VIII or Article XII of this Indenture.

The notice will identify the Notes of a series (including the CUSIP or ISIN number) to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note of such series is being redeemed in part, the portion of the principal amount of such Note of such series to be redeemed and that, after the redemption date upon surrender of such Note of such series, a new Note or Notes of such series in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note of such series;

(4) the name and address of the Paying Agent;

(5) that Notes of such series called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest, if any, on Notes of such series called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes of such series and/or Section of this Indenture pursuant to which the Notes of such series called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes of such series.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 10 days prior to the redemption date (or such shorter period as the Trustee may agree), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 5.4 Effect of Notice of Redemption. Except as provided for herein, once notice of redemption is sent in accordance with Section 5.3, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. Notice of any redemption of the Notes may, at the Company’s discretion, be given prior to the completion of a transaction (including, without limitation, an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) and any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

SECTION 5.5 Deposit of Redemption Price. Prior to 12:00 p.m. New York Time on the redemption date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of, and accrued interest, if any, on, all Notes of a series to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest, if any, on, all Notes of a series to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest, if any, will cease to accrue on the Notes or the portions of Notes of a series called for redemption. If a Note of a series is redeemed on or after an interest record date but on or prior to the corresponding interest payment date, then any accrued and unpaid interest shall be paid on the redemption date to the Holder in whose name such Note of such series was registered at the close of business on such record date. If the Company delivers global notes to the Trustee for cancellation on a date that is on or after the record date and on or before the corresponding interest payment date, then any accrued and unpaid interest shall be paid in accordance with the applicable procedures of DTC. If any Note of a series called for redemption is not so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes of such series and in Section 3.1.

SECTION 5.6 Notes Redeemed in Part. Upon surrender of a Note of a series that is redeemed in part, in the case of Definitive Notes of such series the Company will issue and, upon receipt of an Issuer Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

SECTION 5.7 Optional Redemption.

(a) At any time prior to July 1, 2028, in the case of the Initial 2031 Notes (the “2031 Notes First Call Date”), or July 1, 2029, in the case of the Initial 2034 Notes (the “2034 Notes First Call Date” and, together with the 2031 Notes First Call Date, a “First Call Date”), the Company may redeem the Notes of a series in whole or in part, at its option, upon not less than 10 nor more than 60 days’ prior notice by electronic delivery or, at the Company’s option, first-class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes of such series to the address of such Holder appearing in the Notes Register, at a redemption price (expressed as a percentage of the principal amount of the Notes of such series to be redeemed) equal to 100.000% of the principal amount of Notes of such series redeemed plus the relevant Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date (the “Redemption Date”), subject to the rights of holders of the Notes of such series on the relevant record date to receive interest due on the relevant interest payment date.

(b) At any time and from time to time prior to the applicable First Call Date, the Company may, at its option, upon not less than 10 nor more than 60 days’ prior notice by electronic delivery or, at the Company’s option, first-class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes of such series to the address of such Holder appearing in the Notes Register, redeem Notes of such series up to 40% of the original aggregate principal amount of Notes of such series (including Additional Notes of such series) issued under this Indenture, at a redemption price (expressed as a percentage of the principal amount of the Notes of such series to be redeemed) equal to 107.500% of the principal amount in the case of the Initial 2031 Notes and 107.875% of the principal amount in the case of the Initial 2034 Notes, in each case, plus accrued and unpaid interest, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes of such series on the relevant record date to receive interest due on the relevant interest payment date, with the Net Cash Proceeds received by the Company of one or more Equity Offerings of the Company; provided that not less than 50% of the aggregate principal amount of the then-outstanding Notes of such series issued under this Indenture remains outstanding immediately after the occurrence of each such redemption (including Additional Notes of such series, but excluding Notes of such series held by the Company or any of its Restricted Subsidiaries), unless all such Notes of such series are redeemed substantially concurrently; provided, further, that each such redemption occurs not later than 180 days after the date of closing of the related Equity Offering. The Trustee shall select the Notes of such series to be redeemed in the manner described under Sections 5.1 through 5.6.

(c) Except pursuant to clauses (a), (b) and (f) of this Section 5.7, the Notes of a series will not be redeemable at the Company’s option prior to the applicable First Call Date.

(d) At any time and from time to time on or after the applicable First Call Date, the Company may redeem the Notes of a series, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice by electronic delivery or, at the Company’s option, first-class mail, postage prepaid, with a copy to the Trustee to each Holder of Notes of such series to the address of such Holder appearing in the Notes Register, at the redemption prices (expressed as percentages of the principal amount of the Notes of such series to be redeemed) set forth in the table below, plus accrued and unpaid interest, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes of such series on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on July 1 of each of the years indicated in the table below:

Initial 2031 Notes

Period	Percentage
2028	103.750%
2029	101.875%
2030 and thereafter	100.000%

Initial 2034 Notes

Period	Percentage
2029	103.938%
2030	101.969%
2031 and thereafter	100.000%

(e) On and after the applicable Redemption Date, interest will cease to accrue on the Notes of a series or any portion of the Notes of such series called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest).

(f) Notwithstanding the foregoing, in connection with any tender offer for either series of Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes of such series validly tender and do not withdraw such Notes of such series in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes of such series validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes of such series that remain outstanding following such purchase, at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date. In determining whether the Holders of at least 90% of the aggregate principal amount of the outstanding Notes of such series have validly tendered and not validly withdrawn such Notes of such series in a tender offer, including a Change of Control Offer or Asset Disposition Offer, Notes of such series owned by the Company or its Affiliates or by funds controlled or managed by any Affiliate of the Company, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer.

(g) The Company’s actions and determinations in determining the redemption prices shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no duty to determine, or verify the calculation of, the redemption prices with respect to the Notes of a series.

(h) Any redemption pursuant to this Section 5.7 shall be made pursuant to the provisions of Sections 5.1 through 5.6.

SECTION 5.8 Mandatory Redemption. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Company may be required to offer to purchase Notes pursuant to Section 3.5 and Section 3.9. The Company and its equity holders, including its Affiliates or members of its management, among other parties, may at any time and from time to time purchase, repurchase, redeem, exchange, defease or otherwise acquire or retire its or any of its subsidiaries’ outstanding debt securities or loans, including the Notes, by any means other than a redemption that is subject to the provisions under this Article V (and, for the avoidance of doubt, without being subject to the pro rata requirement under Section 5.2), upon such terms, at such prices and with such considerations as the Company, its equity holders, including its Affiliates or members of its management, among other parties, may determine, including, without limitation, in negotiated transactions, open market purchases, by tender offer or any other transactions with one or more Holders and/or beneficial owners of Notes.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1 Events of Default. Each of the following is an “Event of Default”:

(1) a failure to pay any interest on any Note of a series when due and payable, and continuance of such failure for a period of 30 days;

(2) failure to pay the principal on any Note of a series as and when the same shall become due and payable either at the Stated Maturity of such Note, upon redemption, by declaration or otherwise;

(3) [reserved];

(4) default in the performance, or breach, of any other covenant or warranty of the Company relating to a series of the Notes and continuance of such default or breach for a period of 90 days after due notice by the Trustee or by the Holders of at least 30.0% in principal amount of the outstanding Notes of such series;

(5) failure to pay any portion of the principal of any Indebtedness for money borrowed by the Company which Indebtedness is in excess of $50.0 million outstanding principal amount or under any instrument by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, which Indebtedness is in excess of $10.0 million outstanding principal amount, when due and payable after the expiration of any applicable grace period with respect thereto or the acceleration of such Indebtedness, if such acceleration is not annulled within 10 days after written notice;

(6) the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together as of the latest audited consolidated financial statements for the Company, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case or proceeding;

(B) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C) consents to the appointment of a Custodian of it or for substantially all of its property;

(D) makes a general assignment for the benefit of its creditors;

(E) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(F) takes any comparable action under any foreign laws relating to insolvency;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together as of the latest audited consolidated financial statements for the Company, would constitute a Significant Subsidiary, in an involuntary case;

(B) appoints a Custodian of the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together as of the latest audited consolidated financial statements for the Company, would constitute a Significant Subsidiary, for substantially all of its property;

(C) orders the winding up or liquidation of the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together as of the latest audited consolidated financial statements for the Company, would constitute a Significant Subsidiary; or

(D) any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days;

(8)(i) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Indenture or the Security Documents) other than (A) in accordance with the terms of the relevant Security Document and this Indenture, (B) the satisfaction in full of all Obligations under this Indenture or (C) any loss of perfection that results from the failure of the Notes Collateral Agent or the collateral agent under the ABL Credit Agreement (or any action or inaction of the Notes Collateral Agent or the collateral agent under the ABL Credit Agreement) to maintain possession of certificates delivered to it representing securities pledged under the Security Documents and (ii) such default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 30.0% in aggregate principal amount of the then outstanding Notes of a series; and

(9) the Company or any Guarantor that is a Significant Subsidiary (or any group of Guarantors that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary) shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Security Document is invalid or unenforceable.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Company and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default (a “Default Direction”) shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes of a series are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Noteholder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes of a series in lieu of DTC or its nominee, and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes of a series, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes of a series, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes of such series held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability to the Company, any Holder or any other Person in acting in good faith on a Noteholder Direction or for the accuracy or content of any Noteholder Direction, Position Representation, Verification Covenant or otherwise.

SECTION 6.2 Acceleration. If an Event of Default (other than an Event of Default described in clause (6) or (7) of Section 6.1 with respect to the Company) occurs and is continuing, the Trustee by notice to the Company or the Holders of at least 30.0% in principal amount of the outstanding Notes of such series by written notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes of a series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately.

In the event of a declaration of acceleration of a series of the Notes because an Event of Default specified in clause (5) of Section 6.1 has occurred and is continuing, the declaration of acceleration of the Notes of such series shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) of Section 6.1 shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and if:

(1) the annulment of the acceleration of the Notes of such series would not conflict with any judgment or decree of a court of competent jurisdiction;

(2) all existing Events of Default, except nonpayment of principal, premium or interest on the series of Notes that became due solely because of the acceleration of such series of the Notes, have been cured or waived; provided that any time period to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction; and

(3) there has been paid to or deposited with the Trustee a sum sufficient to pay all amounts due to the Trustee and to reimburse the Trustee for reasonable expenses, disbursements and fees incurred by the Trustee, its agents and its counsel, in such capacity, in connection with such acceleration.

If an Event of Default described in clause (6) or (7) of Section 6.1 with respect to the Company occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes of such series will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.3 Other Remedies. If an Event of Default with respect to Notes of a series occurs and is continuing, the Trustee may pursue any available contractual remedy under this Indenture by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest on the Notes of such series or to enforce the performance of any provision of the Notes of such series or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Notwithstanding any other provision of this Indenture, (i) if a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Section 3.10 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by Section 3.10 or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

SECTION 6.4 Waiver of Past Defaults. The Holders of a majority in principal amount of the then outstanding Notes of a series under this Indenture may (a) waive all past or existing Defaults or Events of Default and their consequences under this Indenture and the Security Documents (except with respect to nonpayment of principal, premium or interest) and (b) rescind any such acceleration with respect to such Notes of such series and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) there has been paid to or deposited with the Trustee a sum sufficient to pay all amounts due to the Trustee under this Indenture and to reimburse the Trustee for any and all fees, expenses and disbursements incurred by the Trustee, its agents and its counsel, in such capacity, in connection with such acceleration.

SECTION 6.5 Control by Majority. The Holders of a majority in principal amount of the outstanding Notes of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee pursuant to this Indenture or of exercising any trust or power conferred on the Trustee pursuant to this Indenture. If an Event of Default has occurred and is continuing, the Trustee shall be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of any other Holders or that would involve the Trustee in personal liability (it being understood that the Trustee has no duty to determine whether any action is prejudicial to any Holder); provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, each of the Trustee and the Notes Collateral Agent shall be entitled to indemnification satisfactory to it against all fees, losses, liabilities and expenses that may be caused by taking or not taking such action.

SECTION 6.6 Limitation on Suits. Subject to Section 7.2, except to enforce the right to receive payment of principal or interest when due, in accordance with Section 6.7, no Holder may pursue any remedy with respect to this Indenture or the Notes of a series unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 30.0% in principal amount of the outstanding Notes of such series have requested in writing the Trustee to pursue the remedy;

(3) such Holders have offered in writing and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Notes of such series have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

SECTION 6.7 Right of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the contractual right of any Holder to receive payment of interest on the Notes of a series held by such Holder after the due date therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes of such series shall not be impaired or affected without the consent of such Holder (and, for the avoidance of doubt, the amendment, supplement or modification in accordance with the terms of this Indenture of Articles III and IV and Section 6.1(4), and the related definitions shall be deemed not to impair the contractual right of any Holder to receive payments of principal of and interest on such Holder’s Notes of such series on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Note of such series).

SECTION 6.8 Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest, if any, to the extent lawful) and the amounts provided for in Section 7.7.

SECTION 6.9 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its respective agents and its respective counsel, and any other amounts due the Trustee under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10 Priorities.

(a) If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST: to the Trustee and to the Notes Collateral Agent, in each case, for amounts due to them under Section 7.7;

SECOND: to Holders for amounts due and unpaid on the Notes of a series for principal of, or premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes of such series for principal of, or premium, if any, and interest, respectively; and

THIRD: to the Company, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b) The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 10 days before such record date, the Company shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Company or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default known to the Trustee:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4) No provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.1.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

SECTION 7.2 Rights of Trustee. Subject to Section 7.1:

(a) The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Company as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Company.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the Notes unless either (1) with respect to any payment default a Responsible Officer of the Trustee has actual knowledge of such Default or Event of Default or (2) a written notice of such Default or Event of Default shall have been received by a Responsible Officer of the Trustee at the corporate trust office of the Trustee specified in Section 13.2, and such notice references the Notes and this Indenture, and such notice is identified as a “Notice of Default.”

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee (in any capacity hereunder), each agent, custodian and other Person employed to act hereunder, including the Notes Collateral Agent.

(h) The Trustee shall not be under any obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered and, if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense which may be incurred therein or thereby.

(i) The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is known to a Responsible Officer of the Trustee.

(j) Whenever in the administration of this Indenture or the Notes, the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of negligence or willful misconduct on its part, conclusively rely upon an Officer’s Certificate.

(k) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Company and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(n) In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(o) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by one Officer of the Company.

(p) The Trustee may employ a custodian, agent, nominee or delegate to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Trustee (including the receipt and payment of money) and shall not be responsible for the misconduct or negligence of any such agent appointed with due care.

(q) The Trustee shall not be responsible or liable for the computation of any interest payments or redemption amounts or other amounts hereunder or in connection with the Notes.

(r) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

SECTION 7.3 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, the Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section 7.10. In addition, the Trustee shall be permitted to engage in transactions with the Company.

SECTION 7.4 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Intercreditor Agreements or the Security Documents, shall not be accountable for the Company’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Company pursuant to the terms of this Indenture, the Intercreditor Agreements or the Security Documents and shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.5 Notice of Defaults. If a Default occurs and is continuing and a Responsible Officer is informed of such occurrence by the Company, the Trustee shall give notice of the Default to the Holders within 60 days after being notified by the Company. Except in the case of a Default in payment of the principal of, or premium, if any, or interest on any Note of a series, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.6 [Reserved].

SECTION 7.7 Compensation and Indemnity. The Company shall pay to the Trustee (in any capacity hereunder) from time to time compensation for its services hereunder and under the Notes as the Company and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee. The Company shall indemnify each of the Trustee and its officers, directors, employees, representatives and agents from and against any and all loss, liability, damages, claims or expense, including taxes (other than taxes based upon the income of such Person) (including reasonable attorneys’ and agents’ fees and expenses), incurred by it without willful misconduct or gross negligence, as determined by a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, including the costs and expenses of enforcing this Indenture (including this Section 7.7) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Company or otherwise). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall provide reasonable cooperation at the Company’s expense in the defense. Notwithstanding the foregoing, the Trustee may conduct its own defense in its sole discretion. The Trustee may have one separate counsel and the Company shall pay the fees and expenses of such counsel.

The Company need not pay for any settlement made without its consent, which consent may not be unreasonably withheld. For the avoidance of doubt, the Company will not, without the prior written consent of the Trustee, and/or the Agents, as applicable, settle any claim in respect of which indemnification may be sought, regardless of whether or not the Trustee, or the Agents are an actual or potential party thereto, unless such settlement (a) includes an express, complete and unconditional release of the Trustee, and/or the Agents, as applicable, with respect to all claims asserted in such litigation or proceeding, or relating to the engagement of the Trustee, or the Agents, such release to be set forth in an instrument signed by all parties to such settlement and (b) does not include a statement as to an admission of fault, culpability or failure to act by or on behalf of the Trustee, and/or the Agents, as applicable, or any of their affiliates. The Company shall consult with Trustee, or the Agents, as applicable, regarding any claim or settlement thereof and provide the Trustee, and the Agents, as applicable, with any reasonably requested information or copies of documents relating to a claim or settlement thereof.

To secure the Company’s payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture and the appointment of any successor Trustee. The Trustee’s right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Company.

The Company’s payment and other obligations pursuant to this Section 7.7 shall survive the discharge of this Indenture and any resignation or removal of the Trustee under Section 7.8. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of a Default specified in clause (7) or clause (8) of Section 6.1, the expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.8 Replacement of Trustee. The Trustee may resign at any time by so notifying the Company in writing not less than 30 days prior to the effective date of such resignation. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Company’s written consent, which consent will not be unreasonably withheld. The Company shall remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee pursuant to the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Company, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7, and the recognition thereof by the successor Trustee.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee. The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

SECTION 7.9 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.10 Eligibility; Disqualification. The Trustee shall have a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition. If the Trustee acquires any conflicting interest, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflict or (ii) within 10 days of the end of such 90-day period, provide notice of such conflict to the Company and resign; provided, however, that the Trustee shall be permitted to engage in transactions with the Company and its Affiliates and Subsidiaries.

If the Trustee becomes a creditor, directly or indirectly, of the Company or the Guarantors within three months before an Event of Default or after an Event of Default shall have occurred and be continuing, the Trustee will hold in a segregated account for the benefit of the Trustee, in its individual capacity, and the Holders an amount equal to any payment of such creditor claims or any property received in respect thereof.

SECTION 7.11 Trustee’s Application for Instruction from the Company. Any application by the Trustee for written instructions from the Company may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Officer of the Company actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

SECTION 7.12 Security Documents; Intercreditor Agreements. By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Notes Collateral Agent, as the case may be, to execute and deliver the First Lien/Second Lien Intercreditor Agreement and the Pari Intercreditor Agreement, if any, and any other Security Documents in which the Trustee or the Notes Collateral Agent, as applicable, is named as a party executed on or after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the First Lien/Second Lien Intercreditor Agreement, the Pari Intercreditor Agreement, if any, or any other Security Documents, the Trustee and the Notes Collateral Agent each shall have all of the rights, privileges, benefits, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1 Option To Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Company may, at its option and at any time, elect to have either Section 8.2 or 8.3 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2 Legal Defeasance and Discharge. Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guarantees) of a series and the applicable Security Documents on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees) of such series, which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under such Notes of such series, the Guarantees, this Indenture and the Security Documents (and the Trustee, on written demand of and at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of Notes of such series issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest, if any, on the Notes of such series when such payments are due solely out of the trust referred to in Section 8.4;

(2) the Company’s obligations with respect to the Notes of such series under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.12 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee and the Notes Collateral Agent and the Company’s or Guarantors’ obligations in connection therewith; and

(4) this Article VIII with respect to provisions relating to Legal Defeasance.

SECTION 8.3 Covenant Defeasance. Upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.3, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4, be released from each of their obligations under the covenants contained in Section 3.2, 3.3, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.16, 3.19, 3.20 and 3.21 and Section 4.1 (except Section 4.1(a)(1) and 4.1(a)(2)) hereof with respect to the outstanding Notes of a series on and after the date the conditions set forth in Section 8.4 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes of such series will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees of a series, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4, Section 6.1(4) (solely with respect to the defeased covenants listed above) shall not constitute an Event of Default.

SECTION 8.4 Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3 hereof:

(1) the Company must irrevocably deposit with the Paying Agent, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of, premium, if any, and interest on the Notes of a series issued under this Indenture on the stated maturity date or on the applicable redemption date, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the redemption date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the redemption date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee substantially concurrently with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption and (ii) must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee and the Paying Agent an Opinion of Counsel confirming that, subject to customary assumptions and exclusions;

(A) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee and the Paying Agent an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) the Company shall have delivered to the Trustee and Paying Agent an Opinion of Counsel stating that, as of the date of such opinion and subject to customary assumptions and exclusions, following the deposit, the trust funds will not be subject to the effect of Section 546 or 547 of Title 11 of the United States Code, as amended, or any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally under any applicable U.S. federal or state law;

(5) the Company shall have delivered to the Trustee and Paying Agent an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Company; and

(6) the Company shall have delivered to the Trustee and Paying Agent an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.5 Deposited Money and U.S. Government Obligations To Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee or the Paying Agent (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 in respect of the outstanding Notes of a series will be held in trust and applied by the Trustee or the Paying Agent, in accordance with the provisions of such Notes of such series and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of such series of all sums due and to become due thereon in respect of principal, premium, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee and each Paying Agent against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee or the Paying Agent will deliver or pay to the Company from time to time upon the request of the Company any money or U.S. Government Obligations held by it as provided in Section 8.4 which are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.6 Repayment to the Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Company on its written request unless an abandoned property law designates another Person or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease.

SECTION 8.7 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Dollars or U.S. Government Obligations in accordance with Section 8.2 or 8.3, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, or interest, if any, on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

SECTION 9.1 Without Consent of Holders. Notwithstanding Section 9.2 of this Indenture, the Company, any Guarantor (with respect to its Guarantee), the Trustee and the Notes Collateral Agent, as applicable, may amend or supplement this Indenture, the Security Documents, the Intercreditor Agreements and any Guarantee or the Notes to:

(1) cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to any provision under the heading “Description of Notes” in the Offering Memorandum or reduce the minimum denomination of the Notes;

(2) provide for the assumption by a successor Person of the obligations of the Company or a Guarantor under any Note Document or to comply with Section 4.1;

(3) provide for uncertificated Notes of a series in addition to or in place of certificated Notes of such series or to alter the provisions of this Indenture relating to the form of the Notes of such series (including related definitions);

(4) add to or modify the covenants for the benefit of the Holders or provide for a Guarantee or surrender any right or power conferred upon the Company or any Restricted Subsidiary;

(5) make any change (including changing the CUSIP or other identifying number on any Notes of a series) that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder in any material respect;

(6) at the Company’s election, comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA, if such qualification is required;

(7) make such provisions as necessary (as determined in good faith by the Company) for the issuance of Additional Notes of a series in accordance with the limitations set forth in this Indenture;

(8) add a Guarantor or a co-obligor of the Notes of a series under this Indenture, the Intercreditor Agreements and/or the Security Documents or to release any such Guarantor or Guarantee in accordance with this Indenture if at the time of such release such Guarantor is not otherwise required to be a Guarantor;

(9) evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee, a successor Notes Collateral Agent or a successor Paying Agent hereunder pursuant to the requirements hereof or to provide for the accession by the Trustee to any Note Document;

(10) comply with the rules and procedures of any applicable securities depositary;

(11) conform the text of this Indenture, the Security Documents, the Intercreditor Agreements, Guarantees or the Notes to any provision of “Description of Notes” in the Offering Memorandum;

(12) mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Notes Collateral Agent for the benefit of the Holders, as additional security for the payment and performance of all or any portion of the Obligations under this Indenture and the Notes, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Notes Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise;

(13) in the case of an Intercreditor Agreement, subject the security interests in the Collateral in respect of any First Lien Obligations and/or Second Lien Obligations to the terms of the relevant Intercreditor Agreement, in each case to the extent the incurrence of such Indebtedness, and the grant of all Liens on the Collateral held for the benefit of such Indebtedness, were permitted under this Indenture;

(14) permit the creation, intended priority and registration of Liens on the Collateral to secure any First Lien Obligations and/or Second Lien Obligations in accordance with this Indenture, the Security Documents and any Intercreditor Agreement (including, without limitation, the appointment of the Notes Collateral Agent or any other collateral agent to hold the Collateral on behalf of the Holders and the holders of First Lien Obligations and/or Second Lien Obligations, as applicable);

(15) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes of a series not prohibited by this Indenture, including, without limitation, to facilitate the issuance and administration of Notes of such series; provided, however, that compliance with this Indenture as so amended would not result in Notes of such series being transferred in violation of the Securities Act or any other applicable securities law;

(16) in connection with any permitted Refinancing or replacement of the ABL Credit Agreement, at the request and sole expense of the Company, to amend the First Lien/Second Lien Intercreditor Agreement (i) to add parties (or any authorized agent or trustee therefor) providing any such Refinancing or replacement Indebtedness and (ii) to establish that Liens on any Collateral securing such Refinancing or replacement Indebtedness will have the same priority as the Liens on any Collateral securing the Indebtedness being Refinanced or replaced, all on the terms provided for in the First Lien/Second Lien Intercreditor Agreement immediately prior to such Refinancing or replacement;

(17) release Collateral from the Lien of this Indenture and the Security Documents when permitted or required by the Security Documents or this Indenture; or

(18) add replacement First Lien Obligations and/or Additional Second Lien Obligations to the relevant Intercreditor Agreement.

Subject to Section 9.2, upon the request of the Company, and upon receipt by the Trustee and the Notes Collateral Agent of the documents described in Sections 9.6 and 13.6, the Trustee and the Notes Collateral Agent, as applicable, will join with the Company and the Guarantors in the execution of such amended or supplemental indenture, security documents or intercreditor agreements, unless such amended or supplemental indenture affects the Trustee’s or Notes Collateral Agent’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee or Notes Collateral Agent may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture, security documents or intercreditor agreements.

SECTION 9.2 With Consent of Holders. Except as provided below in this Section 9.2, the Company, the Guarantors, the Trustee and the Notes Collateral Agent may amend, supplement or otherwise modify this Indenture, any Guarantee, the Security Documents and the Notes issued hereunder with the consent of the Holders of a majority in aggregate principal amount of the Notes of such series then outstanding and issued under this Indenture (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes of such series) and, subject to Section 6.4, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on the Notes of such series, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Guarantees and the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes of such series then outstanding issued under this Indenture (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes of such series). Section 2.12 and Section 13.6 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2.

Upon the request of the Company, and upon the filing with the Trustee and the Notes Collateral Agent, as applicable, of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 9.6 and 13.6, the Trustee and the Notes Collateral Agent, as applicable, will join with the Company and the Guarantors in the execution of such amended or supplemental indenture, security documents or intercreditor agreements unless such amended or supplemental indenture, security documents or intercreditor agreements affects the Trustee’s or the Notes Collateral Agent’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee or the Notes Collateral Agent may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture, security documents or intercreditor agreements.

Without the consent of each Holder of Notes affected, an amendment or waiver may not, with respect to any such Notes of such series held by a non-consenting Holder:

(1) reduce the principal amount of such Notes of such series whose Holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any such Note of such series (other than provisions relating to Section 3.5 and Section 3.9);

(3) reduce the principal of or extend the Stated Maturity of any such Note of such series (other than provisions relating to Section 3.5 and Section 3.9);

(4) reduce the premium payable upon the redemption of any such Note of such series or change the time at which any such Note of such series may be redeemed, in each case as set forth in Section 5.7 (other than provisions specifying the notice periods for effecting a redemption, which may be amended by Holders of at least a majority in principal amount of the Notes of such series then outstanding);

(5) make any such Note of such series payable in currency other than that stated in such Note of such series;

(6) impair the right of any Holder to institute suit for the enforcement of any payment of principal of and interest on such Holder’s Notes of such series on or after the due dates therefor;

(7) waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes of such series by the Holders of at least a majority in aggregate principal amount of such Notes of such series outstanding and a waiver of the payment default that resulted from such acceleration);

(8) amend, modify or waive the Double-Dip Provision; or

(9) make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.2.

Without the consent of the Holders of at least 66 2⁄3% in aggregate principal amount of the Notes of a series then outstanding, no amendment, supplement or waiver with respect to the Notes of such series shall be made to any Security Document, any Intercreditor Agreement or the provisions in this Indenture dealing with the Collateral that would result in the release of all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of this Indenture, the Security Documents and the Intercreditor Agreements).

It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment or waiver under this Indenture by any Holder of Notes of a series given in connection with a tender of such Holder’s Notes of such series will not be rendered invalid by such tender.

After an amendment or supplement under this Section 9.2 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement.

SECTION 9.3 [Reserved].

SECTION 9.4 Revocation and Effect of Consents and Waivers. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note of a series is a continuing consent by the Holder of a Note of such series and every subsequent Holder of a Note or portion of a Note of such series that evidences the same debt as the consenting Holder’s Note of such series, even if notation of the consent or waiver is not made on any Note of such series. However, any such Holder of a Note of a series or subsequent Holder of a Note of such series may revoke the consent or waiver as to such Holder’s Note of such series or portion of its Note of such series if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.5 Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note of a series thereafter authenticated. The Company in exchange for all Notes of a series may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes of such series that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6 Execution of Amendments, Supplements or Waivers. The Trustee and, as applicable, the Notes Collateral Agent shall sign any amended or supplemental indenture, security documents or intercreditor agreements authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and, as applicable, the Notes Collateral Agent. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Sections 7.1 and 7.2) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 13.4, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or security documents or intercreditor agreements is authorized or permitted by this Indenture or the Security Documents, as applicable, and is valid, binding and enforceable against the Company in accordance with its terms. Guarantors may, but shall not be required to, execute supplemental indentures that do not modify such Guarantor’s Guarantee. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon (i) execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit B hereto and (ii) delivery of an Officer’s Certificate complying with the provisions of Sections 9.6, 13.4 and 13.5.

ARTICLE X

GUARANTEE

SECTION 10.1 Guarantee. Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, on a second-priority senior secured basis to each Holder of the Notes, and the Trustee and the Notes Collateral Agent the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Company under this Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor whether or not a claim for post-filing or Post-Petition Interest is allowed in such proceeding and the obligations under Section 7.7) (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Guarantees will rank senior in right of payment to such other Indebtedness. Each Guarantor agrees that its Guarantee will be secured on a second-priority basis by the Collateral owned by such Guarantor subject to certain Liens permitted under this Indenture and, in respect of certain assets, to the limitation set forth in the definition of “Excluded Assets”.

To evidence its Guarantee set forth in this Section 10.1, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Guarantee set forth in this Section 10.1 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Guarantee in compliance with Section 10.2, Article VIII or Article XII. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, and interest, if any, on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest, if any, on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any Guarantor whether or not a claim for post-filing or Post-Petition Interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee, the Notes Collateral Agent or the Holders in enforcing any rights under this Section.

SECTION 10.2 Limitation on Liability; Termination, Release and Discharge.

(a) The Guarantors with respect to the Notes will fully and unconditionally guarantee the payment of all of the principal of, and any premium and interest on, the Notes when due, whether at its Stated Maturity or otherwise. Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) Any Guarantee of a Guarantor with respect to the Notes of a series shall be automatically and unconditionally released and discharged upon:

(1) a sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation or dividend distribution) of the Capital Stock of a Guarantor or the sale, exchange, transfer or other disposition of all or substantially all of the assets of the Guarantor to a Person other than to the Company or a Restricted Subsidiary and as otherwise not prohibited by this Indenture;

(2) the designation in accordance with this Indenture of a Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(3) defeasance or discharge of the Notes pursuant to Article VIII or Article XII;

(4) upon the merger, amalgamation or consolidation of any Guarantor with and into the Company or another Guarantor or upon the liquidation of such Guarantor, in each case, in compliance with the applicable provisions of this Indenture;

(5) upon the Termination Date with respect to the Notes of such series pursuant to Section 3.21;

(6) in connection with any enforcement of rights or remedies with respect to shared collateral in accordance with the terms of the Intercreditor Agreements; and

(7) pursuant to Article IX.

SECTION 10.3 Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4 No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

ARTICLE XI

COLLATERAL

SECTION 11.1 Security Documents.

(a) The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other obligations of the Company and the Guarantors to the Holders, the Trustee or the Notes Collateral Agent under this Indenture, the Notes, the Guarantees, the Intercreditor Agreements and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the obligations, subject to the terms of the Intercreditor Agreements. The Trustee, the Company and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral as security for the benefit of the Holders, the Trustee and the Notes Collateral Agent and pursuant to the terms of the Security Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs the Notes Collateral Agent to enter into the Security Documents and the Intercreditor Agreements. For the avoidance of doubt, nothing herein shall require the Trustee or the Notes Collateral Agent to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created as described herein (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Security Documents) and such responsibility shall be solely that of the Company.

(b) The Company shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 11.1(b), to assure and confirm to the Notes Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company shall, and shall cause the Restricted Subsidiaries to, take any and all actions and make all filings (including the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Security Documents to create and maintain, as security for the obligations of the Company and the Guarantors to the secured parties under this Indenture, the Notes, the Guarantees, the Intercreditor Agreements and the Security Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreements and the Security Documents), in favor of the Notes Collateral Agent for the benefit of the Holders and the Trustee subject to no Liens other than Permitted Liens.

(c) Subject to the applicable limitations and exceptions set forth in the Security Documents, the Intercreditor Agreements and this Indenture (including with respect to Excluded Assets) from and after the Issue Date, and subject to certain limitations and exceptions, if the Company or any Guarantor creates any additional security interest upon any property or asset that would constitute Collateral to secure any First Lien Obligations, it must substantially concurrently grant a second-priority perfected security interest (subject to Permitted Liens) upon such property or asset in favor of the Notes Collateral Agent, as security for the Notes and the Additional Second Lien Obligations (if any) unless such lien is declined by the Notes Collateral Agent.

(d) Notwithstanding anything in this Indenture or any Security Document to the contrary, (i) Liens required to be granted from time to time pursuant to this Indenture shall be subject to exceptions and limitations set forth in the Security Documents, (ii) control agreements shall not be required with respect to any deposit accounts, securities accounts or commodities accounts; and (iii) no actions in any non-U.S., non-Canadian or non-Belgian jurisdiction or required by the laws of any non-U.S., non-Canadian or non-Belgian jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S., Canada or Belgium or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no Security Document (or other security agreements or pledge agreements) governed under the laws of any non-U.S., non-Canadian or non-Belgian jurisdiction);

SECTION 11.2 Release of Collateral.

(a) Collateral may be released from the Lien and security interest created by the Security Documents at any time and from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreements and this Indenture. Notwithstanding anything to the contrary in the Security Documents, the Intercreditor Agreements and this Indenture, the assets constituting Collateral will be automatically released from the Liens securing the Notes of a series under any one or more of the following circumstances:

(1) pursuant to the terms and conditions of the First Lien/Second Lien Intercreditor Agreement, if in connection with (i) the enforcement or exercise of any rights or remedies with respect to the shared collateral, including any sale, transfer or other disposition of Collateral by any Senior Secured Party upon an Event of Default (as defined in the Senior Debt Documents), including in an insolvency or liquidation proceeding, or (ii) any sale, transfer or other disposition of any shared collateral by any Grantor (other than in connection with any enforcement or exercise of rights or remedies with respect to the shared collateral which shall be governed by clause (i)) permitted under the terms of the Senior Debt Documents and under this Indenture, the Designated Senior Representative (as defined in the First Lien/Second Lien Intercreditor Agreement), for itself and on behalf of the other Senior Secured Parties releases any of the liens under the Senior Collateral Documents on the shared collateral;

(2) to enable the Company or a Guarantor to consummate the sale, transfer or other disposition of any property or assets to a Person that is not the Company or a Restricted Subsidiary to the extent not prohibited under Section 3.5;

(3) in the case of a Guarantor that is released from its Guarantee with respect to the Notes of such series pursuant to the terms of this Indenture, the release of the assets of such Guarantor;

(4) with respect to Collateral that is Capital Stock, upon the dissolution or liquidation of the issuer of that Capital Stock that is not prohibited by this Indenture;

(5) with respect to any Collateral that becomes an “Excluded Asset,” upon it becoming an Excluded Asset;

(6) upon the Termination Date with respect to the Notes of such series pursuant to Section 3.21;

(7) as described under Article 9.

(b) The Liens on the Collateral securing the Notes of a series and the Guarantees also will be terminated and released:

(1) upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes of such series and all other Obligations under this Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is paid;

(2) upon a Legal Defeasance or Covenant Defeasance under this Indenture as described under Section 8.2 or 8.3 or a discharge of this Indenture as described under Article XII; or

(3) pursuant to the Intercreditor Agreements.

(c) With respect to any release of Collateral, upon receipt of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture and the Security Documents and the Intercreditor Agreements, as applicable, to such release have been met and that it is permitted for the Trustee or Notes Collateral Agent to execute and deliver the documents requested by the Company in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Trustee and the Notes Collateral Agent shall, without recourse, representation or warranty, execute, deliver or acknowledge (at the Company’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the Intercreditor Agreements. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Security Document or in the Intercreditor Agreements to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

SECTION 11.3 Suits to Protect the Collateral.

(a) Subject to the provisions of Article VII, the Security Documents and the Intercreditor Agreements, the Trustee may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(1) enforce any of the terms of the Security Documents; and

(2) collect and receive any and all amounts payable in respect of the obligations hereunder.

(b) Subject to the provisions of the Security Documents and the Intercreditor Agreements, the Trustee and the Notes Collateral Agent shall have the power to institute and to maintain such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 11.3 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

SECTION 11.4 Authorization of Receipt of Funds by the Trustee Under the Security Documents.

(a) Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 11.5 Purchaser Protected.

(a) In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XI to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.

SECTION 11.6 Powers Exercisable by Receiver or Trustee.

(a) In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XI upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article XI; and if the Trustee or the Notes Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Notes Collateral Agent.

SECTION 11.7 Notes Collateral Agent.

(a) The Company, the Guarantors and each of the Holders by acceptance of the Notes hereby designate and appoint the Notes Collateral Agent as its agent under this Indenture, the Security Documents and the Intercreditor Agreements and the Company and each of the Holders by acceptance of the Notes hereby irrevocably authorize the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreements and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreements, and consents and agrees to the terms of the Intercreditor Agreements and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 11.7. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreements and the Security Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreements, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents and the Intercreditor Agreements to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor Agreements or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Notes Collateral Agent may perform any of its duties under this Indenture, the Security Documents or the Intercreditor Agreements by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall not be liable and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(c) None of the Notes Collateral Agent or any of its respective Related Persons shall be (i) liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the Intercreditor Agreements or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, the Security Documents or the Intercreditor Agreements, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Security Documents or the Intercreditor Agreements, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents or the Intercreditor Agreement, or for any failure of any Grantor or any other party to this Indenture, the Security Documents or the Intercreditor Agreement to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents or the Intercreditor Agreements or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d) The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any other Grantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Intercreditor Agreements unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents or the Intercreditor Agreements in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 11.7 and the Security Documents).

(f) The Notes Collateral Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Holders of a majority of the aggregate principal amount of the Notes of such series then outstanding, may appoint a successor collateral agent, subject to the consent of the Company (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence within 30 days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor, at the Company’s expense. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation or removal hereunder, the provisions of this Section 11.7 (and Section 7.7) shall continue to inure to its benefit and the retiring or removed Notes Collateral Agent shall not by reason of such resignation or removal be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture. If the Notes Collateral Agent consolidates, merges, sells, converts into or transfers all or substantially all of its corporate trust business to another corporation, such successor corporation without any further act shall be the successor Notes Collateral Agent.

(g) U.S. Bank Trust Company, National Association shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreements, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction.

(h) The Notes Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreements, whether executed on or after the Issue Date, (iii) make the representations of the Holders set forth in the Security Documents and Intercreditor Agreements, (iv) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreements and (v) perform and observe its obligations under the Security Documents and the Intercreditor Agreements.

(i) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreements.

(j) The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(k) Neither the Trustee nor the Notes Collateral Agent shall have any obligation whatsoever to the Trustee (in the case of the Notes Collateral Agent) or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the value, genuineness, ownership, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreement other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents.

(l) If the Company or any Guarantor (i) incurs any obligations in respect of First Lien Obligations at any time when no intercreditor agreement is in effect or at any time when Indebtedness constituting First Lien Obligations entitled to the benefit of an existing First Lien/Second Lien Intercreditor Agreement is concurrently retired, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the First Lien/Second Lien Intercreditor Agreement) in favor of a designated agent or representative for the holders of the First Lien Obligations so incurred, together with an Opinion of Counsel, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder; provided that neither an Officer’s Certificate nor an Opinion of Counsel shall be required in connection with the First Lien/Second Lien Intercreditor Agreement to be entered into by the Notes Collateral Agent on the Issue Date.

(m) No provision of this Indenture, the Intercreditor Agreements or any Security Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) if it shall not have received indemnity satisfactory to the Notes Collateral Agent and the Trustee against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreements or the Security Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(n) The Notes Collateral Agent shall (i) not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreements and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Company (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(o) Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (including, but not limited to, lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p) The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any other Grantor under this Indenture, the Intercreditor Agreements and the Security Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents, the Intercreditor Agreements or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreements or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreements and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its obligations under this Indenture, the Intercreditor Agreements and the Security Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreements and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreements and any Security Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreements and the Security Documents unless expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the Trustee or Holders with respect to the administration of this Indenture, the Security Documents and the Intercreditor Agreements.

(q) The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreements, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements and the Security Documents, the Notes Collateral Agent or the Trustee may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent or the Trustee in the Collateral and that any such actions taken by the Notes Collateral Agent or the Trustee shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Notes Collateral Agent or the

Trustee to incur liability under CERCLA or any other federal, state or local law, the Notes Collateral Agent and the Trustee reserve the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Company, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Company or the Guarantors, a majority in interest of Holders shall direct the Notes Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(r) Upon the receipt by the Notes Collateral Agent of a written request of the Company signed by an Officer (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 11.7(r), and (ii) instruct the Notes Collateral Agent to execute and enter into such Security Document. Any such execution of a Security Document shall be at the direction and expense of the Company, upon delivery to the Notes Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied; provided, that in no event shall the Notes Collateral Agent be required to enter into a Security Document that adversely affects it. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Security Documents.

(s) Upon the written request of the Company and delivery of an Officer’s Certificate to the Notes Collateral Agent certifying that a particular asset constitutes an Excluded Asset, attaching a form of certification, the Notes Collateral Agent will provide such certification to the Company (which may be provided by the Company to a third party) certifying that such Excluded Asset is not subject to the Lien under the Security Documents.

(t) Subject to the provisions of the applicable Security Documents and the Intercreditor Agreements, each Holder, by acceptance of the Notes of a series, agrees that the Notes Collateral Agent shall execute and deliver the Intercreditor Agreements and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee or as otherwise provided in the Security Documents, as applicable.

(u) After the occurrence and continuance of an Event of Default and subject to the terms of the Security Documents, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes of a series then outstanding, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreement.

(v) The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreement and to the extent not prohibited under the Intercreditor Agreements, and subject to the terms of the Security Documents, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

(w) In each case that the Notes Collateral Agent may or is required hereunder or under any Security Document or any Intercreditor Agreement to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document or any Intercreditor Agreement, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes or other required secured parties pursuant to the Security Documents. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes or other required secured parties pursuant to the Security Documents. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes or other required secured parties pursuant to the Security Documents with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(x) Notwithstanding anything to the contrary in this Indenture or in any Security Document or any Intercreditor Agreement, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Security Documents or the Intercreditor Agreements (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(y) Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Company or the Guarantors, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of this Section 11.7. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(z) Notwithstanding anything to the contrary contained herein, the Notes Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee or other required secured parties pursuant to the Security Documents, solely with respect to the Security Documents and the Collateral.

(aa) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to compensation and to be indemnified pursuant to Section 7.7, are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collateral Agent were named as the Trustee herein and the Security Documents and the Intercreditor Agreements were named as this Indenture herein. For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Notes Collateral Agent hereunder, including, without limitation, its right to be indemnified prior to taking action, shall survive the satisfaction, discharge or termination of this Indenture or its earlier termination, resignation or removal of the Notes Collateral Agent, in such capacity.

(bb) The Company and the Guarantors shall furnish to the Trustee and the Notes Collateral Agent, within 120 days after the end of each fiscal year ending after the Issue Date, an Officer’s Certificate (which may be the same certificate required to be delivered by the Company pursuant to Section 3.16) either (i) (x) stating that such action has been taken with respect to the recording, filing, re-recording, and refiling of this Indenture or the Security Documents, as applicable, as are necessary to maintain the perfected Liens of the applicable Security Documents securing the obligations under applicable law to the extent required by the Security Documents other than any action as described therein to be taken, and (y) stating that on the date of such Officer’s Certificate, all UCC financing statements, financing statement amendments and continuation statements have been or will be executed and filed that are necessary, as of such date or promptly thereafter and during the succeeding 12 months, fully to maintain the perfection (to the extent required by the Security Documents) of the security interests of the Notes Collateral Agent securing the obligations thereunder and under the Security Documents with respect to the Collateral; provided that if there is a required filing of a continuation statement or other instrument within such 12-month period and such continuation statement or amendment is not effective if filed at the time of the Officer’s Certificate, such Officer’s Certificate may so state and in that case the Company and the Guarantors shall cause a continuation statement or amendment to be timely filed so as to maintain such Liens and security interests securing Obligations or (ii) stating that no such action is necessary to maintain such Liens or security interests.

(cc) The Notes Collateral Agent shall exercise reasonable care in the custody of any Collateral in its possession or control or any income thereon. The Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords similar property held for its own benefit and shall not be liable or responsible for any loss or diminution in value of any of the Collateral, including, without limitation, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Notes Collateral Agent in good faith. The Notes Collateral Agent shall be permitted to use overnight carriers to transmit possessory collateral and shall not be liable for any items lost or damaged in transit.

(dd) Neither the Notes Collateral Agent nor the Trustee shall have any responsibility or liability for the actions or omissions of the ABL Collateral Agent or any other “Controlling Collateral Agent” under the Intercreditor Agreements, as applicable, nor shall the Trustee or Notes Collateral Agent be obligated at any time to indemnify any person in connection with the exercise of any remedy under the Security Documents.

ARTICLE XII

SATISFACTION AND DISCHARGE

SECTION 12.1 Satisfaction and Discharge. This Indenture with respect to the Notes of a series will be discharged and will cease to be of further effect as to all Notes of such series issued hereunder, when:

(a) either:

(1) all Notes of such series that have been authenticated and delivered (except lost, stolen or destroyed Notes of such series and Notes of such series for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the Trustee for cancellation; or

(2) all Notes of such series not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense of, the Company;

(b) the Company has deposited or caused to be deposited with the Trustee, money in U.S. dollars, U.S. Government Obligations, or a combination thereof, as applicable, in such amounts as will be sufficient to pay and discharge the entire Indebtedness on such Notes of such series not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes of such series that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the redemption date, and any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee substantially concurrently with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(c) the Company has paid or caused to be paid all other sums payable by the Company under this Indenture; and

(d) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to satisfaction and discharge have been satisfied; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with clauses (a), (b) and (c) in this Section 12.1).

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Registrar pursuant to clause (b) of this Section 12.1, the provisions of Sections 12.2 and 8.6 hereof will survive.

SECTION 12.2 Application of Trust Money. Subject to the provisions of Section 8.6 hereof, all money deposited with the Trustee or the Paying Agent pursuant to Section 12.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium) and interest, if any, for whose payment such money has been deposited with the Trustee or the Paying Agent; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or the Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 12.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.1 hereof; provided that if the Company has made any payment of principal of, or premium or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or the Paying Agent.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1 [Reserved].

SECTION 13.2 Notices. Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, delivered by commercial courier service, sent by facsimile, electronic mail or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Company or to any Guarantor:

[Date]

Whirlpool Corporation

2000 North M-63

Benton Harbor, Michigan 49022-2692

Attention: Treasurer

with a copy to:

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, IL 60654

Attention: Michael P. Keeley, P.C.

Facsimile: (312) 862-2200

if to the Trustee or the Notes Collateral Agent, at its corporate trust office, which corporate trust office for purposes of this Indenture is at the date hereof located at:

U.S. Bank Trust Company, National Association

60 Livingston Avenue

EP-MN-S3MC

St. Paul, MN 55107-2292

Attn: Global Corporate Trust Services, Quinn DePompolo

The Company or the Trustee or the Notes Collateral Agent by written notice to the other may designate additional or different addresses for subsequent notices or communications.

All notices or other communications required or permitted to be given by the Company to any Paying Agent or Registrar under this Indenture shall be in the English language or, if not in English and if so required by the Paying Agent or Registrar, be accompanied by a certified English translation.

All notices to Holders of Notes shall be validly given if electronically delivered or mailed to the Holders at their respective addresses in the Notes Register and shall be sufficiently given if so sent within the time prescribed. Notwithstanding any other provision of this Indenture or any Note, for so long as any Notes are represented by Global Notes and where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to Holders of Notes (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee), pursuant to the standing instructions from DTC or its designee, which will give such notices to the Holders of book-entry interests.

Any notice or communication to the Company, the Guarantors or Holders of Notes shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the earlier of such publication and the fifth day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to such Holder if so mailed within the time prescribed.

Failure to electronically deliver or mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is electronically delivered or mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.

The Trustee may accept electronic transmission; provided that the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. Each other party to this Indenture agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through electronic mail (with an attachment in .PDF or similar format) or a software platform or application, shall be deemed original signatures for purposes of this Indenture and all other Security Documents and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Indenture or any other Security Document or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Indenture or the other Security Documents or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Trustee or Notes Collateral Agent, as applicable, acts on any Executed Documentation sent by electronic transmission, the Trustee or Notes Collateral Agent, as applicable, will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Trustee or Notes Collateral Agent, as applicable shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Trustee or Notes Collateral Agent, as applicable, acting on unauthorized instructions and the risk of interception and misuse by third parties.

SECTION 13.3 [Reserved].

SECTION 13.4 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company or any of the Guarantors to the Trustee and/or the Notes Collateral Agent to take or refrain from taking any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee or, if such action relates to a Security Document, the Notes Collateral Agent:

(1) an Officer’s Certificate in form satisfactory to the Trustee or the Notes Collateral Agent (which shall include the statements set forth in Section 13.5 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form satisfactory to the Trustee or the Notes Collateral Agent (which shall include the statements set forth in Section 13.5 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied and all covenants have been complied with; provided, however, that such opinion shall not be required for the initial issuance of the Notes of such series.

SECTION 13.5 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 13.6 When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee or the Notes Collateral Agent shall be protected in relying on any such direction, waiver or consent, only Notes which a Responsible Officer of the Trustee or the Notes Collateral Agent actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 13.7 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.8 Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which banking institutions are authorized or required by law to be closed in New York, New York or the jurisdiction of the place of payment. If a payment date or Redemption Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period (unless otherwise required). If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 13.9 Governing Law. THIS INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 13.10 Jurisdiction. The Company and the Guarantors agree that any suit, action or proceeding against the Company or any Guarantor brought by any Holder, the Trustee or the Notes Collateral Agent arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Company and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Company or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Company or the Guarantors, as the case may be, are subject by a suit upon such judgment.

SECTION 13.11 Waivers of Jury Trial. EACH OF THE PARTIES HERETO AND EACH HOLDER BY ITS ACCEPTANCE OF A NOTE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 13.12 USA PATRIOT Act Section 326 Customer Identification Program. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (the “Applicable AML Law”), the Trustee and the Notes Collateral Agent are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee or the Notes Collateral Agent. Accordingly, each of the parties to this Indenture agrees to provide to the Trustee and the Notes Collateral Agent, upon request by either of them from time to time, such identifying information and documentation as may be available for such party in order to enable the Trustee and the Notes Collateral Agent to comply with the Applicable AML Law.

SECTION 13.13 No Recourse Against Others. No director, officer, employee, incorporator, stockholder or shareholder of the Company, the Guarantors or any of their respective Subsidiaries or Affiliates, as such (other than the Company and the Guarantors), shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees or this Indenture or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes of such series.

SECTION 13.14 Successors. All agreements of the Company and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and the Notes Collateral Agent in this Indenture shall bind their respective successors.

SECTION 13.15 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF or other electronic signatures shall be deemed to be their original signatures for all purposes.

SECTION 13.16 [Reserved].

SECTION 13.17 Table of Contents; Headings. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.18 Force Majeure. In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, pandemics, epidemics, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee and the Notes Collateral Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 13.19 Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

WHIRLPOOL CORPORATION

By:	/s/ Roxanne L. Warner
Name:	Roxanne L. Warner
Title:	Executive Vice President and Chief Financial Officer

INSINKERATOR LLC

By:	/s/ Scott E. Cartwright
Name: Scott E. Cartwright
Title: Treasurer

INSINKERATOR CANADA CO.

By:	/s/ Scott E. Cartwright
Name: Scott E. Cartwright
Title: Treasurer

KITCHENAID EUROPA, INC.

By:	/s/ Scott E. Cartwright
Name: Scott E. Cartwright
Title: Treasurer

KITCHENAID GLOBAL LLC

By:	/s/ Scott E. Cartwright
Name: Scott E. Cartwright
Title: Treasurer

MAYTAG PROPERTIES, LLC

By:	/s/ Scott E. Cartwright
Name: Scott E. Cartwright
Title: Treasurer

MAYTAG SALES, INC.

By:	/s/ Scott E. Cartwright
Name: Scott E. Cartwright
Title: Treasurer

WCGP NOVA SCOTIA CO.

By:	/s/ Scott E. Cartwright
Name: Scott E. Cartwright
Title: Treasurer

WHIRLPOOL AMERICA LLC

By:	/s/ Scott E. Cartwright
Name: Scott E. Cartwright
Title: Treasurer

WHIRLPOOL CANADA CO.

By:	/s/ Scott E. Cartwright
Name: Scott E. Cartwright
Title: Treasurer

WHIRLPOOL CANADA LP, by its general partner, WCGP NOVA SCOTIA Co.

By:	/s/ Scott E. Cartwright
Name: Scott E. Cartwright
Title: Treasurer

WHIRLPOOL GH GROUP LLC

By:	/s/ Scott E. Cartwright
Name: Scott E. Cartwright
Title: Treasurer

WHIRLPOOL PROPERTIES, INC.

By:	/s/ Scott E. Cartwright
Name: Scott E. Cartwright
Title: Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee and Notes Collateral Agent

By:	/s/ Quinton M. DePompolo
Name: Quinton M. DePompolo
Title: Vice President

By:	/s/ Quinton M. DePompolo
Name: Quinton M. DePompolo
Title: Vice President

EXHIBIT A-1

Form of Note1

WHIRLPOOL CORPORATION

[7.500% Senior Secured Second Lien Notes due 2031]

CUSIP No. _______________	No. ___
$____________

Whirlpool Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”, which term includes its successors and assigns), promises to pay to    , or registered assigns, the principal sum of $   ([   ] United States Dollars) [(or such lesser or greater amount as shall be outstanding hereunder from time to time in accordance with Sections 2.1 and 2.6 of the Indenture referred to on the reverse hereof)]2 (the “Principal Amount”) on July 1, 2031. The Company promises to pay interest semi-annually in cash on January 1 and July 1 of each year (each, an “Interest Payment Date”), commencing [•], at the rate of 7.500% per annum, until the Principal Amount is paid or made available for payment. [Interest on this Note will accrue from the most recent date to which interest on this Note or any of its predecessor Notes has been paid or duly provided for or, if no interest has been paid, from the Issue Date.]3 [Interest on this Note will accrue (or will be deemed to have accrued) from the most recent date to which interest on this Note or any of its predecessor Notes has been paid or duly provided for or, if no such interest has been paid, from    4.]5 Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the regular record date for such interest, which shall be the June 15 or December 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such regular record date and may either be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not more than 15 days nor less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

[1]	Insert any applicable legends from Article II.
[2]	Include only if the Note is issued in global form.
[3]	Include only for Initial Notes.
[4]

Insert the Interest Payment Date immediately preceding the date of issuance of the applicable Additional Notes, or if the date of issuance of such Additional Notes is an Interest Payment Date, such date of issuance.

[5]	Include only for Additional Notes.

A-1-1

Payment of the principal of (and premium, if any) and interest on this Note will be made at the office of the applicable Paying Agent, or such other office or agency of the Company maintained for that purpose; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Notes Register or by wire transfer of immediately available funds to the accounts specified by the Holders.

Reference is hereby made to the further provisions of this Note set forth on the attached Additional Terms of the Notes, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to herein in accordance with Section 2.2 of the Indenture, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

A-1-2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

WHIRLPOOL CORPORATION

By:
Name:
Title:

A-1-3

This is one of the Notes referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated:

A-1-4

Additional Terms of the Notes

This Note is one of the duly authorized issue of 7.500% Senior Secured Second Lien Notes due 2031 of the Company (herein called the “Notes”), issued under an Indenture, dated as of June 16, 2026 (as amended, supplemented or otherwise modified, herein called the “Indenture,” which term shall have the meanings assigned to it in such instrument), among the Company, the Guarantors from time to time parties thereto (the “Guarantors”) and U.S. Bank Trust Company, National Association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture) and notes collateral agent (herein called the “Notes Collateral Agent,” which term includes any successor notes collateral agent under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, any other obligor upon this Note, the Trustee, the Notes Collateral Agent and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. Additional Notes may be issued under the Indenture which will vote as a class with the Notes and otherwise be treated as Notes for purposes of the Indenture.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Note is entitled to certain Guarantees made for the benefit of the Holders as set forth in Article X of the Indenture. Reference is made to Article X of the Indenture for terms relating to such Guarantees, including the release, termination and discharge thereof. Neither the Company nor any Guarantor shall be required to make any notation on this Note to reflect any Guarantee or any such release, termination or discharge.

This Note and the Guarantees hereof shall be secured by Collateral, on the terms and conditions set forth in the Indenture and the Security Documents. The Notes Collateral Agent holds a Lien in the Collateral for the benefit of the Trustee and the Holders, in each case pursuant to the Security Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the First Lien/Second Lien Intercreditor Agreement and Pari Intercreditor Agreement, if any, each as may be in effect or may be amended from time to time in accordance with their terms and the Indenture.

The Notes are subject to optional redemption, and may be the subject of a Change of Control Offer and an Asset Disposition Offer, as further described in the Indenture. Except as provided in the Indenture, the Company shall not be required to make any mandatory or sinking fund payments with respect to the Notes.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note or certain restrictive covenants and certain Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

A-1-5

The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Notes Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in a place of payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration, transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessment or similar governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration or transfer, the Company, any other obligor in respect of this Note, the Trustee and any agent of the Company, such other obligor or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, any other obligor upon this Note, the Trustee nor any such agent shall be affected by notice to the contrary.

No director, officer, employee, incorporator, stockholder or shareholder of the Company, the Guarantors or any of their respective Subsidiaries or Affiliates, as such (other than the Company and the Guarantors), shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees or this Indenture or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS, AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE GUARANTEES.

A-1-6

[FORM OF CERTIFICATE OF TRANSFER]

FOR VALUE RECEIVED the undersigned Holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Company with full power of substitution in the premises.

This Note is being sold, assigned and transferred (check one):

[ ] (a)	to the Company;

or

[ ] (b)

to a person whom the Holder reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act of 1933, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A under the Securities Act of 1933;

or

[ ] (c)	in an offshore transaction in accordance with Regulation S under the Securities Act of 1933;

or

[ ] (d)

to an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3), (7), (9), (11), (12) or (13) of Regulation D under the Securities Act of 1933 that is acquiring this Note for investment purposes and not for distribution;

or

[ ] (e)	pursuant to any exemption from registration under the Securities Act of 1933 provided by Rule 144 (if applicable) under the Securities Act of 1933;

A-1-7

or

[ ] (f)	pursuant to an effective registration statement under the Securities Act of 1933;

or

[ ] (g)

this Note is being transferred other than in accordance with (a), (b) or (f) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If none of the foregoing boxes is checked, the Trustee or other Note Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.6 of the Indenture shall have been satisfied.

Date:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

A-1-8

TO BE COMPLETED BY PURCHASER IF (b) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:_____________________
NOTICE: To be executed by an executive officer

A-1-9

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 3.5 or 3.9 of the Indenture, check the box: [   ].

If you wish to have a portion of this Note purchased by the Company pursuant to Section 3.5 or 3.9 of the Indenture, state the amount (in principal amount) below:

$

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

A-1-10

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decreases in Principal Amount of this Global Note	Amount of increases in Principal Amount of this Global Note	Principal amount of this Global Note following such decreases or increases	Signature of authorized officer of Trustee or Notes Custodian

A-1-11

EXHIBIT A-2

Form of Note6

WHIRLPOOL CORPORATION

[7.875% Senior Secured Second Lien Notes due 2034]

CUSIP No.	No.

$

Whirlpool Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”, which term includes its successors and assigns), promises to pay to      , or registered assigns, the principal sum of $       ([     ] United States Dollars) [(or such lesser or greater amount as shall be outstanding hereunder from time to time in accordance with Sections 2.1 and 2.6 of the Indenture referred to on the reverse hereof)]7 (the “Principal Amount”) on July 1, 2034. The Company promises to pay interest semi-annually in cash on January 1 and July 1 of each year (each, an “Interest Payment Date”), commencing [•], at the rate of 7.875% per annum, until the Principal Amount is paid or made available for payment. [Interest on this Note will accrue from the most recent date to which interest on this Note or any of its predecessor Notes has been paid or duly provided for or, if no interest has been paid, from the Issue Date.]8 [Interest on this Note will accrue (or will be deemed to have accrued) from the most recent date to which interest on this Note or any of its predecessor Notes has been paid or duly provided for or, if no such interest has been paid, from      9.]10 Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the regular record date for such interest, which shall be the June 15 or December 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such regular record date and may either be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not more than 15 days nor less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

[6]	Insert any applicable legends from Article II.
[7]	Include only if the Note is issued in global form.
[8]	Include only for Initial Notes.
[9]

Insert the Interest Payment Date immediately preceding the date of issuance of the applicable Additional Notes, or if the date of issuance of such Additional Notes is an Interest Payment Date, such date of issuance.

[10]	Include only for Additional Notes.

A-2-1

Payment of the principal of (and premium, if any) and interest on this Note will be made at the office of the applicable Paying Agent, or such other office or agency of the Company maintained for that purpose; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Notes Register or by wire transfer of immediately available funds to the accounts specified by the Holders.

Reference is hereby made to the further provisions of this Note set forth on the attached Additional Terms of the Notes, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to herein in accordance with Section 2.2 of the Indenture, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

A-2-2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

WHIRLPOOL CORPORATION

By:
Name:
Title:

A-2-3

This is one of the Notes referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated:

A-2-4

Additional Terms of the Notes

This Note is one of the duly authorized issue of 7.875% Senior Secured Second Lien Notes due 2034 of the Company (herein called the “Notes”), issued under an Indenture, dated as of June 16, 2026 (as amended, supplemented or otherwise modified, herein called the “Indenture,” which term shall have the meanings assigned to it in such instrument), among the Company, the Guarantors from time to time parties thereto (the “Guarantors”) and U.S. Bank Trust Company, National Association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture) and notes collateral agent (herein called the “Notes Collateral Agent,” which term includes any successor notes collateral agent under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, any other obligor upon this Note, the Trustee, the Notes Collateral Agent and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. Additional Notes may be issued under the Indenture which will vote as a class with the Notes and otherwise be treated as Notes for purposes of the Indenture.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Note is entitled to certain Guarantees made for the benefit of the Holders as set forth in Article X of the Indenture. Reference is made to Article X of the Indenture for terms relating to such Guarantees, including the release, termination and discharge thereof. Neither the Company nor any Guarantor shall be required to make any notation on this Note to reflect any Guarantee or any such release, termination or discharge.

This Note and the Guarantees hereof shall be secured by Collateral, on the terms and conditions set forth in the Indenture and the Security Documents. The Notes Collateral Agent holds a Lien in the Collateral for the benefit of the Trustee and the Holders, in each case pursuant to the Security Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the First Lien/Second Lien Intercreditor Agreement and Pari Intercreditor Agreement, if any, each as may be in effect or may be amended from time to time in accordance with their terms and the Indenture.

The Notes are subject to optional redemption, and may be the subject of a Change of Control Offer and an Asset Disposition Offer, as further described in the Indenture. Except as provided in the Indenture, the Company shall not be required to make any mandatory or sinking fund payments with respect to the Notes.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note or certain restrictive covenants and certain Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

A-2-5

The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Notes Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in a place of payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration, transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessment or similar governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration or transfer, the Company, any other obligor in respect of this Note, the Trustee and any agent of the Company, such other obligor or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, any other obligor upon this Note, the Trustee nor any such agent shall be affected by notice to the contrary.

No director, officer, employee, incorporator, stockholder or shareholder of the Company, the Guarantors or any of their respective Subsidiaries or Affiliates, as such (other than the Company and the Guarantors), shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees or this Indenture or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS, AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE GUARANTEES.

A-2-6

[FORM OF CERTIFICATE OF TRANSFER]

FOR VALUE RECEIVED the undersigned Holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Company with full power of substitution in the premises.

This Note is being sold, assigned and transferred (check one):

[ ] (a)	to the Company;

or

[ ] (b)

to a person whom the Holder reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act of 1933, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A under the Securities Act of 1933;

or

[ ] (c)	in an offshore transaction in accordance with Regulation S under the Securities Act of 1933;

or

[ ] (d)

to an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3), (7), (9), (11), (12) or (13) of Regulation D under the Securities Act of 1933 that is acquiring this Note for investment purposes and not for distribution;

or

[ ] (e)	pursuant to any exemption from registration under the Securities Act of 1933 provided by Rule 144 (if applicable) under the Securities Act of 1933;

A-2-7

or

[ ] (f)	pursuant to an effective registration statement under the Securities Act of 1933;

or

[ ] (g)

this Note is being transferred other than in accordance with (a), (b) or (f) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If none of the foregoing boxes is checked, the Trustee or other Note Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.6 of the Indenture shall have been satisfied.

Date:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee: ___________________________

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

A-2-8

TO BE COMPLETED BY PURCHASER IF (b) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:_________________________________
NOTICE: To be executed by an executive officer

A-2-9

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 3.5 or 3.9 of the Indenture, check the box: [ ].

If you wish to have a portion of this Note purchased by the Company pursuant to Section 3.5 or 3.9 of the Indenture, state the amount (in principal amount) below:

$_____________

Date:__________

Your Signature:___________

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:_____________

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

A-2-10

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decreases in Principal Amount of this Global Note	Amount of increases in Principal Amount of this Global Note	Principal amount of this Global Note following such decreases or increases	Signature of authorized officer of Trustee or Notes Custodian

A-2-11

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE]

SUPPLEMENTAL INDENTURE, dated as of [   ] (this “Supplemental Indenture”), among [name of Guarantor(s)] (the “Guarantor(s)”), Whirlpool Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”, which term includes its successors and assigns), and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Notes Collateral Agent”) under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Company, the Trustee and the Notes Collateral Agent have heretofore become parties to an Indenture, dated as of June 16, 2026 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 7.500% Senior Secured Second Lien Notes due 2031 (the “2031 Notes”) and 7.875% Senior Secured Second Lien Notes due 2034 (the “2034 Notes” and, together with the 2031 Notes, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances each Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guarantor shall unconditionally guarantee, on a senior secured basis, all of the Company’s obligations under the Notes of each series and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein and in the Indenture;

WHEREAS, each Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which such Guarantor has guaranteed; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture with respect to the Notes of a series, without the consent of any Holder of Notes of such series;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor(s), the Company, the Trustee and the Notes Collateral Agent mutually covenant and agree for the benefit of the Holders of the Notes of such series as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Agreement to Guarantee. [The] [Each] Guarantor hereby agrees, jointly and severally with all other Guarantors and irrevocably, fully and unconditionally, to Guarantee the Guaranteed Obligations under the Indenture and the Notes of a series on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Guarantor.

3. Termination, Release and Discharge. [The] [Each] Guarantor’s Guarantee shall terminate and be of no further force or effect, and [the] [each] Guarantor shall be released and discharged from all obligations in respect of such Guarantee, as and when provided in Section 10.2 of the Indenture.

4. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

5. Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of [the] [each] Guarantor’s Guarantee or any provision contained herein or in Article X of the Indenture.

6. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE NOTES COLLATERAL AGENT, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

7. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

8. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF or other electronic signatures shall be deemed to be their original signatures for all purposes.

9. Headings. The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

10. Trustee Not Responsible. The Trustee shall not be responsible for the validity or sufficiency of this Supplemental Indenture, nor for the recitals herein.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

WHIRLPOOL CORPORATION

By:
Name:
Title:

[NAME OF GUARANTOR(S)], as Guarantor

By:
Name:
Title:

U.S. BANK. TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent.

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT C

[Form of Pari Intercreditor Agreement]

C-1

SECOND LIEN INTERCREDITOR AGREEMENT

among

WHIRLPOOL CORPORATION

as the Company,

the other Grantors party hereto,

[U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION]

as Authorized Representative for the Initial Indenture Secured Parties,

[     ]

as the Initial Additional Authorized Representative for the Initial Additional Pari Secured Parties, and each additional Authorized Representative from time to time party hereto dated as of [     ]

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SECOND LIEN INTERCREDITOR AGREEMENT, dated as of [      ] (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among WHIRLPOOL CORPORATION (the “Company”), the other Grantors (as defined below) party hereto, [U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION], as Authorized Representative for the Initial Indenture Secured Parties (as each such term is defined below) (in such capacity and together with its successors in such capacity, “Initial Indenture Authorized Representative”), [     ], as [_______] under the Initial Additional Pari Agreement (as defined below) for the Initial Additional Pari Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, “Initial Additional Authorized Representative”), and each additional Authorized Representative from time to time party hereto for the other Additional Pari Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial Indenture Authorized Representative (for itself and on behalf of the Initial Indenture Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional Pari Secured Parties), the Grantors, and each additional Authorized Representative (for itself and on behalf of the Additional Pari Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Initial Pari Indenture or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Pari Class Debt” has the meaning assigned to such term in Section 5.12.

“Additional Pari Class Debt Parties” has the meaning assigned to such term in Section 5.12.

“Additional Pari Class Debt Representative” has the meaning assigned to such term in Section 5.12.

“Additional Pari Collateral Documents” means any collateral agreement, security agreement, pledge agreement or any other document now existing or entered into after the date hereof and any accessions, supplements or joinders thereto, in each case, that create Liens on any assets or properties of any Grantor to secure any Additional Pari Obligations, and shall include the Initial Additional Pari Collateral Documents.

“Additional Pari Documents” means, with respect to the Initial Additional Pari Obligations or any Series of Additional Pari Class Debt, the notes, indentures, note purchase agreements, credit agreements, security documents and other operative agreements evidencing or governing such indebtedness and liens securing such indebtedness, including the Initial Additional Pari Documents and the Additional Pari Collateral Documents and each other agreement entered into for the purpose of securing the Initial Additional Pari Obligations or any Series of Additional Pari Class Debt; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional Pari Obligations) has been designated as Additional Pari Class Debt pursuant to Section 5.12 hereof.

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“Additional Pari Obligations” means (a) all amounts owing to any Additional Pari Secured Party (including the Initial Additional Pari Secured Parties) pursuant to the terms of any Additional Pari Document (including the Initial Additional Pari Documents), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest, fees and expenses accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Additional Pari Document, whether or not such interest, fees and expenses is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts and (b) any renewals or extensions of the foregoing. Additional Pari Obligations shall include any [________] (as defined in the Initial Pari Indenture) or indebtedness incurred under [     ] that, in each case, constitutes Additional Pari Class Debt and guarantees thereof by the Grantors issued in exchange therefor.

“Additional Pari Secured Parties” means the holders of any Additional Pari Obligations and any Authorized Representative with respect thereto, and shall include the Initial Additional Pari Secured Parties and the Additional Pari Class Debt Parties.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the Non-Controlling Authorized Representative Enforcement Date, the Major Controlling Authorized Representative, and (ii) from and after the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means, at any time, (i) in the case of any Initial Indenture Secured Obligations or the Initial Indenture Secured Parties, the Initial Indenture Authorized Representative, (ii) in the case of the Initial Additional Pari Obligations or the Initial Additional Pari Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any other Series of Additional Pari Obligations or Additional Pari Secured Parties that become subject to this Agreement after the date hereof, the Additional Pari Class Debt Representative for such Series named in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.06(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Collateral” means any “Collateral” (as defined in the Initial Indenture Collateral Documents) or any other [    ] Collateral Documents or any other assets and properties subject to Liens created pursuant to any Pari Collateral Document to secure one or more Series of Pari Obligations.

“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Controlling Secured Parties” means, with respect to any Shared Collateral, the Series of Pari Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“DIP Financing” has the meaning assigned to such term in Section 2.06(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.06(b).

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“DIP Lenders” has the meaning assigned to such term in Section 2.06(b).

“Discharge” means, with respect to any Shared Collateral and any Series of Pari Obligations, the date on which (i) such Series of Pari Obligations is no longer secured by such Shared Collateral pursuant to the terms of the documentation governing such Series of Pari Obligations, (ii) any letters of credit issued under the Secured Credit Documents governing such Series of Pari Obligations, if any, have terminated or been cash collateralized or backstopped (in the amount and form required under the applicable Secured Credit Documents) and (iii) all commitments of the Pari Secured Parties of such Series under their respective Secured Credit Documents, if any, have terminated. The term “Discharged” shall have a corresponding meaning.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“Grantors” means the Company and each Subsidiary or direct or indirect parent company of the Company which has granted a security interest pursuant to any Pari Collateral Document to secure any Series of Pari Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Additional Pari Agreement” means that certain [________] (as such agreement may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original [_____] or other trustees, agents and lenders or otherwise, and whether provided under the original [_____] or one or more other credit agreements, indentures, note purchase agreements or otherwise, including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, unless such instrument or document expressly provides that it is not intended to be and is not the Initial Pari Indenture)).

“Initial Additional Pari Collateral Documents” means that certain “[U.S. Collateral Agreement]” and the other “Collateral Documents” (each as defined in the Initial Additional Pari Agreement) and any accessions, supplements or joinders thereto and each other agreement entered into in favor of the Initial Additional Authorized Representative for the purpose of securing any Initial Additional Pari Obligations.

“Initial Additional Pari Documents” means the Initial Additional Pari Agreement, the debt securities issued thereunder, the Initial Additional Pari Collateral Documents and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional Pari Obligations.

“Initial Additional Pari Obligations” means the “Obligations” as such term is defined in the Initial Additional Pari Collateral Documents (or similar term in any Refinancing thereof).

“Initial Additional Pari Secured Parties” means the Initial Additional Authorized Representative and the holders of the Initial Additional Pari Obligations issued pursuant to the Initial Additional Pari Agreement.

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“Initial Indenture Collateral Documents” means that certain “U.S. Collateral Agreement” and the other “Collateral Documents” (each as defined in the Initial Pari Indenture) and any accessions, supplements or joinders thereto and each other agreement entered into in favor of the Initial Indenture Authorized Representative for the purpose of securing any Initial Indenture Secured Obligations.

“Initial Indenture Debt Documents” means the Initial Pari Indenture and the notes, indentures, note purchase agreements, credit agreements, security documents and other operative agreements evidencing or governing such indebtedness and liens securing such indebtedness, including the Initial Indenture Collateral Documents.

“Initial Indenture Secured Obligations” means all “Obligations” as defined in the Initial Pari Indenture (or any similar term in any Refinancing thereof).

“Initial Indenture Secured Parties” means the Initial Indenture Authorized Representative and the holders of the Initial Indenture Secured Obligations issued pursuant to the Initial Indenture Debt Documents.

“Initial Pari Indenture” means that certain [Indenture] (as such agreement may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original trustee or other agents and lenders or otherwise, and whether provided under the original indenture or one or more other credit agreements, indentures, note purchase agreements or otherwise, including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, unless such instrument or document expressly provides that it is not intended to be and is not the Initial Pari Indenture)).

“Insolvency or Liquidation Proceeding” means:

(1) any case or proceeding commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a joinder to this Agreement substantially in the form of Annex II hereto required to be delivered by an Additional Pari Class Debt Representative pursuant to Section 5.12 hereof in order to establish an additional Series of Additional Pari Class Debt and add Additional Pari Class Debt Parties hereunder.

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“Lien” has the meaning assigned to such term in the Initial Pari Indenture.

“Major Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Pari Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Pari Obligations with respect to such Shared Collateral.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Pari Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Pari Obligations with respect to such Shared Collateral (other than the Series of Pari Obligations for which the Major Controlling Authorized Representative is the Authorized Representative).

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 90 consecutive days (throughout which consecutive 90 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of each of (i) the Second Priority Enforcement Date (as defined in the Senior Intercreditor Agreement) shall have occurred, (ii) an Event of Default (under and as defined in the Additional Pari Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (iii) each Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional Pari Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional Pari Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional Pari Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Designated Senior Representative (as defined in the Senior Intercreditor Agreement) or the Applicable Authorized Representative has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding. If the Non-Controlling Authorized Representative or any other Non-Controlling Secured Party exercises any rights or remedies with respect to the Shared Collateral in accordance with the immediately preceding sentence of this paragraph and thereafter the Majority Controlling Authorized Representative or any other Controlling Secured Party commences (or attempts to commence) the exercise of any of its rights or remedies with respect to the Shared Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding), the Non-Controlling Authorized Representative Enforcement Date shall be deemed not to have occurred and the Non-Controlling Authorized Representative or any other Non-Controlling Secured Party shall stop exercising any such rights or remedies with respect to the Shared Collateral.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the Pari Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

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“Pari Collateral Documents” means, collectively, (i) the Initial Indenture Collateral Documents and (ii) the Additional Pari Collateral Documents.

“Pari Obligations” means, collectively, (i) the Initial Indenture Secured Obligations and (ii) each Series of Additional Pari Obligations.

“Pari Secured Parties” means (i) the Initial Indenture Secured Parties and (ii) the Additional Pari Secured Parties with respect to each Series of Additional Pari Obligations.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, unlimited liability company, association, trust, or other enterprise or any Governmental Authority.

“Possessory Collateral” means any Shared Collateral in the possession of an Authorized Representative (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Authorized Representative under the terms of the Pari Collateral Documents.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay such indebtedness, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (i) each Initial Indenture Debt Document, (ii) each Initial Additional Pari Document, and (iii) each Additional Pari Document.

“Senior Intercreditor Agreement” means the Junior Lien Intercreditor Agreement, dated as of June [__], 2026 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time), among the Company, the grantors from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the Initial Indenture Authorized Representative, in its capacity as trustee and as Designated Second Priority Representative.

“Series” means (a) with respect to the Pari Secured Parties, each of (i) the Initial Indenture Secured Parties (in their capacities as such), (ii) the Initial Additional Pari Secured Parties (in their capacities as such), and (iii) the Additional Pari Secured Parties (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional Pari Secured Parties) and (b) with respect to any Pari Obligations, each of (i) the Initial Indenture Secured Obligations, (ii) the Initial Additional Pari Obligations, and (iii) the Additional Pari Obligations incurred after the date hereof pursuant to any Additional Pari Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Pari Obligations).

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“Shared Collateral” means, at any time, Collateral in which the holders (or their Authorized Representative on their behalf) of two or more Series of Pari Obligations hold a valid and perfected security interest at such time. If more than two Series of Pari Obligations are outstanding at any time and the holders of less than all Series of Pari Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Pari Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

SECTION 1.02 Interpretive Provision. The interpretive provisions contained in Section [__] of the Initial Pari Indenture are incorporated herein, mutatis mutandis, as if a part hereof.

SECTION 1.03 Impairments. It is the intention of the Pari Secured Parties of each Series that the holders of Pari Obligations of such Series (and not the Pari Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Pari Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Pari Obligations), (y) any of the Pari Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of Pari Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Pari Obligations) on a basis ranking prior to the security interest of such Series of Pari Obligations but junior to the security interest of any other Series of Pari Obligations or (ii) the existence of any Collateral for any other Series of Pari Obligations that is not Shared Collateral for such Series (any such condition referred to in the foregoing clause (i) or (ii) with respect to any Series of Pari Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any mortgaged real property that applies to all or any series of Pari Obligations shall not be deemed to be an Impairment of any Series of Pari Obligations. In the event of any Impairment with respect to any Series of Pari Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Pari Obligations, and the rights of the holders of such Series of Pari Obligations (including, without limitation, the right to receive distributions in respect of such Series of Pari Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Pari Obligations subject to such Impairment. Additionally, in the event the Pari Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such Pari Obligations or the Pari Collateral Documents governing such Pari Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Priority of Claims.

(a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Designated Senior Representative (as defined in the Senior Intercreditor Agreement), the Applicable Authorized Representative or any Pari Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of the Company or any other Grantor or any Pari Secured Party receives any payment pursuant to the Senior Intercreditor Agreement or any other intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared

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Collateral by any Pari Secured Party or received by the Applicable Authorized Representative or any Pari Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution to which the Pari Obligations are entitled under any intercreditor agreement (other than this Agreement) (subject, in the case of any such proceeds and distribution, to the sentence immediately following) (all proceeds of any sale, collection or other liquidation of any Shared Collateral and any payment or distribution made in respect of Shared Collateral pursuant to any intercreditor agreement or in an Insolvency or Liquidation Proceeding being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to each Authorized Representative (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the Pari Obligations of each Series on a ratable basis, with such Proceeds to be applied to the Pari Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, after payment of all Pari Obligations, to the Company and the other Grantors or their successors or assigns, as their interests may appear, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct; provided that following commencement of any Insolvency or Liquidation Proceeding with respect to any Grantor, solely for purposes of this Section 2.01(a) and not any other Secured Credit Document, in the event the value of the Shared Collateral is not sufficient for the entire amount of Post-Petition Interest on the Pari Obligations to be allowed under Sections 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other bankruptcy law in such Insolvency or Liquidation Proceeding, the amount of Pari Obligations of each Series of Pari Obligations shall include only the maximum amount of Post-Petition Interest allowable under Sections 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other bankruptcy law in such Insolvency or Liquidation Proceeding. If, despite the provisions of this Section 2.01(a), any Pari Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Pari Obligations to which it is then entitled in accordance with this Section 2.01(a), such Pari Secured Party shall hold such payment or recovery in trust for the benefit of all Pari Secured Parties for distribution in accordance with this Section 2.01(a). Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a Pari Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of Pari Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Pari Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of Pari Obligations with respect to which such Impairment exists.

(b) It is acknowledged that the Pari Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the Pari Secured Parties of any Series.

(c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Pari Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the Pari Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each Pari Secured Party hereby agrees that the Liens securing each Series of Pari Obligations on any Shared Collateral shall be of equal priority.

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SECTION 2.02 [Reserved].

SECTION 2.03 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) Only the Applicable Authorized Representative shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) and no other Pari Secured Party shall or shall instruct any Authorized Representative to, and no Authorized Representative that is not the Applicable Authorized Representative shall, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional Pari Collateral Document, applicable law or otherwise, it being agreed that only the Applicable Authorized Representative (or a person authorized by it), acting in accordance with the applicable Pari Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(b) With respect to any Shared Collateral, (i) the Applicable Authorized Representative shall act only on the instructions of the Pari Secured Parties of the Series of Pari Obligations for which it is the Authorized Representative, (ii) the Applicable Authorized Representative shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other Pari Secured Party other than the Controlling Secured Parties) and (iii) no Non-Controlling Authorized Representative or other Pari Secured Party (other than the Controlling Secured Parties) shall or shall instruct the Applicable Authorized Representative to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Pari Collateral Document, applicable law or otherwise, it being agreed that only the Applicable Authorized Representative (or a person authorized by it), acting on the instructions of the Controlling Secured Parties and in accordance with the applicable Pari Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to such Shared Collateral.

(c) Notwithstanding the equal priority of the Liens securing each Series of Pari Obligations with respect to any Shared Collateral, the Applicable Authorized Representative with respect thereto may deal with such Shared Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party in respect of any Shared Collateral will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Authorized Representative or any Controlling Secured Party or any other exercise by the Applicable Authorized Representative or any Controlling Secured Party of any rights and remedies relating to such Shared Collateral, or to cause the Applicable Authorized Representative to do so. The foregoing shall not be construed to limit the rights and priorities of any Pari Secured Party or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(d) Each of the Pari Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the Pari Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Authorized Representative to enforce this Agreement.

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SECTION 2.04 No Interference; Payment Over.

(a) Each Pari Secured Party agrees that (i) it will not challenge or question, or support any other Person in challenging or questioning, in any proceeding the validity or enforceability of any Pari Obligations of any Series or any Pari Collateral Document or the validity, attachment, perfection or priority of any Lien under any Pari Collateral Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of any Shared Collateral by the Applicable Authorized Representative, (iii) except as provided in Section 2.03, it shall have no right to (A) direct the Applicable Authorized Representative or any other Pari Secured Party to exercise, and shall not exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Applicable Authorized Representative or any other Pari Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, Insolvency or Liquidation Proceeding or other proceeding any claim against the Applicable Authorized Representative or any other Pari Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Applicable Authorized Representative or any other Pari Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Authorized Representative or other Pari Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) if not the Applicable Authorized Representative, it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Authorized Representative or any other Pari Secured Party to enforce this Agreement.

(b) Each Pari Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any Proceeds or payment in respect of any such Shared Collateral, pursuant to any Pari Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the Pari Obligations, then it shall hold such Shared Collateral, Proceeds or payment in trust for the other Pari Secured Parties and promptly transfer such Shared Collateral, Proceeds or payment, as the case may be, to the Applicable Authorized Representative, to be distributed in accordance with the provisions of Section 2.01 hereof.

SECTION 2.05 Automatic Release of Liens.

(a) If, at any time the Applicable Authorized Representative forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale, transfer or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each other Authorized Representative for the benefit of each Series of Pari Secured Parties, and of any Pari Secured Parties, upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Applicable Authorized Representative on such Shared Collateral are released and discharged; provided that any Proceeds of any Shared Collateral realized therefrom shall be allocated and applied pursuant to Section 2.01.

(b) Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Authorized Representative to evidence and confirm any release of Shared Collateral provided for in this Section.

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SECTION 2.06 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding (including any Bankruptcy Case) by or against the Company, any other Grantor or any of their respective Subsidiaries. The parties hereto acknowledge that the provisions of this Agreement are intended to be and shall be enforceable as contemplated by Section 510(a) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law.

(b) If the Company and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code or any other applicable Bankruptcy Law and shall, as debtor(s)-in-possession, move for approval of financing (the “DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each Pari Secured Party (other than any Controlling Secured Party or the Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Applicable Authorized Representative shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Pari Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Pari Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Pari Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Pari Secured Parties (other than any Liens of the Pari Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Pari Secured Parties of each Series are granted Liens on any additional collateral pledged to any Pari Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral (in each case, except to the extent a Lien on additional collateral is granted to one Series in consideration of Collateral of such Series that is not Shared Collateral for a Series that does not receive a Lien on such additional collateral), with the same priority vis-à-vis the Pari Secured Parties as set forth in this Agreement (other than any Liens of the Pari Secured Parties constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Pari Obligations, such amount is applied pursuant to Section 2.01 (in each case, except to the extent a payment is made to one Series in consideration of Collateral of such Series that is not Shared Collateral for a Series that does not receive such payment), and (D) if any Pari Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01 (in each case, except to the extent such adequate protection is granted to one Series in consideration of Collateral of such Series that is not Shared Collateral for a Series that does not receive such adequate protection); provided that the Pari Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Pari Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the Pari Secured Parties receiving adequate protection shall not object to any other Pari Secured Party receiving adequate protection comparable to any adequate protection granted to such Pari Secured Parties (other than as a provider of DIP Financing) in connection with a DIP Financing or use of cash collateral.

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SECTION 2.07 Reinstatement. In the event that any of the Pari Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement or avoidance of a preference under the Bankruptcy Code, or any Bankruptcy Law or other similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Pari Obligations shall again have been paid in full in cash.

SECTION 2.08 Insurance. As between the Pari Secured Parties, the Applicable Authorized Representative shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.09 Refinancings. The Pari Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any Pari Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.10 Gratuitous Bailee/Agent for Perfection.

(a) Possessory Collateral shall be delivered to the Applicable Authorized Representative. Notwithstanding the foregoing, each Authorized Representative agrees to hold all Possessory Collateral that is in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106, 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the benefit of each other Pari Secured Party for which such Possessory Collateral is Shared Collateral and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Collateral Documents, in each case, subject to the terms and conditions of this Section 2.10. Solely with respect to any Deposit Accounts constituting Shared Collateral under the control of any Authorized Representative (within the meaning of 9-104 of the Uniform Commercial Code), each such Authorized Representative agrees to also hold over such Deposit Accounts as gratuitous agent for each other Pari Secured Party for which such Deposit Account is Shared Collateral and any assignee for the purpose of perfecting the security interest in such Deposit Accounts, subject to the terms and conditions of this Section 2.10. At any time an Authorized Representative ceases to be Applicable Authorized Representative with respect to any Possessory Collateral, such former Applicable Authorized Representative shall, at the request of the new Applicable Authorized Representative and at the cost and expense of the Company, promptly deliver all such Possessory Collateral to such new Applicable Authorized Representative together with any necessary endorsements (or otherwise allow such new Applicable Authorized Representative to obtain control of such Possessory Collateral). The Company shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Authorized Representative for loss or damage suffered by such Authorized Representative as a result of such transfer except for loss or damage suffered by such Authorized Representative as a result of its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b) The duties or responsibilities of each Authorized Representative under this Section 2.10 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee or constituting Deposit Accounts as gratuitous agent (such bailment or agency being intended, among other things, to satisfy the requirements of Sections 8-106, 8-301(a)(2), 9-313(c) and 9-104 of the Uniform Commercial Code, to the extent applicable) for the benefit of each other Pari Secured Party for purposes of perfecting the Lien held by such Pari Secured Parties thereon.

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ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01 Determinations with Respect to Amounts of Liens and Obligations. Whenever any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Pari Obligations of any Series, or the Shared Collateral subject to any Lien securing the Pari Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Pari Secured Party or any other Person as a result of such determination.

ARTICLE IV

The Applicable Authorized Representative

SECTION 4.01 Authority.

(a) Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Authorized Representative to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Applicable Authorized Representative, except that each Applicable Authorized Representative shall be obligated to distribute Proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

(b) In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Applicable Authorized Representative shall be entitled, for the benefit of the Pari Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Pari Collateral Documents, as applicable, pursuant to which the Applicable Authorized Representative is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Pari Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Authorized Representative, the Controlling Secured Parties or any other Pari Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Pari Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Pari Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of Proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the Pari Secured Parties waives any claim it may now or hereafter have against the Authorized Representative of any other Series of Pari Obligations or any other Pari Secured Party of any other Series arising out of (i) any

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actions in accordance with this Agreement which any Authorized Representative or the Pari Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Pari Obligations from any account debtor, guarantor or any other party) in accordance with the Pari Collateral Documents or any other agreement related thereto or to the collection of the Pari Obligations or the valuation, use, protection or release of any security for the Pari Obligations, (ii) any election in accordance with this Agreement by any Applicable Authorized Representative or any holders of Pari Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or (iii) subject to Section 2.06, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by a Grantor or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Authorized Representative shall not accept any Shared Collateral in full or partial satisfaction of any Pari Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of Pari Obligations for whom such Collateral constitutes Shared Collateral.

SECTION 4.02 Exculpatory Provisions. The Applicable Authorized Representative shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Applicable Authorized Representative:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby; provided that the Applicable Authorized Representative shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Applicable Authorized Representative to liability or that is contrary to this Agreement or applicable law;

(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Grantor or any of its Affiliates that is communicated to or obtained by the Person serving as the Applicable Authorized Representative or any of its Affiliates in any capacity;

(iv) shall not be liable for any action taken or not taken by it (1) in the absence of its own gross negligence or willful misconduct or (2) in reliance on a certificate of an Authorized Officer of the Company stating that such action is permitted by the terms of this Agreement. The Applicable Authorized Representative shall be deemed not to have knowledge of any Event of Default under any Series of Pari Obligations unless and until notice describing such Event of Default and referencing the applicable agreement is given to the Applicable Authorized Representative;

(v) shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other Pari Collateral Documents, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Pari Collateral Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Pari Collateral Documents, (5) the value or the sufficiency of any Collateral for any Series of Pari Obligations, or (6) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Applicable Authorized Representative; and

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(vi) need not segregate money held hereunder from other funds except to the extent required by law. The Applicable Authorized Representative shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing.

ARTICLE V

Miscellaneous

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a)	if to the Company or any Grantor, to the Company, at its address at:

Whirlpool Corporation

2000 North M-63

Benton Harbor, Michigan 49022

Attn:

Phone:

Email:

(b)	if to the Initial Indenture Authorized Representative, to its address at:

[Complete]

with a copy, which shall not constitute notice, to:

[Complete]

(c)	if to the Initial Additional Authorized Representative, to it at:

[Complete]

(d) if to any other Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by facsimile or on the date three (3) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

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SECTION 5.02 Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right, remedy, privilege or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, privilege or power, or any abandonment or discontinuance of steps to enforce such a right, remedy, privilege or power, preclude any other or further exercise thereof or the exercise of any other right, remedy, privilege or power. The rights, powers, privileges and remedies of the parties hereto are cumulative and are not exclusive of any rights, powers, privileges or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated (other than in accordance with Section 5.16 herein), waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and the Grantors.

(c) Notwithstanding the foregoing, without the consent of any Pari Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.12 and upon such execution and delivery, such Authorized Representative and the Additional Pari Secured Parties and Additional Pari Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof, so long as such Authorized Representative shall have become party to the Senior Intercreditor Agreement and such Authorized Representative and the Additional Pari Secured Parties and Additional Pari Obligations of the Series for which such Authorized Representative is acting in accordance with the terms thereof.

(d) Notwithstanding the foregoing, in connection with any Refinancing of Pari Obligations of any Series, or the incurrence of Additional Pari Obligations of any Series, the Authorized Representatives then party hereto shall enter (and are hereby authorized to enter without the consent of any other Pari Secured Party or any Grantor), at the request of any Authorized Representative or the Company, into such amendments or modifications of this Agreement as are reasonably necessary to reflect such Refinancing or such incurrence and are reasonably satisfactory to each such Authorized Representative, provided that any Authorized Representative may condition its execution and delivery of any such amendment or modification on a receipt of a certificate from an Authorized Officer of the Company to the effect that such Refinancing or incurrence and such amendment are permitted by the then existing Secured Credit Documents.

SECTION 5.03 Parties in Interest. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and bind each of the Pari Secured Parties. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Pari Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

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SECTION 5.05 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 5.06 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 5.07 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.08 Submission to Jurisdiction Waivers; Consent to Service of Process. Each Authorized Representative, on behalf of itself and the Pari Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth in Section 5.01;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company or any other Grantor in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF SERVICES HEREUNDER.

SECTION 5.10 Headings. Article, Section and Annex headings used herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

18

SECTION 5.11 Conflicts. This Agreement and the rights and obligations of the parties hereto are subject in all respects to the Senior Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the Pari Collateral Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control. Notwithstanding the foregoing, the relative rights and obligations of the Pari Secured Parties on the one hand, and the Senior Secured Parties (as defined in the Senior Intercreditor Agreement), on the other hand, with respect to any Shared Collateral shall be governed by the terms of the Senior Intercreditor Agreement and in the event of any conflict between this Agreement and the Senior Intercreditor Agreement with respect to such rights and obligations with respect to the Shared Collateral, the provisions of the Senior Intercreditor Agreement shall control.

SECTION 5.12 Additional Pari Class Debt. To the extent, but only to the extent, permitted by the provisions of the Senior Intercreditor Agreement and the Secured Credit Documents, the Grantors may incur additional indebtedness after the date hereof that is permitted by the Senior Intercreditor Agreement and the Secured Credit Documents to be incurred and secured on an equal and ratable basis by the Liens securing the Pari Obligations (such indebtedness referred to as “Additional Pari Class Debt”). Any such Additional Pari Class Debt, together with obligations relating thereto, may be secured by such Liens if and subject to the condition that the trustee, administrative agent or similar representative for the holders of such Additional Pari Class Debt (each, an “Additional Pari Class Debt Representative” and, together with the holders of such Additional Pari Class Debt, the “Additional Pari Class Debt Parties”), in each case acting on behalf of the holders of such Additional Pari Class Debt, become a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order, with respect to any Additional Pari Class Debt, for an Additional Pari Class Debt Representative to become a party to this Agreement,

(i) such Additional Pari Class Debt Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Annex II (with such changes as may be reasonably approved by such Authorized Representatives and such Additional Pari Class Debt Representative) pursuant to which such Additional Pari Class Debt Representative becomes an “Authorized Representative” hereunder and such Additional Pari Class Debt and the related Additional Pari Class Debt Parties become subject hereto and bound hereby;

(ii) the Company shall have (x) delivered to each Authorized Representative true and complete copies of each of the Additional Pari Documents relating to such Additional Pari Class Debt, certified as being true and correct by an Authorized Officer of the Company, (y) identified in a certificate of an Authorized Officer of the Company such Additional Pari Class Debt, stating the initial aggregate principal amount or face amount thereof, and the obligations to be designated as Additional Pari Obligations and certified that such obligations are permitted to be incurred and secured on a pari passu basis with the then-extant Pari Obligations and by the terms of the then-extant Secured Credit Documents and (z) delivered to each Authorized Representative evidence that such Additional Pari Class Debt Representative shall have become party to the Senior Intercreditor Agreement pursuant to Section 8.09 thereof;

(iii) all filings, recordations and/or amendments or supplements to the Pari Collateral Documents necessary or desirable in the reasonable judgment of such Additional Pari Class Debt Representative to confirm and perfect the Liens securing the relevant obligations relating to such Additional Pari Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of such Additional Pari Class Debt Representative), and all fees and Taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of such Additional Pari Class Debt Representative); and

(iv) the Additional Pari Documents, as applicable, relating to such Additional Pari Class Debt shall provide that each Additional Pari Class Debt Party with respect to such Additional Pari Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Pari Class Debt.

19

SECTION 5.13 Agent Capacities. Except as expressly provided herein or in the Initial Indenture Collateral Documents, the Initial Indenture Authorized Representative is acting in the capacities of [trustee and collateral agent] solely for the Initial Indenture Secured Parties. Except as expressly provided herein or in the Initial Additional Pari Documents, [    ], as [_____] is acting in the capacity of Initial Additional Authorized Representative solely for the Initial Additional Pari Secured Parties and not individually. Except as expressly set forth herein, no Authorized Representative shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents.

SECTION 5.14 Additional Grantors. In the event any Subsidiary of a Grantor shall have granted a Lien on any of its assets to secure any Pari Obligations, such Grantor shall cause such Subsidiary, if not already a party hereto, to the extent required pursuant to the applicable Secured Credit Documents, to become a party hereto as a “Grantor”. Upon the execution and delivery by any Subsidiary of a Grantor of a Grantor Joinder Agreement in substantially the form of Annex III hereof, any such Subsidiary shall become a party hereto and a Grantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any such instrument shall not require the consent of any other party hereto (except to the extent obtained on or prior to such date). The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.15 Integration. This Agreement together with the other Secured Credit Documents and the Pari Collateral Documents represents the agreement of each of the Grantors and the Pari Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor or any Pari Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the Pari Collateral Documents (other than the Senior Intercreditor Agreement).

SECTION 5.16 Termination. This Agreement shall continue in full force and effect until, and shall terminate automatically and without any further action by any party hereto upon, the Discharge of all of the Pari Obligations of each Series; provided that, notwithstanding the foregoing, (a) the rights and obligations of the parties hereto under Section 2.07 (Reinstatement) shall survive any such termination, and this Agreement shall be reinstated in accordance with the terms of Section 2.07 in the event that any payment in respect of any Pari Obligations is rescinded or must otherwise be returned or repaid by any Pari Secured Party for any reason, all as more fully set forth herein, and (b) the provisions of Sections 2.10 (Gratuitous Bailee/Agent for Perfection), 4.02 (Exculpatory Provisions), 5.03 (Parties in Interest), 5.04 (Survival of Agreement), 5.07 (Governing Law), 5.08 (Submission to Jurisdiction Waivers; Consent to Service of Process) and 5.09 (Waiver of Jury Trial), together with any other provision hereof that by its terms is intended to survive, shall survive any termination of this Agreement.

20

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[U.S. BANK TRUST COMPANY, NATIONAL
ASSOCIATION], as Authorized Representative for the Initial Indenture Secured Parties

By:
Name:
Title:

By:
Name:
Title:

[ ]
as Initial Additional Authorized Representative

By:
Name:
Title:

21

IN WITNESS WHEREOF, we have hereunto signed this Second Lien Intercreditor Agreement as of the date first written above.

WHIRLPOOL CORPORATION

By:
Name:
Title:

[NAME OF GRANTOR]

By:
Name:
Title:

[Signature Page to Second Lien Intercreditor Agreement]

ANNEX I

Grantors

ANNEX I - 1

ANNEX II

[FORM OF] JOINDER NO. [  ] dated as of [  ], 20[  ] (this “Joinder Agreement”) to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [    ] (the “Pari Intercreditor Agreement”), among WHIRLPOOL CORPORATION (the “Company”), certain subsidiaries and affiliates of the Company (each, a “Grantor”), [U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION], as Authorized Representative for the Initial Indenture Secured Parties, [     ], as the Initial Additional Authorized Representative and the additional Authorized Representatives from time to time a party thereto.1

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Intercreditor Agreement. Section 1.02 contained in the Pari Intercreditor Agreement is incorporated herein, mutatis mutandis, as if a part hereof.

B. As a condition to the ability of the Company to incur Additional Pari Obligations and to secure such Additional Pari Class Debt with the liens and security interests created by the Additional Pari Collateral Documents, the Additional Pari Class Debt Representative in respect of such Additional Pari Class Debt is required to become an Authorized Representative, and such Additional Pari Class Debt and the Additional Pari Class Debt Parties in respect thereof are required to become subject to and bound by, the Pari Intercreditor Agreement. Section 5.12 of the Pari Intercreditor Agreement provides that such Additional Pari Class Debt Representative may become an Authorized Representative, and such Additional Pari Class Debt and such Additional Pari Class Debt Parties may become subject to and bound by the Pari Intercreditor Agreement upon the execution and delivery by the Additional Pari Class Debt Representative of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.12 of the Pari Intercreditor Agreement. The undersigned Additional Pari Class Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the Pari Intercreditor Agreement and the Pari Collateral Documents.

Accordingly, the New Representative agrees as follows:

SECTION 1. In accordance with Section 5.12 of the Pari Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Additional Pari Class Debt and Additional Pari Class Debt Parties become subject to and bound by, the Pari Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative, and the New Representative, on its behalf and on behalf of such Additional Pari Class Debt Parties, hereby agrees to all the terms and provisions of the Pari Intercreditor Agreement applicable to it as Authorized Representative and to the Additional Pari Class Debt Parties that it represents as Additional Pari Secured Parties. Each reference to an “Authorized Representative” in the Pari Intercreditor Agreement shall be deemed to include the New Representative. The Pari Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to each Authorized Representative and the other Pari Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [trustee/administrative agent/collateral agent] under [describe new facility], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and, (iii) the Additional Pari Documents relating to such Additional Pari Class Debt provide that, upon its entry into this Joinder Agreement, the Additional Pari Class Debt Parties in respect of such Additional Pari Class Debt will be subject to and bound by the provisions of the Pari Intercreditor Agreement as Additional Pari Secured Parties.

[1]	In the event of the Refinancing of the [ ] Obligations, revise to reflect joinder by a new [ ] Collateral Agent

ANNEX II - 1

SECTION 3. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Authorized Representative shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4. Except as expressly supplemented hereby, the Pari Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pari Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Pari Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at its address set forth below its signature hereto.

[Remainder of this page intentionally left blank – signature pages follow]

ANNEX II - 2

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder Agreement to the Pari Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] and as [______] for the holders of [ ],

By:
Name:
Title:

Address for notices:

Attention:
Telecopy:

ANNEX II - 3

Acknowledged by:

WHIRLPOOL CORPORATION

By:
Name:
Title:

[NAME OF GRANTOR]

By:
Name:
Title:

ANNEX II - 4

ANNEX III

[FORM OF] GRANTOR JOINDER AGREEMENT NO. [ ] dated as of [ ] (this “Joinder Agreement”) to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [    ] (the “Pari Intercreditor Agreement”), among WHIRLPOOL CORPORATION, (the “Company”), certain subsidiaries and affiliates of the Company (each, a “Grantor”), and the Authorized Representatives from time to time a party thereto.

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Intercreditor Agreement.

[ ], a [ ] [corporation] [limited liability company] and an Affiliate of the Company (the “Additional Grantor”), has granted a Lien on all or a portion of its assets to secure Pari Obligations and such Additional Grantor is not a party to the Pari Intercreditor Agreement.

The Additional Grantor wishes to become a party to the Pari Intercreditor Agreement and to acquire and undertake the rights and obligations of a Grantor thereunder. The Additional Grantor is entering into this Joinder Agreement in accordance with the provisions of the Pari Intercreditor Agreement in order to become a Grantor thereunder.

Accordingly, the Additional Grantor agrees as follows, for the benefit of the Authorized Representatives and the Pari Secured Parties:

SECTION 1.01 Accession to the Pari Intercreditor Agreement. The Additional Grantor hereby (a) accedes and becomes a party to the Pari Intercreditor Agreement as a “Grantor”, (b) agrees to all the terms and provisions of the Pari Intercreditor Agreement and (c) acknowledges and agrees that the Additional Grantor shall have the rights and obligations specified under the Pari Intercreditor Agreement with respect to a “Grantor”, and shall be subject to and bound by the provisions of the Pari Intercreditor Agreement.

SECTION 1.02 Representations and Warranties of the Additional Grantor. The Additional Grantor represents and warrants to the Authorized Representatives and the Pari Secured Parties on the date hereof that this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 1.03 Parties in Interest. This Joinder Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Pari Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Joinder Agreement.

SECTION 1.04 Counterparts. This Joinder Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Joinder Agreement shall become effective when the Authorized Representatives shall have received a counterpart of this Joinder Agreement that bears the signature of the Additional Grantor. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 1.05 Governing Law. THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

ANNEX III - 1

SECTION 1.06 Notices. Any notice or other communications herein required or permitted shall be in writing and given as provided in Section 5.01 of the Pari Intercreditor Agreement.

SECTION 1.07 Incorporation by Reference. The provisions of Sections 1.02, 5.04, 5.06, 5.08, 5.09, 5.10, 5.11 and 5.12 of the Pari Intercreditor Agreement are hereby incorporated by reference, mutatis mutandis, as if set forth in full herein.

ANNEX III - 2

IN WITNESS WHEREOF, the Additional Grantor has duly executed this Joinder Agreement to the Pari Intercreditor Agreement as of the day and year first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

ANNEX III - 3